Exhibit 10 (h)

RECEIVABLES PURCHASE AGREEMENT

by and among

UNITED RENTALS RECEIVABLES LLC II,

UNITED RENTALS, INC.,

as Collection Agent,

THE INVESTORS PARTY HERETO,

DEUTSCHE BANK SECURITIES, INC.,

as Agent,

THE GROUP AGENTS PARTY HERETO

and

THE ADMINISTRATORS PARTY HERETO

i	Receivables Purchase Agreement

(cont’d)

(cont’d)

(cont’d)

Page
Annex I	Calculation of Required Reserves

Schedules

Schedule 1	Special Account Classifications
Schedule 2	Lessors of Equipment
Schedule 4.1(f)	List of Actions and Suits
Schedule 4.1(j)	Location of Certain Offices and Records
Schedule 4.1(k)	List of Lock-box Account Banks and Lock-box Accounts
Schedule 4.1(l)	List of Blocked Account Banks and Blocked Accounts
Schedule 6.1	Financial Covenants
Schedule 6.1(a)	Post-Closing Search Names
Schedule 11.3	Address and Payment Information

Exhibits

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	[Reserved]
Exhibit C	Credit and Collection Policies and Practices
Exhibit D	Form of Investment Request
Exhibit E-1	Form of Blocked Account Agreement
Exhibit E-2	Form of Collection Account Agreement
Exhibit E-3	Form of Lock-box Account Agreement
Exhibit F-1	Form of Daily Report
Exhibit F-2	Form of Monthly Report
Exhibit G	Form of the Seller’s Secretary’s Certificate
Exhibit H	Forms of Collection Agent Secretary’s Certificate
Exhibit I	Form of Opinion of Counsel for the Seller, Originators and Collection Agent

RECEIVABLES PURCHASE AGREEMENT

This RECEIVABLES PURCHASE AGREEMENT (this “Agreement”), dated as of June 17, 2003, by and among UNITED RENTALS RECEIVABLES LLC II, a Delaware limited liability company (the “Seller”), UNITED RENTALS, INC., a Delaware corporation (“United Rentals”), as the initial Collection Agent, the entities from time to time parties hereto as Conduit Investors, the entities from time to time parties hereto as Committed Investors, the entities from time to time party hereto as agents for the Investor Groups (each such party, a “Group Agent”), the entities from time to time parties hereto as Administrators and DEUTSCHE BANK SECURITIES, INC., a Delaware corporation (“DBSI”), as the administrative agent for the Investors.

ARTICLE I

DEFINITIONS

SECTION 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Additional Costs” is defined in Section 9.2(d).

“Administrator” means Deutsche Bank or an Affiliate thereof, as Administrator for Gemini, or Deutsche Bank or an Affiliate thereof, as administrator for any Conduit Assignee that is part of the same Investor Group as Gemini and any other Person that becomes a party hereto as an “Administrator.”

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person (including any UCC financing statement or any similar instrument filed against such Person’s assets or properties).

“Affected Assets” means, collectively, (a) the Receivables, (b) the Related Security, (c) all rights and remedies of the Seller under the Seller Purchase and Contribution Agreement and under the Originator Purchase and Contribution Agreement, together with all financing statements filed by the Seller or United Receivables I against the Originators or United Receivables I in connection therewith, (d) all Blocked Accounts and all funds and investments therein and all Blocked Account Agreements, (e) all Lock-box Accounts and all funds and investments therein and all Lock-box Account Agreements, and (f) all proceeds of the foregoing.

“Affiliate” means as to any Person, any other Person which, directly or indirectly, owns, is in control of, is controlled by, or is under common control with, such Person, in each case whether beneficially, or as a trustee, guardian or other fiduciary. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise.

“Agent” means DBSI, in its capacity as agent for the Investors, and any successor thereto appointed pursuant to Article X.

“Agent Fee Letter” means the confidential letter agreement dated the date hereof among the Parent, the Investors and the Agents with respect to the fees to be paid by the Seller and the Parent to the Agents and the Investors.

“Agent-Related Persons” means the Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

“Agents” means, collectively, the Agent and each Group Agent.

“Aggregate Unpaids” means, at any time, an amount equal to the sum of (a) the aggregate unpaid Yield accrued and to accrue to maturity with respect to all Rate Periods at such time, (b) the Net Investment at such time and (c) all other amounts owed (whether or not then due and payable) hereunder and under the other Transaction Documents (including fees) by the Seller, and the Originators to the Agent, the Administrator, the Investors or the Indemnified Parties at such time.

“Agreement” is defined in the preamble.

“Alternate Rate” means, for any Rate Period for any Portion of Investment, an interest rate per annum equal to 0.25% per annum above the Offshore Rate for such Rate Period; provided, however, that in the case of: any Rate Period which commences on a date other than a Settlement Date or which commences prior to the Agent receiving at least three (3) Business Days notice thereof, the “Alternate Rate” for each day in such Rate Period shall be an interest rate per annum equal to the Base Rate in effect on such day. The “Alternate Rate” for any date on or after the declaration or automatic occurrence of Termination Date pursuant to Section 8.2 shall be an interest rate equal to 0.50% per annum above the Base Rate in effect on such day.

“Asset Interest” is defined in Section 2.1(b).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit A.

“Bank of America Accounts” is defined in Section 2.9(a).

“Bank of America Collection Account” is defined in Section 2.9(a).

“Bank of America Interest Account” is defined in Section 2.9(a).

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§ 101 et seq.

“Base Rate” means, for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate for such day, plus  1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the applicable Administrator as its “prime rate.” The “prime rate” is a rate set by such Administrator based upon various factors including such Administrator’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by any Administrator shall take effect at the opening of business on the day specified in the public announcement of such change.

“Blocked Account” means an account maintained in the name of the Seller by the Collection Agent at a Blocked Account Bank for the purpose of receiving Branch Collections, which accounts, as of the date hereof, are set forth on Schedule 4.1(l). The term “Blocked Account” shall also include any account added as a Blocked Account pursuant to and in accordance with Section 7.3(b).

“Blocked Account Agreement” means an agreement among the Seller, the Collection Agent, the Agent and a Blocked Account Bank in substantially the form of Exhibit E-1 or in such other form as may be approved by the Agent.

“Blocked Account Bank” means a bank at which a Blocked Account is located, which banks, as of the date hereof, are set forth on Schedule 4.1(l). The term “Blocked Account Bank” shall also include any bank added as a Blocked Account Bank pursuant to and in accordance with Section 7.3(b).

“Branch Collections” means all Collections received at any branch or other office or location of an Originator with respect to the Receivables.

“Business Day” means any day excluding Saturday, Sunday and any day on which banks in New York, New York are authorized or required by law to close, and, when used with respect to the determination of any Offshore Rate or any notice with respect thereto, any such day which is also a day for trading by and between banks in United States dollar deposits in the London interbank market.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Turnover Days” means, for any calendar month, an amount expressed in days equal to (i) the result of (a) the Unpaid Balance of Receivables on the first day of such calendar month divided by (b) Collections on Receivables received during such calendar month, multiplied by (ii) the number days in such calendar month.

“Closing Date” means June 17, 2003.

“Code” means the Internal Revenue Code of 1986.

“Collection Account Agreement” means an agreement among the Seller, the Collection Agent, the Agent and the Collection Account Bank in substantially the form of Exhibit E-2.

“Collection Account Bank” means, at all times following a Level I Trigger Event but prior to the occurrence of a Level II Trigger Event, Bank of America, N.A. and at all times following a Level II Trigger Event, Deutsche Bank Trust Company Americas.

“Collection Accounts” means, collectively, the Bank of America Accounts and the Deutsche Bank Accounts.

“Collection Agent” is defined in Section 7.1.

“Collection Agent Default” is defined in Section 7.5.

“Collection Agent Fee” means, collectively, the fees owed to the Collection Agent pursuant to the Collection Agent Fee Letter in respect of the Collection Agent’s obligation to act as Collection Agent hereunder; provided that at any time that United Rentals or any Affiliate thereof is not acting as Collection Agent, “Collection Agent Fee” shall mean, collectively, the fees owed to the Collection Agent pursuant to any written agreement that may be entered into between the Seller, the Agent and such successor Collection Agent; provided, further that, with respect to any Portion of Investment, the Collection Agent Fee allocable thereto shall be equal to the Collection Agent Fee determined in accordance with the Collection Agent Fee Letter, times a fraction, the numerator of which is the amount of such Portion of Investment and the denominator of which is the Net Investment.

“Collection Agent Fee Letter” means the confidential letter agreement dated the date hereof among the Seller, the Collection Agent and the Agent with respect to the fees to be paid by the Seller to the Collection Agent, as such letter agreement may be amended, supplemented or otherwise modified from time to time with the consent of the Agent.

“Collection Agent Report” means a Daily Report and a Monthly Report.

“Collections” means, with respect to Receivables, all cash collections and other cash proceeds of Receivables, including all finance charges, if any, and cash proceeds of Related Security and all Deemed Collections.

“Commercial Paper” means the promissory notes issued or to be issued by each Conduit Investor in the commercial paper market.

“Committed Investor” shall mean each Investor identified as a Committed Investor on the signature pages hereto or in the Assignment and Assumption Agreement pursuant to which such Investor became a party hereto, and any assignee of such Investor to the extent such assignee has assumed, pursuant to an Assignment and Assumption Agreement, the Commitment of such Investor.

“Commitment” means, with respect to each Committed Investor, as the context requires, (a) the commitment of such Committed Investor to make Investments in accordance herewith in an amount not to exceed the amount described in the following clause (b), and (b) the dollar amount set forth opposite such Committed Investor’s signature on the signature pages hereof under the heading “Commitment” (or in the case of a Committed Investor which becomes a party hereto pursuant to an Assignment and Assumption Agreement, as set forth in such Assignment and Assumption Agreement), minus the dollar amount of any Commitment or portion thereof assigned by such Committed Investor pursuant to an Assignment and Assumption Agreement, plus the dollar amount of any increase to such Committed Investor’s Commitment consented to by such Committed Investor prior to the time of determination; provided, however, that in the event that the Facility Limit is reduced, the aggregate of the Commitments of all the Committed Investors shall be reduced in a like amount and the Commitment of each Committed Investor shall be reduced in proportion to such reduction. In the event that a Committed Investor is a CP Committed Investor which maintains a portion of its Commitment hereunder in relation to more than one Conduit Investor, such Investor shall be deemed to hold separate Commitments hereunder in each such capacity.

“Commitment Fees” means the Commitment Fees payable pursuant to the Agent Fee Letter.

“Commitment Termination Date” means June 15, 2004, or such later date to which the Commitment Termination Date may be extended by the Seller, the Agent and some or all of the Committed Investors (in their sole discretion).

“Conduit Assignee” means any commercial paper conduit designated by a Conduit Investor from time to time to accept an assignment from such Conduit Investor of all or a portion of the Net Investment.

“Conduit Investor” shall mean any Investor which is designated as a Conduit Investor on the signature pages hereto or in the Assignment and Assumption Agreement pursuant to which it became a party to this Agreement.

“Contract” means, in relation to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes, or other writings pursuant to which such Receivable arises or which evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“CP Committed Investor” shall mean, with respect to a Conduit Investor, each Investor identified as a Committed Investor for such Conduit Investor on the signature pages hereto or in the Assignment and Assumption Agreement pursuant to which such Conduit Investor became a party hereto, and any assignee of such Investor to the extent such assignee has assumed, pursuant to an Assignment and Assumption Agreement, the Commitment of such Investor.

“CP Committed Investor Percentage” means, at any time, with respect to a CP Committed Investor, a fraction, expressed as a percentage, the numerator of which is the Commitment of such CP Committed Investor and the denominator of which is the sum of the Commitments of all CP Committed Investors in the same Group (or, if the Commitments shall have been terminated, its pro rata share of the applicable Investor Group Percentage of the Net Investment).

“CP Rate” means, (i) for any Rate Period for any Portion of Investment funded by Gemini or any other Conduit Investor that elects in its Assignment and Assumption Agreement to make this clause (i) applicable, for any day, the sum of (1) the interest rate (or if more than one rate, the weighted average of the rates) per annum at which its commercial paper notes outstanding on such day that are allocated, in whole or in part, to fund or maintain its interest in the Net Investment on such day were sold by any placement agent or commercial paper dealer selected by or on behalf of such Conduit Investor, as agreed between any such agent or dealer and such Conduit Investor; provided, that if the rate (or rates) as agreed between any such agent or dealer and such Conduit Investor is a discount rate (or rates), then such rate shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum, plus (2) 0.05% per annum in respect of dealer fees and commissions (to the extent not included in the rate or rates described in clause (1)), plus (3) any note issuance costs attributable to such commercial paper notes not constituting dealer fees or commissions, expressed as an annualized percentage (not exceeding 0.01% per annum) of the aggregate principal component thereof; provided that to the extent that all or any portion of its interest in the Net Investment is funded by a specific issuance of such Conduit Investor’s commercial paper notes, clause (1) of the formula above shall equal the rate or weighted average of the rates applicable to such issuance on such day and (ii) for any Rate Period for any Portion of Investment funded by any other Conduit Investor, the “CP Rate” applicable to such Conduit Investor as set forth in the Assignment and Assumption Agreement pursuant to which such Conduit Investor became a party hereto.

“Credit and Collection Policy” means the credit and collection policy or policies and practices of the Originators, relating to Contracts and Receivables as in effect on the Closing Date and set forth in Exhibit C, as modified, from time to time, in compliance with Sections 6.1(a)(vii) and 6.2(c).

“Daily Report” means a report, in substantially the form attached hereto as Exhibit F-1 or in such other form as is mutually agreed to by the Seller, the Collection Agent and the Agent, furnished by the Collection Agent pursuant to Section 2.8.

“DBSI” is defined in the preamble.

“Deemed Collections” means any Collections on any Receivable deemed to have been received pursuant to Section 2.6.

“Default Ratio” means, the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (a) the aggregate Unpaid Balance of all Defaulted Receivables as of such date, by (b) the aggregate Unpaid Balance of all Receivables as of such date.

“Defaulted Receivable” means, without duplication, a Receivable (a) as to which any payment, or part thereof, remains unpaid for 121 days or more from the original due date for such Receivable; (b) as to which an Event of Bankruptcy has occurred and is continuing with respect to the Obligor thereof; (c) that was written off as uncollectable (and that was not already a “Defaulted Receivable” pursuant to clause (a), (b) or (d) of this definition) or (d) that would, consistent with the Credit and Collection Policy of the applicable Originator, be written off as uncollectable.

“Defaulting Committed Investor” is defined in Section 2.3(f).

“Delinquency Ratio” means, the ratio (expressed as a percentage) computed as of the last day of each calendar month by dividing (a) the aggregate Unpaid Balance of all Delinquent Receivables as of such date, by (b) the aggregate Unpaid Balance of all Receivables as of such date.

“Delinquent Receivable” means a Receivable: (a) as to which any payment, or part thereof, remains unpaid for more than 61 days from the original due date for such Receivable and (b) which is not a Defaulted Receivable.

“Deutsche Bank” means Deutsche Bank AG, New York Branch, a German bank acting through its New York branch.

“Deutsche Bank Accounts” is defined in Section 2.9(b).

“Deutsche Bank Collection Account” is defined in Section 2.9(b).

“Deutsche Bank Interest Account” is defined in Section 2.9(b).

“Diluted Receivable” means the portion of any Receivable which (a) was reduced or canceled as a result of (i) any defective, rejected or returned merchandise or services, any cash discount, or any failure by any Originator to deliver any merchandise or services or otherwise perform under the related Contract, (ii) any change in or cancellation of any of the terms of such Contract or any other adjustment by any Originator or the Collection Agent which reduces the amount payable by the Obligor on the related Receivable except for amounts written off as uncollectable, (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction), or (iv) any other non-cash reduction of such Receivable except for amounts written off as uncollectable.

“Dollar” or “$” means the lawful currency of the United States.

“Downgrade Collateral Account” is defined in Section 3.1(a).

“Downgrade Draw” is defined in Section 3.1(a).

“Eligible Investments” means highly rated short-term debt or the other highly rated liquid investments in which the Conduit Investor is permitted to invest cash pursuant to its commercial paper program documents.

“Eligible Receivable” means, at any time, any Receivable:

(a) which was originated by the applicable Originator in the ordinary course of its business;

(b) which was originated by the applicable Originator in connection with a line of business substantially similar to a line of business of such Originator on the Closing Date;

(c) (i) which arises pursuant to a Contract with respect to which each of the applicable Originator and the Seller has performed all obligations required to be performed by it thereunder, including shipment of the merchandise and/or the performance of the services leased or purchased thereunder; (ii) which has been billed to the relevant Obligor; and (iii) which, according to the Contract related thereto, is required to be paid in full within 60 days of the original billing date therefor;

(d) which satisfies all applicable requirements of the applicable Credit and Collection Policy;

(e) which has been sold or contributed to the Seller pursuant to (and in accordance with) the Seller Purchase and Contribution Agreement and to which the Seller has good and marketable title, free and clear of all Adverse Claims;

(f) the Obligor of which is an United States resident and is not an Affiliate of any Originator or the Collection Agent;

(g) the Obligor of which has been directed to make all payments to a Lock-Box Account;

(h) which under the related Contract and applicable Law (other than, with respect to Receivables the Obligors of which are Government Obligors, the Federal Assignment of Claims Act or other similar Laws) is assignable without the consent of, or notice to, the Obligor thereunder unless such consent has been obtained and is in effect or such notice has been given;

(i) which, together with the related Contract, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor enforceable against such Obligor in accordance with its terms and is not subject to any litigation, dispute, offset, counterclaim or other defense (other than the potential discharge thereof in connection with any bankruptcy proceeding regarding such Obligor);

(j) which is denominated and payable only in Dollars in the United States;

(k) which is not a Defaulted Receivable;

(l) which is not a Delinquent Receivable;

(m) which is not a Receivable of the type which is currently classified as a United Rentals general account numbered 6661xxx, 7771xxx or 8881xxx, each as described on Schedule 1 hereto;

(n) which has not been extended, re-written, waived, restructured or otherwise modified from the original terms thereof, except in accordance with the applicable Credit and Collection Policy and which the Collection Agent deems appropriate to maximize Collections thereon;

(o) which is an “account” within the meaning of Section 9-102(a)(2) of the UCC of all applicable jurisdictions or “chattel paper” within the meaning of Section 9-102(a)(11) of the UCC of all applicable jurisdictions;

(p) which is an “eligible asset” as defined in Rule 3a-7 under the Investment Company Act of 1940;

(q) which, together with the Contract related thereto, does not contravene in any material respect any Laws applicable thereto (including Laws relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such Law in any material respect;

(r) the sale and assignment of which under the Originator Purchase and Contribution Agreement by the applicable Originator to United Receivables I, under the Seller Purchase and Contribution Agreement by United Receivables I to the Seller and hereunder by the Seller to the Agent does not violate, conflict or contravene any applicable Law (other than, with respect to Receivables the Obligors of which are Government Obligors, the Federal Assignment of Claims Act or other similar Laws) or any contractual or other restriction, limitation or encumbrance;

(s) which (together with the Related Security related thereto) has been the subject of either a valid transfer and assignment from, or the grant of a first priority perfected security interest therein by, the Seller to the Agent on behalf of the Secured Parties, of all of the Seller’s right, title and interest therein;

(t) the Obligor of which is not the Obligor of Defaulted Receivables in excess of 50% of the Unpaid Balance of all Receivables owed by such Obligor;

(u) the Obligor of which is not, at any time following the occurrence of a Termination Event, a Government Obligor, unless the Federal Assignment of Claims Act and each similar applicable Law is being fully complied with in respect of the Receivables owed by such Obligor;

(v) which does not represent proceeds of the lease or provision of equipment that has been leased to an Originator by a lessor that has a perfected lien on Receivables generated by the lease or provision of such equipment and that has not expressly released any such lien;

(w) which does not represent proceeds of the lease or provision of equipment that has been leased to an Originator by a lessor (i) that has not released in writing any lien that it may have on Receivables generated by the lease or provision of such equipment or (ii) with respect to which a proper financing statement (Form UCC-3) amending the financing statement, if any, relating to such lien (in order to exclude such Receivables from the collateral description contained therein) has not been filed in the appropriate filing office in accordance with the terms of such release;

(x) which does not represent proceeds of the sale of equipment that has been leased to an Originator and is subject to the lien of such lease; and

(y) which was not originated by any branch or division of any Originator that was acquired by such Originator after the Closing Date, unless (i) such branch or division has been fully integrated, to the satisfaction of the Agent, to the existing accounts receivable platform of URI, (ii) a Blocked Account and/or Lock-box Account has been established into which payments on such Receivables will be made and a Blocked Account Agreement or Lock-box Account Agreement, as applicable, has been executed in connection therewith and delivered to the Agent and (iii) the applicable Originator shall have taken such other action as may be reasonably requested by the Agent with respect to such branch or division.

“Eligible Receivables Balance” means, at any time, the aggregate Unpaid Balances of all Eligible Receivables at such time.

“Equipment Securitization Transaction” means any sale, assignment, pledge or other transfer (or series of related sales, assignments, pledges or other transfers) (a) by the Parent or any Subsidiary thereof of rental fleet equipment or related assets to facilitate any financing transaction entered into by an ES Special Purpose Vehicle, (b) by any ES Special Purpose Vehicle of leases or rental agreements between the Parent and/or any Subsidiary thereof, as lessee, on the one hand, and such ES Special Purpose Vehicle, as lessor, on the other hand, relating to such equipment or related assets and lease receivables arising under such leases and rental agreements and (c) by the Parent or any Subsidiary thereof of any interest in any of the foregoing, together in each case with (i) any and all proceeds thereof (including all collections relating thereto, all payments and other rights under insurance policies or warranties relating thereto, all disposition proceeds received upon a sale thereof, and all rights under manufacturers’ repurchase programs or guaranteed depreciation programs relating thereto), (ii) any collection or deposit account relating thereto and (iii) any collateral, guaranties, credit enhancement or other property or claims supporting or securing payment on, or otherwise relating to, any such leases, rental agreements or lease receivables.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974 and any regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation, partnership, trust, sole proprietorship or trade or business which, together with such Person, is treated as a single employer under Section 414(b) or (c) of the Code or, with respect to any liability for contributions under Section 302(c) of ERISA, Section 414(m) or Section 414(o) of the Code.

“ES Special Purposes Vehicle” means a trust, bankruptcy remote entity or other special purpose entity which is a Subsidiary of the Parent (or, if not a Subsidiary of the Parent, the common equity of which is wholly owned, directly or indirectly, by the Parent) and which is formed for the purpose of, and engages in no material business other than, acting as a lessor, issuer or depositor in an Equipment Securitization Transaction (and, in connection therewith, owning the equipment, leases, rental agreements, lease receivables, rights to payment and other interests, rights and assets described in the definition of Equipment Securitization Transaction, and pledging or transferring any of the foregoing or interests therein).

“Event of Bankruptcy” means, with respect to any Person, (a) that such Person or any Subsidiary of such Person (i) shall generally not pay its debts as such debts become due, (ii) shall admit in writing its inability to pay its debts generally or (iii) shall make a general assignment for the benefit of creditors; (b) any proceeding shall be instituted by or against such Person or any

Subsidiary of such Person seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or any substantial part of its property and such proceeding shall remain undismissed or unstayed for a period of 30 days; or (c) such Person or any Subsidiary of such Person shall take any corporate, partnership or other similar appropriate action to authorize any of the actions set forth in the preceding clauses (a) or (b).

“Excess Concentration” means, with respect to all Eligible Receivables, the sum of (i) the sum of the Unpaid Balance of each Eligible Receivable of each single Obligor that is rated “A-1” or higher by S&P and “P-1” or higher by Moody’s, in excess of 5% of the aggregate Unpaid Balance of all Eligible Receivables, (ii) the sum of the Unpaid Balance of each Eligible Receivable of each single Obligor that is rated “A-2” by S&P and “P-2” by Moody’s, in excess of 3% of the aggregate Unpaid Balance of all Eligible Receivables, (iii) the sum of the Unpaid Balance of each Eligible Receivable of each single Obligor, other than the four largest (by aggregate Unpaid Balance of Eligible Receivables of each Obligor) Obligors that are either unrated or rated below “A-2” by S&P or below “P-2” by Moody’s, in excess of 1.25% of the aggregate Unpaid Balance of all Eligible Receivables, (iv) the amount by which the sum of the Unpaid Balance of all Eligible Receivables of the four largest (by aggregate Unpaid Balance of Eligible Receivables of each Obligor) Obligors that are either unrated or rated below “A-2” by S&P or below “P-2” by Moody’s in excess of 5% of the aggregate Unpaid Balance of all Eligible Receivables, (v) the sum of the Unpaid Balance of Eligible Receivables the Obligor of which is subject to offset, in excess of 3% of the aggregate Unpaid Balance of all Eligible Receivables, (vi) the sum of the Unpaid Balance of Eligible Receivables the Obligor of which is a Government Obligor, in excess of 2% of the aggregate Unpaid Balance of all Eligible Receivables; provided that if, at any time, the Seller is not in compliance with Section 6.1(r), this clause (vi) shall include an amount equal to the sum of the Unpaid Balance of all Eligible Receivables the Obligor of which is a Government Obligor, and (vii) the sum of the Unpaid Balance of Eligible Receivables which, according to the Contract related thereto, are required to be paid in full within more than 30, but less than 60, days of the original billing date therefor, in excess of 10% of the Unpaid Balance of Receivables; provided, that for purposes of the foregoing, affiliated Obligors shall be deemed to be a single Obligor.

“Excluded Taxes” is defined in Section 9.3.

“Existing Deal Documents” means the Amended and Restated Receivables Purchase Agreement, dated as of June 26, 2001, among the Seller, United Rentals, the issuers party thereto, the banks party thereto and Credit Lyonnais New York Branch, as Agent, and the documents executed in connection therewith.

“Facility Limit” means $250,000,000, as such amount may be reduced in accordance with Section 2.13.

“Federal Assignment of Claims Act” means the Federal Assignment of Claims Act, 31 U.S.C. §3727 and 41 U.S.C. §15, as amended.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest  1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the applicable Administrator on such day on such transactions as determined by it.

“Fee Letters” means, collectively, the Agent Fee Letter and the Collection Agent Fee Letter.

“Final Payout Date” means the date, after the Termination Date, on which the Net Investment has been reduced to zero, all accrued Collection Agent Fees have been paid in full and all other Aggregate Unpaids have been paid in full in cash.

“Fluctuation Factor” means 1.5.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such accounting profession, in effect from time to time; provided, that with respect to the financial covenants set forth on Schedule 6.1, if any change occurs after the date hereof in GAAP or in the applications thereof on the operation of such provisions, such change shall only be given effect for purposes of such financial covenants if, and for so long as, pursuant to the terms of the Parent Credit Agreement, such change is being given effect in connection with the calculations of the financial covenants contained therein.

“Gemini” means Gemini Securitization Corp., a Delaware corporation.

“Government Obligor” means any Obligor that is the United States, any State thereof, any municipality or other government, or any agency, department or instrumentality thereof.

“Group Agent” is defined in the Preamble.

“Guaranty” means, with respect to any Person, any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any other creditor of such other Person against loss, including any comfort letter, operating agreement or take-or-pay contract and shall include the contingent liability of such Person in connection with any application for a letter of credit.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, equity swap agreement, commodity price protection agreement or other interest or currency exchange rate, equity price or commodity price hedging arrangement.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under any Hedging Agreement.

“Highway Tech” means, collectively, United Rentals Highway Technologies, Inc. (formerly known as Liddell Bros., Inc.), a Massachusetts corporation, United Rentals Highway Technologies of Florida, Inc., a Florida corporation, United Rentals Highway Technologies Gulf, Inc., a Delaware corporation, and United Rentals Highway Technologies, L.P., a Texas limited partnership.

“Holdback” means an unsecured, non-interest-bearing obligation of the Parent or any of its Subsidiaries to pay a portion of the purchase price for any purchase or other acquisition permitted hereunder which matures within nine months of the date of such purchase or other acquisition.

“Indebtedness” means, without duplication, with respect to any Person such Person’s (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property other than accounts payable arising in the ordinary course of such Person’s business on terms customary in the trade, (c) obligations, whether or not assumed, secured by liens or payable out of the proceeds or products of property now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances (including bankers acceptances), or other instruments, (e) Capitalized Lease obligations, (f) obligations for which such Person is obligated pursuant to a Guaranty, (g) reimbursement obligations with respect to any letters of credit and (h) any other liabilities which would be treated as indebtedness in accordance with GAAP.

“Indemnified Amounts” is defined specified in Section 9.1.

“Indemnified Parties” is defined in Section 9.1.

“Identifiable Combined Assets” means (i) amounts received in Lock-box Accounts or Blocked Accounts that the Collection Agent can identify as being received in respect of obligations owing to Highway Tech, (ii) amounts received in Lock-box Accounts or Blocked Accounts that the Collection Agent can identify as being received in respect of Receivables that represent proceeds of the lease or provision of equipment that has been leased, as of the Closing Date, to an Originator by any lessor identified on Schedule 2 (“Leased Equipment Receivables”), (iii) amounts received in Lock-box Accounts or Blocked Accounts that the Collection Agent can identify as being received in respect of the sale of equipment that has been leased to an Originator and is subject to the lien of the lessor thereof, and (iv) amounts received in Lock-box Accounts or Blocked Accounts that the Collection Agent can identify as being received in respect of Receivables that would, in accordance with the accounts receivable adjustment codes used by the Collection Agent, the Seller and each Originator on the Closing Date, be identified on the general ledger thereof under account receivable adjustment code “A/R,” “S/R” or “N/A.”

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date hereof, among Bank of America, the Seller, United Receivables I, United Rentals and each Agent.

“Interest Component” means, at any time of determination, the aggregate Yield accrued and to accrue through the end of the current Rate Period for the Portion of Investment accruing Yield calculated by reference to the CP Rate at such time.

“Investment” is defined in Section 2.2(a).

“Investment Date” is defined in Section 2.3(a).

“Investment Deficit” is defined in Section 2.3(f).

“Investment Request” means each request substantially in the form of Exhibit D.

“Investor(s)” means the Conduit Investors and/or the Committed Investors, as the context may require.

“Investor Group” means each group of Investors consisting of at least one Committed Investor and a Group Agent. Investor Groups may also contain a Conduit Investor and a related Administrator. The initial Investor Group shall be Gemini, as a Conduit Investor, and Deutsche Bank, as a Committed Investor, Administrator and Group Agent.

“Investor Group Percentage” means, for any Investor Group, a fraction, expressed as a percentage, the numerator of which is the aggregate amount of the Commitments of all Committed Investors in such Investor Group and the denominator of which is the aggregate amount of the Commitments of all Committed Investors.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree, judgment or award of any Official Body.

“Leased Equipment Receivables” is defined in the definition of “Identifiable Combined Assets” in this Section 1.1.

“Level I Trigger Event” means the long-term senior secured or unsecured debt rating of URNA or, for so long as United Rentals is the Collection Agent, United Rentals, is placed on watch with negative implications by S&P, or the long-term issuer rating or the long-term senior implied rating of URNA or, for so long as United Rentals is the Collection Agent, United Rentals, is placed on watch with negative implications by Moody’s.

“Level II Trigger Event” means the occurrence of either of the following events: (i) the long-term senior secured or unsecured debt rating of URNA or, for so long as United Rentals is the Collection Agent, United Rentals, is downgraded to “B+” by S&P, the long-term issuer rating of URNA or, for so long as United Rentals is the Collection Agent, United Rentals, is downgraded to “B2” by Moody’s, the long-term senior implied rating of URNA or, for so long as United Rentals is the Collection Agent, United Rentals, is downgraded to below “B1” by Moody’s, or either S&P or Moody’s ceases to provide such ratings or (ii) the Collection Agent shall fail to comply with the financial covenants set forth herein, in any revolving credit facility or in any term loan facility of the Collection Agent (without regard to any applicable grace period contained in such revolving credit facility or term loan facility).

“Lock-box Account” means an account maintained in the name of the Seller by the Collection Agent at a Lock-box Account Bank for the purpose of receiving Collections, which accounts, as of the date hereof, are set forth on Schedule 4.1(k). The term “Lock-box Account” shall also include any account added as Lock-box Account pursuant to and in accordance with Section 7.3(a).

“Lock-box Account Agreement” means an agreement among the Seller, the Collection Agent, the Agent and a Lock-box Account Bank in substantially the form of Exhibit E-3 or in such other form as may be approved by the Agent.

“Lock-box Account Bank” means a bank at which a Lock-box Account is located, which banks are, as of the date hereof, set forth on Schedule 4.1(k). The term “Lock-box Account Bank” shall also include any bank added as a Lock-box Account Bank pursuant to and in accordance with Section 7.3(a)

“Majority Investors” means, at any time, the Agent and those Committed Investors which hold Commitments aggregating in excess of 50% of the Facility Limit as of such date (or, if the Commitments shall have been terminated, the Agent and one or more Committed Investors whose aggregate pro rata shares of the Net Investment exceed 50% of the Net Investment).

“Material Adverse Effect” means any event or condition which would have a material adverse effect on (a) the collectibility of the Receivables, (b) the condition (financial or otherwise), businesses, properties or prospects of the Seller or the Collection Agent, (c) the ability of the Seller or the Collection Agent or any of its Subsidiaries to perform its respective obligations under the Transaction Documents to which it is a party, or (d) the interests of any Agent or the Investors under the Transaction Documents.

“Material Indebtedness” means Indebtedness (other than the obligations hereunder and under the other Transaction Documents) of any one or more of the Collection Agent and its Subsidiaries in an aggregate principal amount exceeding $15,000,000 (or its equivalent in any other currency). For purposes of determining Material Indebtedness, the “principal amount” of any Hedging Obligation of the Collection Agent or any of its Subsidiaries at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Collection Agent or such Subsidiary would be required to pay if the related Hedging Agreement were terminated at such time.

“Maximum Investment Amount” means (i) for any Conduit Investor, the aggregate Commitments of the CP Committed Investors in its Investor Group and (ii) for any Primary Investor that is a Committed Investor, its Commitment.

“Moody’s” means Moody’s Investors Service, Inc., or any successor that is a nationally recognized statistical rating organization.

“Monthly Report” means a report, in substantially the form attached hereto as Exhibit F-2 or in such other form as is mutually agreed to by the Seller, the Collection Agent and the Agent, furnished by the Collection Agent pursuant to Section 2.8.

“Multiemployer Plan” is defined in Section 4001(a)(3) of ERISA.

“Net Investment” at any time means (a) the sum of the cash amounts paid to the Seller pursuant to Sections 2.2 and 2.3 together with the amount of any funding under a Support Facility allocated to fund the Interest Component at the time of such funding less (b) the aggregate amount of Collections theretofore received and applied by the Agent to reduce such Net Investment pursuant to Section 2.12; provided that the Net Investment shall be restored and reinstated in the amount of any Collections so received and applied if at any time the distribution of such Collections is rescinded or must otherwise be returned for any reason.

“Net Receivables Pool Balance” means, at any time, (a) the Eligible Receivables Balance at such time, minus (b) the sum, without duplication, of (i) the Excess Concentrations with respect to such Eligible Receivables, as reported on the most recent Monthly Report, (ii) the amount of funds available in the Collection Accounts that remain unapplied at such time, as reported on the most recent Daily Report, (iii) the amount of unapplied credits applicable to such Eligible Receivables at such time, as reported on the most recent Daily Report, (iv) any finance charges applicable to such Eligible Receivables at such time, as reported on the most recent Monthly Report, (v) the aggregate amount of Branch Collections received during the preceding calendar month that were not deposited into Blocked Accounts or Lock-box Accounts in accordance with the terms hereof, as reported on the most recent Monthly Report, (vi) the aggregate amount of Collections received as credit card payments during the preceding calendar month that were not deposited into blocked “merchant” accounts, as reported on the most recent Monthly Report, (vii) the sum of (A) the aggregate amount of volume rebates accrued during the preceding calendar year and (B) the product of (x) the aggregate amount of volume rebates accrued during the period from the immediately preceding January 1 to the date of such calculation multiplied by (y) 2.00, (viii) the product of (A) the aggregate amount of Collections received during the preceding calendar month that were deposited into lock-box accounts other than Lock-Box Accounts, as reported on the most recent Monthly Report, multiplied by (B) 2.00, and (ix) the amount shown in the most recent Monthly Report as an “Unreconciled Difference” or any comparable designation, expressed as a positive number.

“Non-Defaulting Committed Investor” is defined in Section 2.3(f).

“Obligor” means, with respect to any Receivable, the Person obligated to make payments in respect of such Receivable pursuant to a Contract.

“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Offshore Base Rate” means for any Rate Period, a rate per annum determined by the Agent equal to the rate per annum shown on page 3750 of the Moneyline Telerate Service screen or any successor page as the rate for Dollar deposits for a period of one month as of 11:00 a.m., London time, on the date that is two Business Days prior to the first day of such Rate Period; provided, however, that if no such rate is shown, the Offshore Base Rate shall be the rate per annum (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) based on the offered rates for Dollar deposits for a period of one month as displayed on page “LIBO” of the Reuters Monitor Money Rates Service or any successor page as of 11:00 a.m., London time, on the date that is two Business Days prior to the first day of such Rate Period, it being understood that if at least two such rates appear on such page, the rate shall be the arithmetic mean of such displayed rates; and provided further, that (i) if fewer than two such rates are displayed, the Offshore Base Rate shall be the rate per annum (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) equal to the arithmetic mean of the rates at which deposits in Dollars are offered by the Reference Banks at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the first day of such Rate Period to prime banks in the London interbank market for a period of one month and (ii) if fewer than two such rates are provided as requested, the Offshore Base Rate shall be the rate per annum (rounded upwards, if necessary, to the nearest one-sixteenth of one percent) equal to the arithmetic mean of the rates quoted by two or more major banks in New York, New York, selected by the Collection Agent, at approximately 11:00 a.m., New York City time, on the date that is two Business Days prior to the first day of such Rate Period to leading European banks for Dollar deposits for a period of one month. If fewer than two major banks in New York, New York are quoting rates for such deposits at such time, the rate for that day shall be deemed to be the rate as determined with respect to the preceding Rate Period.

“Offshore Rate” means, for any Rate Period or portion thereof, a rate per annum (rounded upwards, if necessary, to the nearest  1/100th of 1%) equivalent to the rate determined pursuant to the following formula:

Offshore Rate	=	Offshore Base Rate
1.00 – Offshore Rate Reserve Percentage

“Offshore Rate Reserve Percentage” shall mean, with respect to any Rate Period or portion thereof, a percentage (expressed as a decimal) equal to the weighted average of the percentages in effect during such Rate Period, as prescribed by the Federal Reserve Board (or any successor thereto) for determining the maximum reserve requirements applicable to “Eurocurrency liabilities” pursuant to Regulation D or any other applicable regulation of the Federal Reserve Board (or any successor thereto) which prescribes reserve requirements applicable to “Eurocurrency liabilities” as currently defined in Regulation D.

“Originator” means each of URNA, United Rentals Northwest, Inc., an Oregon corporation, United Rentals Southeast, L.P., a Georgia limited partnership, and United Equipment Rentals Gulf, L.P., a Texas limited partnership. The term “Originators” shall mean, collectively, each of the Originators.

“Originator Purchase and Contribution Agreement” means the Purchase and Contribution Agreement, dated as of June 17, 2003, between the Originators and United Receivables I.

“Other Corporations” means, collectively, United Rentals, Inc., all of its Subsidiaries, (except the Seller and United Receivables I) and all other Affiliates of the Seller.

“Other Seller” means any Person other than the Seller that has entered into a receivables purchase agreement, loan and security agreement, note purchase agreement, transfer and administration agreement or any other similar agreement with the Conduit Investor.

“Parent” means United Rentals, Inc. and its successors and permitted assigns.

“Parent Undertaking Agreement” means the Parent Undertaking Agreement, dated as of June 17, 2003, made by United Rentals in favor of DBSI, as Agent for the benefit of the Secured Parties.

“Pension Plan” means an employee pension benefit plan as defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which any Originator, the Seller or an ERISA Affiliate of either may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Holders” means (a) the executive managers of URNA as of the Closing Date and their respective estates, their respective spouses and former spouses, their lineal descendants, the legal representatives of any of the foregoing, the trustees of any bona fide trusts of which any of the foregoing are the sole beneficiaries, and any Person of which any of the foregoing “beneficially owns” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) at least 51% of each class of Equity Interests of such Person; and (b) Richard D. Colburn and any of his estate, his spouse or any former spouse, his lineal descendants, the legal representatives of any of the foregoing, the trustees of any bona fide trusts of which any of the foregoing and/or one or more charitable organizations (as defined below) are the sole beneficiaries, any Person of which any of the foregoing “beneficially owns” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) at least 51% of each class of the Equity Interests of such Person and any charitable organization to which any of the foregoing transfers 20% or more of the outstanding shares of common stock of the Parent. For purposes of the foregoing, a “charitable organization” is an organization to which a contribution is deductible for income tax purposes under the Code.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust (including a business trust), unincorporated association, joint venture, firm, enterprise, Official Body or any other entity.

“Pool Receivables” means, at any time, in the aggregate, each outstanding Receivable sold or contributed to the Seller pursuant to the Seller Purchase and Contribution Agreement.

“Portion of Investment” is defined in Section 2.4(b).

“Potential Termination Event” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Termination Event.

“Primary Investor” shall mean with respect to each Investor Group, each Conduit Investor, and to the extent that an Investor Group does not contain a Conduit Investor, each Investor in such Investor Group.

“Primary Investor Percentage” means, at any time, with respect to a Primary Investor, a fraction, expressed as a percentage, the numerator of which is the Maximum Investment Amount of such Investor and the denominator of which is the Facility Limit.

“Rate Period” means, unless otherwise mutually agreed by the Agent and the Seller, with respect to any Portion of Investment, (i) initially the period commencing on (and including) the date of the initial purchase or funding of such Portion of Investment and ending on (but excluding) the next following Settlement Date, and (ii) thereafter, each period commencing on (and including) a Settlement Date and ending on (but excluding) the next following Settlement Date; provided, that:

(A) any Rate Period with respect to any Portion of Investment which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, if Yield in respect of such Rate Period is computed by reference to the Offshore Rate, and such Rate Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Rate Period shall end on the next preceding Business Day;

(B) in the case of any Rate Period for any Portion of Investment which commences before the Termination Date and would otherwise end on a date occurring after the Termination Date, such Rate Period shall end on such Termination Date and the duration of each Rate Period which commences on or after the Termination Date shall be of such duration as shall be selected by the Agent; and

(C) any Rate Period in respect of which Yield is computed by reference to the CP Rate may be terminated at the election of, and upon notice thereof to the Seller by, the Agent any time, in which case the Portion of Investment allocated to such terminated Rate Period shall be allocated to a new Rate Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Settlement Date, and shall accrue Yield at the Alternate Rate.

“Rate Type” means the Offshore Rate, the Base Rate or the CP Rate.

“Receivable” means the indebtedness of any Obligor resulting from the provision, sale or lease of equipment, merchandise, insurance or services to such Obligor by an Originator under a Contract generated by such Originator in the ordinary course of its business, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

“Receivables Securitization Transaction” means any sale, assignment or other transfer (or series of related sales, assignments or other transfers) by the Parent or any Subsidiary of accounts receivable, lease receivables or other payment obligations owing to the Parent or such Subsidiary or any interest in any of the foregoing, together in each case with any collections and other proceeds thereof, any collection or deposit account related thereto, and any collateral, guaranties or other property or claims supporting or securing payment by the obligor thereon of, or otherwise related to, or subject to leases giving rise to, any such receivables.

“Recipient” is defined in Section 2.10.

“Records” means all Contracts and other documents, purchase orders, invoices, agreements, books, records and any other media, materials or devices for the storage of information (including tapes, disks, punch cards, computer programs and databases and related property) maintained by the Seller, an Originator or the Collection Agent with respect to any Affected Assets or the Obligors.

“Reference Banks” means the principal London offices of JPMorgan Chase Bank, Deutsche Bank and one other major bank in the London interbank market selected by the Collection Agent.

“Reinvestment” is defined in Section 2.2(b).

“Reinvestment Period” means the period commencing on the Closing Date and ending on the Termination Date.

“Related Security” means with respect to any Receivable, all of the Seller’s rights, title and interest in, to and under:

(a) all of the Seller’s interest in any merchandise (excluding any returned merchandise) relating to any sale giving rise to such Receivable;

(b) all security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements signed by an Obligor describing any collateral securing such Receivable;

(c) all guaranties, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;

(d) the Contract and all other books, records and other information (including, without limitation, computer programs, tapes, discs, punch cards, data processing software and related property and rights) relating to such Receivable and the related Obligor; and

(e) all Collections on and other proceeds of any of the foregoing.

“Reportable Event” means any event, transaction or circumstance which is required to be reported with respect to any Pension Plan under Section 4043 of ERISA and the applicable regulations thereunder.

“Required Downgrade Assignment Period” is defined in Section 3.1(a).

“Required Net Receivables Pool Balance” means the sum of the Net Investment and Required Reserves.

“Required Reserves” is defined in Annex I.

“RS Special Purpose Vehicle” means a trust, bankruptcy remote entity or other special purpose entity which is a Subsidiary of the Parent (or, if not a Subsidiary of the Parent, the common equity of which is wholly owned, directly or indirectly, by the Parent) and which is formed for the purpose of, and engages in no material business other than, acting as an issuer or a depositor in a Receivables Securitization Transaction (and, in connection therewith, owning accounts receivable, lease receivables, other rights to payment, leases and related assets and pledging or transferring any of the foregoing or interests therein).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor that is a nationally recognized statistical rating organization.

“Scheduled Termination Date” means September 30, 2006, or such later date to which the Scheduled Termination Date may be extended by the Seller, the Originators, the Agents and the Committed Investors (each in their sole discretion); provided that (i) the Seller may only request such extension not less than 90 days but no more than one year before the then current Scheduled Termination Date and (ii) the Scheduled Termination Date shall only be extended with the written confirmation from the rating agencies that such extension will not result in a reduction or withdrawal of such rating agency’s then current shadow rating of the transaction contemplated hereby.

“Secured Parties” means, collectively, the Agent, each Group Agent, each Investor and each Administrator.

“Securitization Transaction” means an Equipment Securitization Transaction or a Receivables Securitization Transaction.

“Seller” is defined in the preamble.

“Seller Purchase and Contribution Agreement” means the Purchase and Contribution Agreement, dated as of June 17, 2003, between United Receivables I, as seller, and the Seller, as purchaser.

“Settlement Date” means (a) prior to the Termination Date, the 18th day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day) or such other day as the Seller and the Agent may from time to time mutually agree, and (b) for any Portion of Investment on and after the Termination Date, each day selected from time to time by the Agent (it being understood that the Agent may select such Settlement Date to occur as frequently as daily) or, in the absence of any such selection, the date which would be the Settlement Date for such Portion of Investment pursuant to clause (a) of this definition.

“Special Purpose Vehicle” means an ES Special Purpose Vehicle or an RS Special Purpose Vehicle.

“Subsidiary” means, with respect to any Person, any corporation or other Person (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act of 1933.

“Support Facility” means and includes any agreement entered into by any Support Facility Provider providing for the issuance of one or more letters of credit for the account of the Conduit Investor, the issuance of one or more surety bonds for which the Conduit Investor is obligated to reimburse the applicable Support Facility Provider for any drawings thereunder, the sale by the Conduit Investor to any Support Facility Provider of the Asset Interest (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to the Conduit Investor in connection with the Conduit Investor’s commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.

“Support Facility Provider” means and includes any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Conduit Investor or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the Conduit Investor’s commercial paper program.

“Taxes” shall have the meaning specified in Section 9.3.

“Termination Date” means the earliest of (a) the Business Day designated by the Seller to the Agent as the Termination Date at any time following not less than thirty (30) days’ prior written notice to the Agent, (b) the day upon which the Termination Date is declared or automatically occurs pursuant to Section 8.2, (c) the day upon which the Parent fails to have in effect a revolving credit facility, Securitization Transaction (other than the transaction contemplated hereby) or, if approved in writing by the Agent, other form of financing arrangement, in each case, with a commitment of at least $500,000,000 and a maturity no earlier than the date that is one month later than the Scheduled Termination Date and (d) the Scheduled Termination Date.

“Termination Event” is defined in Section 8.1.

“Transaction Costs” is defined in Section 9.4(a).

“Transaction Documents” means, collectively, this Agreement, the Originator Purchase and Contribution Agreement, the Seller Purchase and Contribution Agreement, the Parent Undertaking, the Agent Fee Letter, the Collection Agent Fee Letter, the Blocked Account Agreements, the Lock-box Account Agreements and all of the other instruments, documents and other agreements executed and delivered in connection with or related to any of the foregoing.

“Trigger Event” means, collectively, a Level I Trigger Event and a Level II Trigger Event.

“UCC” means the Uniform Commercial Code as in effect in the applicable jurisdiction or jurisdictions.

“United Rentals” means United Rentals, Inc. and its successors and permitted assigns.

“United Rentals Credit Agreement” means the Amended and Restated Credit Agreement, dated as of April 20, 2001, among the Parent, URNA, United Rentals of Canada, Inc., United Rentals of Nova Scotia (No. 1), ULC, the lenders party thereto, JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as U.S. Administrative Agent and JPMorgan Bank Canada (formerly known as The Chase Manhattan Bank of Canada), as Canadian Administrative Agent.

“Unpaid Balance” of any Receivable means at any time the unpaid principal amount thereof.

“URNA” means United Rentals (North America), Inc., a Delaware corporation.

“United Receivables I” means United Rentals Receivables LLC I, a Delaware limited liability company.

“United Rentals Consolidated Group” means United Rentals and its consolidated Subsidiaries.

“URNA Consolidated Group” means URNA and its consolidated Subsidiaries.

“Usage Fees” means the Usage Fees payable pursuant to the Agent Fee Letter.

“U.S.” or “United States” means the United States of America.

“Yield” means, the sum of (i):

(A) for any Portion of Investment during any Rate Period to the extent a Conduit Investor funds such Portion of Investment through the issuance of Commercial Paper,

CPR x I x	D
360

(B) for any Portion of Investment funded by the Committed Investors and for any Portion of Investment to the extent a Conduit Investor will not be funding such Portion of Investment through the issuance of Commercial Paper,

D
AR x I x	360

where:

AR	=	the Alternate Rate for such Portion of Investment for such Rate Period,

CPR	=	the CP Rate for such Portion of Investment for such Rate Period,

D	=	the actual number of days during such Rate Period, and

I	=	the weighted average Dollar amount of such Portion of Investment during such Rate Period,

plus (ii) the amount of any Yield Underpayment for the second preceding Rate Period together with interest thereon for the immediately preceding Rate Period at a per annum rate equal to the CP Rate for such immediately preceding Rate Period, minus (iii) the amount of any Yield Overpayment for the second preceding Rate Period together with interest thereon for the immediately preceding Rate Period at a per annum rate equal to the CP Rate for such immediately preceding Rate Period,

; provided that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; and provided, further, that at all times after the declaration or automatic occurrence of the Termination Date pursuant to Section 8.2, Yield for all Portions of Investment shall be determined as provided in clause (i)(B) of this definition.

“Yield Overpayment” means, with respect to any Rate Period, the excess, if any, of (i) the amount of Yield for such Rate Period determined based on the CP Rate as initially determined by the applicable Administrator pursuant to the definition of “CP Rate,” over (ii) the amount of Yield for such Rate Period determined based on the CP Rate as redetermined by the such Administrator prior to the next succeeding Settlement Date pursuant to the definition of “CP Rate.”

“Yield Underpayment” shall mean, with respect to any Rate Period, the excess, if any, of (i) the amount of Yield for such Rate Period determined based on the CP Rate as redetermined by the applicable Administrator prior to the next succeeding Settlement Date pursuant to the definition of “CP Rate,” over (ii) the amount of Yield for such Rate Period determined based on the CP Rate as initially determined by such Administrator pursuant to the definition of “CP Rate.”

SECTION 1.2 Other Terms. All terms defined directly or by incorporation herein shall have the defined meanings when used in any certificate or other document delivered pursuant thereto unless otherwise defined therein. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) accounting terms not otherwise defined herein, and accounting terms partly defined herein to the extent not defined, shall have the respective meanings given to them under, and shall be construed in accordance with, GAAP; (b) terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9; (c) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (d) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (e) references to any Section, Schedule or Exhibit are references to Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made) and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (f) the term

“including” means “including without limitation”; (g) references to any Law refer to that Law as amended from time to time and include any successor Law; (h) references to any agreement refer to that agreement as from time to time amended, restated, supplemented or otherwise modified or as the terms of such agreement are waived or modified in accordance with its terms; (i) references to any Person include that Person’s successors and permitted assigns; and (j) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

SECTION 1.3 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each means “to but excluding,” and the word “within” means “from and excluding a specified date and to and including a later specified date.”

ARTICLE II

PURCHASES AND SETTLEMENTS

SECTION 2.1 Transfer of Affected Assets; Intended Characterization. (a) Sale of Asset Interest. In consideration of the payment by each Group Agent (on behalf of the applicable Investors) of the applicable Investor Group Percentage of the amount of the initial Net Investment on the Closing Date and each Group Agent’s agreement (on behalf of the applicable Investors) to make payments to the Seller from time to time in accordance with Section 2.2, effective upon the Seller’s receipt of payment for such initial Net Investment on the Closing Date, the Seller hereby conveys, transfers and assigns to the Agent, on behalf of the Secured Parties, an undivided fractional ownership interest in (i) all Receivables existing on the Closing Date or thereafter arising or acquired by the Seller from time to time prior to the Final Payout Date, and (ii) all other Affected Assets, whether existing on the Closing Date or thereafter arising at any time.

(b) Purchase of Asset Interest. Subject to the terms and conditions hereof, the Agent (on behalf of the Secured Parties) hereby purchases and accepts from the Seller an undivided fractional ownership interest in the Receivables and Affected Assets sold, assigned and transferred pursuant to subsection (a). The Agent’s right, title and interest in and to the Receivables and all other Affected Assets sold, assigned or transferred hereunder is herein called the “Asset Interest.” Each Investment hereunder shall be made by the Investor Groups pro rata, according to their respective Investor Group Percentages. The Agent shall hold the Asset Interest on behalf of the Investors in each Investor Group in accordance with the respective portions of the Net Investment funded by each Investor Group from time to time. To the extent the Agent holds any portion of the Asset Interest on behalf of any Investor Group, the Agent shall hold such portion of the Asset Interest on behalf of the Conduit Investors and Committed Investors in such Group pro rata in accordance with the respective outstanding portions of the Net Investment funded by such Conduit Investors and Committed Investors.

(c) Obligations Not Assumed. The foregoing conveyance, assignment and transfer does not constitute and is not intended to result in the creation, or an assumption by the Agent, any Group Agent, any Administrator or any Investor, of any obligation of the Seller, any

Originator, or any other Person under or in connection with the Receivables or any other Affected Asset, all of which shall remain the obligations and liabilities of the Seller and/or the Originators, as applicable.

(d) Intended Characterization; Grant of Security Interest.

(i) The Seller, the Agent, the Group Agents and the Investors intend that the sale, assignment and transfer of the Affected Assets to the Agent (on behalf of the Secured Parties) hereunder shall be treated as a true sale for all purposes, other than federal and state income tax purposes and accounting purposes. If, notwithstanding the intent of the parties, the sale, assignment and transfer of the Affected Assets to the Agent is not treated as a sale for all purposes, other than federal and state income tax purposes, the sale, assignment and transfer of the Affected Assets shall be treated as the grant of, and the Seller hereby does grant to the Agent on behalf of the Secured Parties, a security interest in the Affected Assets to secure the payment and performance of the Seller’s obligations hereunder and under the other Transaction Documents (including any interest accruing following the commencement of any bankruptcy or similar insolvency proceeding) and this Agreement shall constitute a security agreement under all applicable Law.

(ii) Each of the parties hereto further expressly acknowledges and agrees that the Commitments of the Committed Investors hereunder, regardless of the intended true sale nature of the overall transaction, are financial accommodations (within the meaning of Section 365(c)(2) of the Bankruptcy Code) to or for the benefit of the Seller.

SECTION 2.2 Purchase Price. Subject to the terms and conditions hereof, including Article V, in consideration for the conveyance, assignment and transfer of the Affected Assets by the Seller to the Agent (on behalf of the Secured Parties) hereunder:

(a) Investments. On the Closing Date, and thereafter from time to time during the Reinvestment Period, on request of the Seller in accordance with Section 2.3, each Group Agent (on behalf of the applicable Investors, as determined pursuant to Section 2.3) shall pay to the Seller the applicable Investor Group Percentage of an amount equal in each instance to the lesser of (i) the amount requested by the Seller under Section 2.3(a), and (ii) the largest amount that will not cause (A) the Net Investment to exceed the Facility Limit, (B) the Required Net Receivables Pool Balance to exceed the Net Receivables Pool Balance or (C) the Net Investment to exceed an amount equal to 65% of the aggregate Unpaid Balance of Receivables at such time (or, at any time following any Level I Trigger Event or any Level II Trigger Event, an amount equal to 60% of the aggregate Unpaid Balance of Receivables at such time). Each such payment is herein called an “Investment.”

(b) Reinvestments. On each Business Day during the Reinvestment Period the Collection Agent, on behalf of each Group Agent (on behalf of the applicable Investors, as determined pursuant to Section 2.3), shall pay to the Seller, out of Collections of Receivables, the amount available for Reinvestment in accordance with Section 2.12(a)(iii); provided that, irrespective of whether such payment has been made to the Seller, the Agent on behalf of the Secured Parties shall acquire an interest pursuant to Section 2.1(d) hereof in any newly arising

Receivables owned by the Seller on such Business Day. Each such payment is hereinafter called a “Reinvestment.” All Reinvestments shall be made on behalf of the Investor Groups pro rata, according to their respective Investor Group Percentages. To the extent any Reinvestments are made on behalf of any Investor Group, such Reinvestments shall be made on behalf of the applicable Investors in such Group pro rata in accordance with the respective outstanding portions of the Net Investment funded by them.

(c) Deferred Purchase Price. On each Business Day on and after the Final Payout Date, the Collection Agent, on behalf of the Agent, shall pay to the Seller an amount equal to the Collections of Receivables received by the Seller less the accrued and unpaid Collection Agent Fee (and the Seller (or the Collection Agent on its behalf) shall apply such Collections in the manner described in Section 2.14).

(d) Seller Payments Limited to Collections. Notwithstanding any provision contained in this Agreement to the contrary, but without limiting the effect of Section 2.2(a), the Group Agents shall not, and shall not be obligated (whether on behalf of the Conduit Investors or the Committed Investors), to pay any amount to the Seller as the purchase price of Receivables pursuant to subsections (b) and (c) above except to the extent of Collections on Receivables available for distribution to the Seller in accordance with this Agreement. Any amount which any Group Agent (whether on behalf of the Conduit Investors or the Committed Investors) does not pay pursuant to the preceding sentence shall not constitute a claim (as defined in § 101 of the Bankruptcy Code) against or corporate obligation of such Group Agent for any such insufficiency unless and until such amount becomes available for distribution to the Seller under Section 2.12.

SECTION 2.3 Investment Procedures.

(a) Notice. The Seller shall request an Investment hereunder, by request to the Agent and each Group Agent given by facsimile in the form of an Investment Request by no later than 9:30 a.m. (New York City time) on the proposed date of any Investment (including the initial Investment). Each such Investment Request shall specify (i) the desired amount of such Investment (which shall be at least $1,000,000 per Investor Group or an integral multiple of $100,000 in excess thereof or, to the extent that the then available unused portion of the aggregate Commitment is less than such amount, such lesser amount equal to such available unused portion of the aggregate Commitment) and (ii) the desired date of such Investment (the “Investment Date”) which shall be a Business Day.

(b) Primary Investors; Investment Request Irrevocable.

(i) Each Group Agent will promptly notify the Primary Investors in its Investor Group and their applicable Administrators of such Group Agent’s receipt of any Investment Request. Each Conduit Investor shall instruct the applicable Group Agent (or shall instruct its Administrator to instruct the applicable Group Agent) to either accept or reject such Investment Request, or accept or reject any portion of such Investment Request, by notice given to the Seller and the Agent by telephone or facsimile by no later than 10:00 a.m. (New York City time) on the day of its receipt of any such Investment

Request. Each Conduit Investor that has accepted all or a portion of such Investment Request shall make such Investment, or such portion of such Investment, on a pro rata basis, in accordance with its Primary Investor Percentage and each Primary Investor that is a Committed Investor shall make such Investment, on a pro rata basis, in accordance with its Primary Investor Percentage.

(ii) Each Investment Request shall be irrevocable and binding on the Seller, and the Seller shall indemnify each Investor against any loss or expense incurred by such Investor, either directly or indirectly (including, in the case of the Conduit Investors, through a Support Facility) as a result of any failure by the Seller to complete such Investment, including any loss or expense incurred by the Agent, any Group Agent or any Investor, either directly or indirectly (including, in the case of the Conduit Investors, pursuant to a Support Facility) by reason of the liquidation or reemployment of funds acquired by such Investor (or the applicable Support Facility Provider(s)) (including funds obtained by issuing commercial paper or promissory notes or obtaining deposits or loans from third parties) in order to fund such Investment.

(c) Committed Investor’s Commitment. Subject to Section 2.2(b) concerning Reinvestments, at no time will any Conduit Investor have any obligation to fund an Investment or Reinvestment. At any time when any Conduit Investor has declined or failed to accept a request for Investment, or any portion of a request for Investment, the applicable Group Agent shall notify the CP Committed Investors in the same Investor Group as such Conduit Investor and such CP Committed Investors shall make such Investment or such portion of such Investment, on a pro rata basis, in accordance with their respective CP Committed Investor Percentages. Notwithstanding anything contained in this Section 2.3(c) or elsewhere in this Agreement to the contrary, no Committed Investor shall be obligated to provide its Group Agent, the Agent or the Seller with funds in connection with an Investment in an amount that would result in the portion of the Net Investment then funded by it, together with the unrecovered principal amount of such Committed Investor’s investments in the Asset Interest pursuant to the Support Facility for its related Conduit Investor, if applicable, exceeding its Commitment. The obligation of each Committed Investor to remit its CP Committed Investor Percentage of any such Investment shall be several from that of each other Committed Investor, and the failure of any Committed Investor to so make such amount available to the Agent shall not relieve any other Committed Investor of its obligation hereunder.

(d) Payment of Investment. On any Investment Date, each Conduit Investor or each Committed Investor, as the case may be, shall remit its share of the aggregate amount of such Investment (such investment amount determined pursuant to Section 2.2(a)) to the account of the applicable Group Agent specified therefor from time to time by such Group Agent by notice to such Investors by wire transfer of same day funds. Following a Group Agent’s receipt of funds from the Investors as aforesaid, such Group Agent shall remit such funds received to the Seller’s account at the location indicated on Schedule 11.3, by wire transfer of same day funds.

(e) Group Agent May Advance Funds. Unless a Group Agent shall have received notice from any Investor that such Person will not make its share of any Investment available on the applicable Investment Date therefor, a Group Agent may (but shall have no obligation to) make any such Investor’s share of any such Investment available to the Seller in anticipation of the receipt by such Group Agent of such amount from such Investor. To the extent any Conduit

Investor fails to remit any such amount to such Group Agent after any such advance by such Group Agent on such Investment Date, such Conduit Investor shall be deemed to have declined the applicable Investment Request. To the extent any Committed Investor fails to remit any such amount to such Group Agent after any such advance by such Group Agent on such Investment Date, such Committed Investor, on the one hand, and the Seller, on the other hand, shall be required to pay such amount to such Group Agent for its own account, together with interest thereon at a per annum rate equal to the Federal Funds Rate, in the case of such Committed Investor, or the Base Rate, in the case of the Seller, to such Group Agent upon its demand therefor. Until such amount shall be repaid, such amount shall be deemed to be Net Investment paid by the applicable Group Agent and such Group Agent shall be deemed to be the owner of an interest in the Asset Interest hereunder to the extent of such Investment. Upon the payment of such amount to the Group Agent (i) by the Seller, the amount of the aggregate Net Investment shall be reduced by such amount or (ii) by such Investor, such payment shall constitute such Person’s payment of its share of the applicable Investment.

(f) Defaulting Committed Investor. If, by 2:00 p.m. (New York City time), whether or not any Group Agent has advanced the amount of the applicable Investment, one or more Committed Investors in its Investor Group (each, a “Defaulting Committed Investor,” and each Committed Investor in its Investor Group other than any Defaulting Committed Investor being referred to as a “Non-Defaulting Committed Investor”) fails to make its Primary Investor Percentage or CP Committed Investor Percentage, as applicable, of any Investment available to the applicable Group Agent pursuant to Section 2.3(d) (the aggregate amount not so made available to its Group Agent being herein called in either case the “Investment Deficit”), then such Group Agent shall, by no later than 2:30 p.m. (New York City time) on the applicable Investment Date instruct each Non-Defaulting Committed Investor in the same Investor Group as the Defaulting Committed Investor to pay, by no later than 3:00 p.m. (New York City time), in immediately available funds, to the account designated by such Group Agent, an amount equal to the lesser of (i) such Non-Defaulting Committed Investor’s proportionate share (based upon the relative Commitments of such Non-Defaulting Committed Investors) of the Investment Deficit and (ii) such Non-Defaulting Committed Investor’s unused Commitment. A Defaulting Committed Investor shall forthwith, upon demand, pay to the applicable Group Agent for the ratable benefit of the Non-Defaulting Committed Investors all amounts paid by each such Non-Defaulting Committed Investor on behalf of such Defaulting Committed Investor, together with interest thereon, for each day from the date a payment was made by a Non-Defaulting Committed Investor until the date such Non-Defaulting Committed Investor has been paid such amounts in full, at a rate per annum equal to the sum of the Base Rate, plus 2.00% per annum.

SECTION 2.4 Determination of Yield and Rate Periods. (a) In the event any Conduit Investor becomes a party hereto and such Conduit Investor and its applicable CP Committed Investor(s) and Group Agent, upon becoming parties hereto, agree with the Seller and the Agent that methods other than those set forth in this Section 2.4, and corresponding definitions other than those set forth herein, will be used to determine the applicable Yield and Rate Periods, such other methods and such other definitions, as set forth in the Assignment and Assumption Agreement pursuant to which such Conduit Investor, CP Committed Investor and Group Agent became a party hereto shall be used to determine the Yield and Rate Periods.

(b) From time to time, for purposes of determining the Rate Periods applicable to the different portions of the Net Investment funded by its Investor Group and of calculating Yield with respect thereto, each Group Agent shall allocate the Net Investment to one or more tranches (each a “Portion of Investment”). At any time, each Portion of Investment shall have only one Rate Period and one Rate Type. In addition, at any time when the Net Investment funded by an Investor Group is not divided into more than one portion, “Portion of Investment” means 100% of its share of the Net Investment. Each Group Agent shall notify the Collection Agent of the number of Portions of Investment and the Rate Type of each Portion of Investment funded by its Investor Group upon the request of the Collection Agent.

(c) Notwithstanding any other provision of this Agreement, if any Conduit Investor or any Committed Investor, as applicable, shall notify its Group Agent and the Agent that such Person has determined (or has been notified by any Support Facility Provider) that the introduction of or any change in or in the interpretation of any Law makes it unlawful (either for such Conduit Investor, such Committed Investor or such Support Facility Provider, as applicable), or any central bank or other Official Body asserts that it is unlawful, for such Conduit Investor, such Committed Investor or such Support Facility Provider, as applicable, to fund the purchases or maintenance of any Portion of Investment accruing Yield calculated by reference to the Offshore Rate, then (A) as of the effective date of such notice from such Person to its Group Agent and the Agent, the obligation or ability of such Conduit Investor or such Committed Investor, as applicable, to fund the making or maintenance of any Portion of Investment accruing Yield calculated by reference to the Offshore Rate shall be suspended until such Person notifies its Group Agent and the Agent that the circumstances causing such suspension no longer exist and (B) each Portion of Investment made or maintained by such Person shall either (1) if such Person may lawfully continue to maintain such Portion of Investment accruing Yield calculated by reference to the Offshore Rate until the last day of the applicable Rate Period, be reallocated on the last day of such Rate Period to another Rate Period and shall accrue Yield calculated by reference to the Base Rate or (2) if such Person shall determine that it may not lawfully continue to maintain such Portion of Investment accruing Yield calculated by reference to the Offshore Rate until the end of the applicable Rate Period, such Person’s share of such Portion of Investment allocated to such Rate Period shall be deemed to accrue Yield at the Base Rate from the effective date of such notice until the end of such Rate Period.

SECTION 2.5 Yield, Fees and Other Costs and Expenses. The Seller or, in the case of the Agent Fee Letter, the Parent shall pay, as and when due in accordance with this Agreement, all fees hereunder and under the Agent Fee Letter, the Collection Agent Fee Letter, Yield and all amounts payable pursuant to Article IX, if any. On each Settlement Date, to the extent not paid pursuant to Section 2.12 for any reason, the Seller shall pay to the applicable Group Agent, on behalf of the applicable Conduit Investors or Committed Investors, as applicable, an amount equal to the accrued and unpaid Yield for the related Rate Period. Nothing in this Agreement shall limit in any way the obligations of the Seller or, in the case of the Agent Fee Letter, the obligations of the Parent to pay the amounts set forth in this Section 2.5.

SECTION 2.6 Deemed Collections. (a) Dilutions. If on any day any portion of any Receivable is reduced or canceled causing such Receivable to become a Diluted Receivable, the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of such reduction or cancellation, and the Seller shall pay to the Collection Agent an amount equal to such Deemed Collection and such amount shall be applied by the Collection Agent as a Collection in accordance with Section 2.12.

(b) Breach of Representation or Warranty. If on any day any of the representations or warranties in Article IV was untrue with respect to a Receivable on the date when made or deemed made, the Seller shall be deemed to have received on such day a Collection of such Receivable in the amount of the Unpaid Balance of such Receivable and the Seller shall on such day pay to the Collection Agent an amount equal to such Unpaid Balance and such amount shall be allocated and applied by the Collection Agent as a Collection in accordance with Section 2.12.

SECTION 2.7 Payments and Computations, Etc. All amounts to be paid or deposited by the Seller or the Collection Agent hereunder shall be paid or deposited in accordance with the terms hereof no later than 11:00 a.m. (New York City time) on the day when due in immediately available funds; if such amounts are payable to the Agent or any Group Agent (whether on behalf of any Investor or otherwise) they shall be paid or deposited in the account indicated under the heading “Payment Information” on Schedule 11.3, until otherwise notified by the Agent or any Group Agent. The Seller shall, to the extent permitted by Law, pay to the applicable Group Agent, for the benefit of the Investors, as applicable, upon demand, interest on all amounts not paid or deposited when due hereunder at a per annum rate equal to the Base Rate in effect at such time plus the margin specified in the applicable Fee Letter. All computations of Yield and all per annum fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first but excluding the last day) elapsed. Any computations by the Agent or any Group Agent of amounts payable by the Seller hereunder shall be binding upon the Seller absent manifest error.

SECTION 2.8 Reports. (a) By no later than 4:00 p.m. (New York City time) on the tenth Business Day of each calendar month, Collection Agent shall prepare and forward to the Agent and each Group Agent a Monthly Report, certified by the Seller and the Collection Agent.

(b) By no later than 9:30a.m. (New York City time) on each Business Day, Collection Agent shall prepare and forward to the Agent and each Group Agent a Daily Report, certified by the Seller and the Collection Agent.

SECTION 2.9 Collection Accounts.

(a) On or prior to the Closing Date, the Seller shall have established and shall at all times after the Closing Date maintain (i) a segregated account at Bank of America, N.A., which account shall be designated as a “collection account” (the “Bank of America Collection Account”) and (ii) a segregated account at Bank of America, N.A., which account shall be designated as an “interest account” (the “Bank of America Interest Account” and, together with the Bank of America Collection Account, the “Bank of America Accounts”). Prior to the initial Investment hereunder the Collection Agent and the Seller shall enter into a Collection Account Agreement with the Agent and Bank of America, N.A. regarding each Bank of America Account. Upon the occurrence of a Level I Trigger Event, and until such time as a Level II

Trigger Event shall have occurred, the Collection Agent shall remit daily within one (1) Business Day of receipt to the Bank of America Collection Account all Collections received.

(b) On or prior to the Closing Date, the Seller shall have established and shall at all times after the Closing Date maintain (i) a segregated account at Deutsche Bank Trust Company Americas, which account shall be designated as a “collection account” (the “Deutsche Bank Collection Account”) and (ii) a segregated account at Deutsche Bank Trust Company Americas, which account shall be designated as an “interest account” (the “Deutsche Bank Interest Account” and, together with the Deutsche Bank Collection Account, the “Deutsche Bank Accounts”). Prior to the initial Investment hereunder the Collection Agent and the Seller shall enter into a Collection Account Agreement with the Agent and Deutsche Bank Trust Company Americas regarding each Deutsche Bank Account. Upon the occurrence of a Level II Trigger Event, the Collection Agent shall remit daily within one (1) Business Day of receipt to the Deutsche Bank Collection Account all Collections received.

(c) As of the Closing Date, the Agent shall have exclusive dominion and control of the Collection Accounts; provided that pursuant to the terms of the applicable Collection Account Agreement executed in connection therewith, the Collection Agent and the Seller shall be entitled to exercise certain rights with respect thereto at all times prior to the occurrence of a Termination Event. At any time following the occurrence of a Termination Event, the Agent may give notice to the applicable Collection Account Bank that the Agent is exercising its rights under the applicable Collection Account Agreement to do any or all of the following: (i) exercise exclusive dominion and control over all monies, instruments and other property from time to time therein, (ii) provide to the Collection Account Bank instructions with respect thereto and (iii) to take any or all other actions permitted under the applicable Collection Account Agreement. Each of the Collection Agent and the Seller hereby agrees that if the Agent, at any time, takes any action set forth in the preceding sentence, the Agent shall have exclusive control of all amounts on deposit in the Collection Accounts and all proceeds thereof and the Seller hereby further agrees to take any other action that the Agent may reasonably request to transfer such control. Each Collection Account shall bear a designation clearly indicating that the funds deposited therein are held for the benefit of the Agent on behalf of the Secured Parties. Funds on deposit in any Collection Account (other than investment earnings) shall be invested in Eligible Investments that will mature so that such funds will be available so as to permit amounts in the Collection Accounts to be paid and applied on the next Settlement Date and otherwise in accordance with the provisions of Section 2.12; provided that such funds shall not reduce the Net Investment or accrued Yield hereunder until so applied under Section 2.12. On each Settlement Date, all interest and earnings (net of losses and investment expenses) on funds on deposit in the Collection Accounts shall be applied as Collections set aside or deposited for the Agent in accordance with Section 2.12. On the Final Payout Date, any funds remaining on deposit in any Collection Account shall be paid to the Seller.

SECTION 2.10 Sharing of Payments, Etc. If any Investor (for purposes of this Section only, being a “Recipient”) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the portion of the Asset Interest owned by it (other than pursuant to a Fee Letter, or Article IX and other than as a result of the differences in the timing of the applications of Collections pursuant to Section 2.12 and other than a result of the different methods for calculating Yield) in excess of its ratable share of payments on account of the Asset Interest obtained by the Investors entitled thereto, such Recipient shall forthwith purchase from the Investors entitled to a share of such amount participations in the portions of the Asset Interest owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; provided, however, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person’s ratable share (according to the proportion of (a) the amount of such other Person’s required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

SECTION 2.11 Right of Setoff. Without in any way limiting the provisions of Section 2.10, each of the Agent, each Group Agent and each Investor is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of the Termination Date due to the occurrence of a Termination Event to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Agent, such Group Agent or such Investor to, or for the account of, the Seller against the amount of the Aggregate Unpaids owing by the Seller to such Person or to a Group Agent on behalf of such Person (even if contingent or unmatured).

SECTION 2.12 Settlement Procedures. (a) Daily Procedure. On each day, the Collection Agent shall, out of the Collections received or deemed received by the Seller or the Collection Agent on such day:

(i) deposit into the Bank of America Interest Account, for the benefit of the Agent on behalf of the Secured Parties, an amount equal to the Yield (which, in the case of Yield computed by reference to the CP Rate, shall be determined for such purpose using the Federal Funds Rate), Collection Agent Fee accrued through such day for all Portion of Investment and any other Aggregate Unpaids (other than Net Investment), net of any Aggregate Unpaids not yet accrued as of such date and all such amounts shall remain in the Bank of America Interest Account until the next Settlement Date; provided, that upon the occurrence of a Level II Trigger Event, all such funds shall be deposited into the Deutsche Bank Interest Account and shall remain therein until the next Settlement Date;

(ii) set aside and hold in trust for the benefit of the Agent on behalf of the Secured Parties an amount equal to the excess, if any, of

(A) the greatest of:

(1)	if the Seller shall have elected to reduce the Net Investment under Section 2.13, the amount of the proposed reduction; provided that in the event the Seller shall have, pursuant to Section 2.13, elected to use its cash paid in capital to reduce the Net Investment, the Collection Agent shall set aside, from the capital of the Seller, an amount equal to such reduction as if such amount were being set aside from Collections,

(2)	the amount, if any, by which the Required Net Receivables Pool Balance exceeds the Net Receivables Pool Balance, together with the amount, if any, by which the Net Investment shall exceed the Facility Limit, and

(3)	if such day is on or after the Termination Date, the Net Investment; over

(B) the aggregate of the amounts previously set aside and currently so held for the benefit of the Agent on behalf of the Secured Parties pursuant to this clause (ii); and

(iii) pay the remainder of such Collections, if any, after the application of clauses (i) and (ii) above to the Seller for application to Reinvestment, for the benefit of the Agent on behalf of the Secured Parties, in the Receivables and other Affected Assets in accordance with Section 2.2(b). To the extent and for so long as such Collections may not be reinvested pursuant to Section 2.2(b), the Collection Agent shall hold such Collections in trust for the benefit of the Agent on behalf of the Secured Parties.

(b) Optional Reductions; Mandatory Payments; Settlement Date Procedures.

(i) The Collection Agent shall deposit into each Group Agent’s account, pro rata based on the Investments and Reinvestments funded by their respective Investor Groups, on each Business Day selected by the Seller for a reduction of the Net Investment under Section 2.13 the amount of Collections held for the benefit of the Agent, on behalf of each such Group Agent pursuant to Section 2.12(a)(ii).

(ii) On any date on or prior to the Termination Date, if the Required Net Receivables Pool Balance exceeds the Net Receivables Pool Balance, the Collection Agent shall immediately deposit to each Group Agent’s account, pro rata based on the Investments and Reinvestments funded by their respective Investor Groups from amounts set aside pursuant to clause (ii) or clause (iii) of Section 2.12(a) an amount equal to such excess.

(iii) On each Settlement Date, the Collection Agent shall deposit to each Group Agent’s account, pro rata based on the amount of Yield then due and payable to their respective Investor Groups:

(A) out of the amounts deposited in the Bank of America Interest Account or the Deutsche Bank Interest Account, as the case may be, pursuant to clause (i) of Section 2.12(a), an amount equal to the accrued and unpaid Yield and Collection Agent Fee for the related Rate Period together with any other Aggregate Unpaids (other than Net Investment) due and payable on such Settlement Date; and

(B) out of the amount, if any, set aside pursuant to clause (ii) and (to the extent not theretofore reinvested) clause (iii) of Section 2.12(a) and not theretofore deposited to any Group Agent’s account pursuant to this Section 2.12(b), an amount equal to the lesser of such amount and the Net Investment;

provided, however, that if the Agent consents (which consent may be revoked at any time), the Collection Agent may retain amounts which would otherwise be deposited in respect of accrued and unpaid Collection Agent Fee, in which case no distribution shall be made in respect of such Collection Agent Fee under subsection (c) below. Any amounts set aside pursuant to Section 2.12(a) in excess of the amount required to be deposited in the Group Agents’ accounts pursuant to this subsection (b) shall continue to be set aside and held in trust by the Collection Agent for application on the next succeeding Settlement Date(s).

(c) Order of Application. Upon receipt by the Group Agents on any Settlement Date of funds deposited pursuant to subsection (b) and owed to the Investors, each Group Agent shall distribute them to the Persons, for the purposes and in the order of priority set forth below; provided that with respect to all payments to Persons other than any member of its Investor Group, each Group Agent shall be obligated to pay the amounts set forth below out of such funds ratably with each other Group Agent, based on the Investor Group Percentage of the Investor Group of such Group Agent):

(i) to the Collection Agent in payment of the accrued and unpaid Collection Agent Fee (to the extent not retained pursuant to subsection b above);

(ii) to the payment of transaction expenses, in an aggregate amount not to exceed $100,000, incurred by any party hereto (such amounts to be paid ratably among such parties) in connection with any replacement of the Collection Agent;

(iii) to the Investors in its Investor Group, pro rata based on the amount of accrued and unpaid Yield owing to each of them, in payment of the accrued and unpaid Yield on all Portions of Investment for the related Rate Period;

(iv) to the Agent, to itself as Group Agent and to the Investors in its Investor Group, pro rata,with respect to each such Investor, based on the amount of accrued and unpaid Commitment Fees and Usage Fees owing to each such Investor, all accrued and unpaid Commitment Fees and Usage Fees and other fees owing to each of them under the Agent Fee Letter;

(v) to the Investors in its Investor Group, pro rata based on their respective interests in the Asset Interest (as determined in accordance with Section 2.1(b)), in reduction of the Net Investment; and

(vi) to the Agent, itself as Group Agent, the Administrators, the applicable Investors or such other Person as may be entitled to such payment, in payment of any other accrued and unpaid Aggregate Unpaids then due and payable by the Seller hereunder to such Person (other than amounts paid pursuant to clauses (i) through (v) above).

SECTION 2.13 Optional Reduction of Net Investment; Optional Reduction of Facility Limit. (a) The Seller may at any time elect to cause the reduction of the Net Investment as follows:

(i) the Seller shall (a) instruct the Collection Agent to (and the Collection Agent shall) set aside Collections and hold them in trust for the Agent, on behalf of the Secured Parties, under clause (ii) of Section 2.12(a), or (b) instruct the Collection Agent to (and the Collection Agent shall) set aside amounts in respect of the Seller’s cash paid in capital to effect such reduction in accordance with clause (ii) of Section 2.12(a), until the amount so set aside shall equal the desired amount of reduction;

(ii) the Seller shall give the Agent and the Group Agents at least one Business Day’s prior written notice of the amount of such reduction and the Business Day on which such reduction will occur; and

(iii) on each Business Day designated in any such notice, the Collection Agent shall pay to the Group Agents, pro rata in accordance with their respective Investor Groups’ Investor Group Percentages, in reduction of the Net Investment, the lesser of (i) the amount of Collections held therefor and (ii) the Net Investment (it being understood that the Net Investment shall not be deemed reduced by any amount set aside or held in accordance with clause (i) above unless and until, and then only to the extent that, such amount is finally paid to the Group Agents as aforesaid); provided that, the amount of any such reduction shall be not less than $100,000.

(b) The Seller may at any time elect to cause the reduction of the Commitments and the Facility Limit in accordance with the following provisions:

(i) the Seller shall give the Agent at least five Business Day’s prior written notice of the amount of such reduction and the Business Day on which such reduction will occur;

(ii) any such reduction shall be in an amount equal to at least $25,000,000 or an integral multiple of $1,000,000 in excess thereof;

(iii) any such reduction shall be made to the Commitments of each Committed Investor on a pro rata basis;

(iv) in no event shall Commitments and the Facility Limit be reduced below the Net Investment;

(v) reductions of the Commitments and the Facility Limit shall not be made more frequently than twice per calendar year;

(vi) the Seller shall not be permitted to reduce the Commitments and the Facility Limit to an amount below $100,000,000 without the prior written consent of the Agent, unless such reduction reduces the Commitments and the Facility Limit to zero; and

(vii) any such reduction in the Commitments and the Facility Limit shall be permanent.

SECTION 2.14 Application of Collections Distributable to Seller. Unless otherwise instructed by the Seller, the Collection Agent shall allocate and apply, on behalf of the Seller, Collections distributable to the Seller hereunder first, to the payment or provision for payment to the Collection Agent as reimbursement for any amounts paid by the Collection Agent on behalf of the Seller in accordance with Section 7.3(d), second, to the payment or provision for payment of the Seller’s operating expenses, as instructed by the Seller, and third, to the payment to United Receivables I of the purchase price of new Receivables in accordance with the Seller Purchase and Contribution Agreement.

SECTION 2.15 Collections Held in Trust. So long as the Seller shall hold any Collections or Deemed Collections then or thereafter required to be paid by the Seller to the Collection Agent, the Agent or the Group Agents, or the Collection Agent shall hold any Collections or Deemed Collections then or thereafter required to be paid by the Collection Agent to the Agent or the Group Agents, the Seller or the Collection Agent, as the case may be, shall hold such Collections in trust, and, if required by Section 2.9, shall deposit such Collections within one Business Day of receipt thereof into the applicable Collection Account. The Net Investment shall not be deemed reduced by any amount held in trust or in any Collection Account unless and until, and then only to the extent that, such amount is finally paid to the Group Agents in accordance with Section 2.12(b) or (c).

ARTICLE III

ADDITIONAL COMMITTED INVESTOR PROVISIONS

SECTION 3.1 Non-Renewing Committed Investors. (a) If at any time the Seller requests that the Committed Investors renew their Commitments hereunder and extend the Commitment Termination Date and some but less than all the Committed Investors consent to such renewal within 30 days of the Seller’s request, the Seller may arrange for an assignment to one or more financial institutions of all the rights and obligations hereunder of each such non-consenting Committed Investor in accordance with Section 11.8. Any such assignment shall become effective on the then-current Commitment Termination Date. Each Committed Investor which does not so consent to any renewal shall cooperate fully with the Seller in effectuating any such assignment.

(b) If the Commitment of any non-renewing Committed Investor is not so assigned as provided in clause (a) above, then the Seller may, in its sole discretion, require such Committed Investor to fund (and each Committed Investor hereby agrees in such event to fund) any unused portion of its Commitment by payment of such amount to the applicable Group Agent (a “Cash Secured Advance”) for deposit in an account in the name of the Seller, maintained at the applicable Group Agent’s office in New York, New York or such other office of the applicable Group Agent as such Group Agent may specify by notice to the Seller (a “Cash Secured Account”).

(c) If any Committed Investor shall be required pursuant to clause (b) above to fund a Cash Secured Advance, then the applicable Group Agent shall apply the monies in the Cash Secured Account to such Committed Investor’s Primary Investor Percentage or CP Committed Investor Percentage, as applicable, of Investments required to be made by the Committed Investors at the times, in the manner and subject to the conditions precedent set forth in this Agreement. The deposit of monies in such Cash Secured Account by any Committed Investor shall not constitute an Investment (and such Committed Investor shall not be entitled to interest on such monies except as provided below in this clause (c)) unless and until (and then only to the extent that) such monies are used to make an Investment pursuant to the first sentence of this clause (c). Proceeds in such Cash Secured Account shall be invested in investments permitted pursuant to the documents governing the related Conduit Investor’s securitization program (as notified by the applicable Group Agent), or, if the non-consenting Committed Investor is a Primary Investor, in investments identified by such Committed Investor, in each case as directed by the applicable Committed Investor by written notice to the Seller and the applicable Group Agent, the income of which shall be for the account of such Committed Investor. The income that has accrued from such investments and received by the Seller shall be released to such Committed Investor on the last Business Day of each month. Unless required to be released by the following sentence, Collections received by the Seller or the applicable Group Agent in respect of such Committed Investor’s Investment shall be deposited in the Cash Secured Account for such Committed Investor. All amounts remaining in such Cash Secured Account shall be released to such Committed Investor no later than the Business Day immediately following the earliest of (x) the effective date of any replacement of such Committed Investor or removal of such Committed Investor as a party to this Agreement, and (y) the Scheduled Termination Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.1 Representations and Warranties of the Seller and the Collection Agent. Each of the Seller and the Collection Agent represents and warrants to the Agent, each Group Agent, the Administrators and the Investors, solely as to itself, that, on the Closing Date and on each Investment Date and Reinvestment Date:

(a) It is a limited liability company or corporation duly formed, validly existing and in good standing under the laws of Delaware, and is duly qualified to do business, and is in good standing, in every jurisdiction where the nature of its business requires it to be so qualified.

(b) The execution, delivery and performance by it of each Transaction Document to which it is a party (i) are within its limited liability company or corporate powers, (ii) have been duly authorized by all necessary corporate, limited liability company, shareholder and member action, (iii) do not contravene (1) its certificate of formation, limited liability company agreement, operating agreement, certificate of incorporation or other constituting documents, (2) any law, rule or regulation applicable to it, (3) any contractual restriction binding on or affecting it or its property, the violation of which could reasonably be expected to have an adverse affect on any Secured Party, on the collectibility of any Affected Asset or on the performance by any party to a Transaction Document of its obligations hereunder or thereunder (for any reason other than the occurrence of an adverse effect, whether material or not, on the Collection Agent), or a material adverse affect on the Seller or the Collection Agent or (4) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, and (iv) do not result in or require the creation of any Adverse Claim upon or with respect to any of its properties (except for the interest created pursuant to this Agreement and the other Transaction Documents); and no transaction contemplated by this Agreement requires compliance with any bulk sales act or similar law.

(c) No authorization or approval or other action by, and no notice to or filing with, any Official Body is required for the due execution, delivery and performance by it of the Transaction Documents to which it is a party, except for authorizations and approvals that are required herein or therein that have been obtained as of the Closing Date and the filing of UCC financing statements which are referred to herein and therein and, except as contemplated by Sections 5.1(g) through (l) and 7.7, all of which have been (or as of the Closing Date will have been) duly made and in full force and effect; provided, that the right of any assignee of a Receivable the Obligor of which is a Government Obligor to enforce such Receivable directly against such Obligor may be restricted by the Federal Assignment of Claims Act or any similar applicable Law to the extent the Originator thereof, United Receivables I and/or the Seller shall not have complied with the applicable provisions of any such Law in connection with the assignment or subsequent reassignment of any such Receivable.

(d) Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(e) (i) The consolidated balance sheets of the United Rentals Consolidated Group as at the end of its most recent fiscal year, and the related consolidated statements of income and retained earnings of the United Rentals Consolidated Group for such fiscal year, copies of which have been furnished to the Agent and each Group Agent, fairly present in all material respects the consolidated financial condition of the United Rentals Consolidated Group as at such date and the consolidated results of the operations of the United Rentals Consolidated Group for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.

(ii) The consolidated balance sheets of the URNA Consolidated Group as at the end of its most recent fiscal year, and the related consolidated statements of income and retained earnings of the URNA Consolidated Group for such fiscal year, copies of which have been furnished to the Agent and each Group Agent, fairly present in all material respects the consolidated financial condition of the URNA Consolidated Group as at such date and the consolidated results of the operations of the URNA Consolidated Group for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied.

(iii) Since the formation of the Seller, there has been no material adverse change in the business, operations, property or financial or other condition of the Seller.

(f) Except as set forth in Schedule 4.1(f), there is no pending or, to its knowledge, threatened action or proceeding affecting United Rentals or any of its Subsidiaries before any court, governmental agency or arbitrator which could reasonably be expected to materially adversely affect the financial condition or operations of United Rentals or any of its Subsidiaries or materially adversely affect the ability of United Rentals to perform its obligations under the Transaction Documents, or which purports to affect the legality, validity or enforceability of the Transaction Documents. To its knowledge, neither United Rentals nor any Subsidiary is in default with respect to any order of any court, arbitration or Official Body except for defaults with respect to orders of Official Bodies, which defaults are not material to the business or operations of United Rentals and its Subsidiaries, taken as a whole.

(g) In the case of the Seller, no proceeds of any Investment or Reinvestment will be used by it (i) to acquire any security in any transaction which is subject to Section 13 or 14 of the Securities Exchange Act of 1934, (ii) to acquire any equity security of a class which is registered pursuant to Section 12 of such act or (iii) for any other purpose that violates applicable Law, including Regulations G or U of the Federal Reserve Board.

(h) In the case of the Seller, immediately preceding each Investment or Reinvestment it is the owner of all of the Receivables and all other Affected Assets, free and clear of all Adverse Claims (other than any Adverse Claim arising hereunder, under the Seller Purchase and Contribution Agreement, under the Originator Purchase and Contribution Agreement or under any other Transaction Document); provided, that the interest of the Seller in Leased Equipment Receivables may be subject to the lien of the lessor thereof and provided, further, that the interest of the Seller in Receivables that represent proceeds of the sale of equipment that has been leased to an Originator may be subject to the lien of the lessor thereof. In the case of the Seller, upon each Investment and Reinvestment, the Agent shall acquire a valid and enforceable perfected first priority ownership interest or a first priority perfected security interest in each Receivable and all other Affected Assets that exist on the date of such Investment or Reinvestment, with respect thereto, free and clear of any Adverse Claim; provided, that the right of any assignee of a Receivable the Obligor of which is a Government Obligor to enforce such Receivable directly against such Obligor may be restricted by the Federal Assignment of Claims Act or any similar applicable Law to the extent the Originator thereof, United Receivables I and/or the Seller shall not have complied with the applicable provisions of any such Law in connection with the assignment or subsequent reassignment of any such Receivable; and provided, further, that the perfected ownership or security interest of the Agent in Leased Equipment Receivables may be subject to the lien of the lessor thereof; and provided, still further, that the perfected ownership or security interest of the Agent in Receivables that represent proceeds of the sale of equipment that has been leased to an Originator may be subject to the lien of the lessor thereof. No effective financing statement or other instrument similar in effect covering any Contract or any Receivable or the Related Security or Collections with respect thereto is on file in any recording office, except those filed in favor of the Agent relating to this Agreement and those filed pursuant to the other Transaction Documents, other than those filed in favor of the lessor of equipment giving rise to Leased Equipment Receivables or relating to the proceeds of the sale of equipment that has been leased to an Originator.

(i) Each Collection Agent Report, any other reports delivered pursuant to Section 2.8 (in the case of the Seller, if prepared by the Seller, or to the extent that information contained therein is supplied by the Seller), all information and each exhibit, financial statement, document, book, record or report furnished at any time by the Seller or on its behalf to the Agent, any Group Agent, any Administrator or any Investor in connection with this Agreement is true, complete and accurate in all material respects as of its date or (except as otherwise disclosed to the Agent, the Administrator and the Investors at such time) as of the date so furnished, and as of such date no such document contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(j) Its jurisdiction of organization, its principal place of business and the offices where it keeps all its Records are located in the jurisdiction and the address(es) described on Schedule 4.1(j) or such other jurisdictions and locations notified to the Agents in accordance with Section 7.7, in each case jurisdictions where all action required by Section 7.7 has been taken and completed.

(k) The names and addresses of all the Lock-box Account Banks, together with the account numbers of the Lock-box Accounts at such Lock-box Account Banks, are specified in Schedule 4.1(k) (other than any Lock-box Accounts and Lock-box Account Banks that may be added after the initial purchase hereunder in accordance with the terms of Section 7.3(a)). All Lock-box Accounts are subject to Lock-box Account Agreements. All Obligors have been instructed to make payment to a Lock-box Account and, other than Identifiable Combined Assets, only Collections are deposited into the Lock-box Accounts.

(l) The names and addresses of all the Blocked Account Banks, together with the account numbers of the Blocked Accounts at such Blocked Account Banks, are specified in Schedule 4.1(l) (other than any Blocked Accounts and Blocked Account Banks that may be added after the initial purchase hereunder in accordance with the terms of Section 7.3(b)). All Blocked Accounts are subject to Blocked Account Agreements. Other than Identifiable Combined Assets, only Collections are deposited into the Blocked Accounts.

(m) In the case of the Seller, it is not known by, has not and does not use any tradename or doing-business-as name.

(n) In the case of the Seller, it was formed on December 15, 2000, the only business activities in which it has engaged prior to the date hereof are those relating to the transactions evidenced by the Existing Deal Documents and the documents amended and restated thereby and it has no Subsidiaries. The correct Federal Employer Identification Number of the Seller is 22-3770446 and the correct organizational identification number of the Seller is 3330610.

(o) In the case of the Seller, (i) the fair value of the property of the Seller is greater than the total amount of liabilities, including contingent liabilities, of the Seller, (ii) the present fair salable value of the assets of the Seller is not less than the amount that will be required to pay all probable liabilities of the Seller on its debts as they become absolute and matured, (iii) the Seller does not intend to, and does not believe that it will, incur Indebtedness or liabilities beyond the Seller’s abilities to pay such Indebtedness and liabilities as they mature and (iv) the Seller is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which the Seller’s property would constitute unreasonably small capital.

(p) In the case of the Seller, with respect to each Receivable, either the Seller (i) shall have received such Receivable as a contribution to the capital of the Seller by United Receivables I or (ii) shall have purchased such Receivable from United Receivables I in exchange for payment (made by the Seller to United Receivables I in accordance with the provisions of the Seller Purchase and Contribution Agreement) of cash in an amount which constitutes fair consideration and reasonably equivalent value. In the case of the Seller, it shall have given reasonably equivalent value to United Receivables I in consideration for the transfer to it of the Affected Assets from United Receivables I, and each such transfer shall not have been made for or on account of an antecedent debt owed by United Receivables I to it and no such transfer is voidable under any section of the Bankruptcy Code.

(q) In the case of the Seller, it is the owner of all of the Receivables and other Affected Assets, free and clear of all Adverse Claims (other than any Adverse Claim arising hereunder) and the Agent, on behalf of the Secured Parties, has a first priority perfected security interest therein and all financing statements and other documents required to be recorded or filed in order to perfect and protect the interest of the Agent on behalf of the Secured Parties in the Asset Interest against all creditors of and purchasers from the Seller, United Receivables I and the Originators have been duly filed in each filing office necessary for such purpose and all filing fees and taxes, if any, payable in connection with such filings have been paid in full; provided, that the perfected ownership or security interest of the Agent in Leased Equipment Receivables may be subject to the lien of the lessor thereof and provided, further, that the perfected ownership or security interest of the Agent in Receivables that represent proceeds of the sale of equipment that has been leased to an Originator may be subject to the lien of the lessor thereof.

(r) It has (i) timely filed all tax returns (federal, state and local) required to be filed, (ii) paid or made adequate provision for the payment of all taxes, assessments and other governmental charges and (iii) in the case of the Seller, accounted for the conveyance and transfer of the Asset Interest hereunder, in its books and financial statements as sales, consistent with GAAP.

(s) Each Receivable (i) represented by it to be an Eligible Receivable in any Collection Agent Report or other report delivered pursuant to Section 2.8 or (ii) included in the calculation of the Net Receivables Pool Balance in fact satisfies at such time the definition of “Eligible Receivable” set forth herein.

(t) In the case of the Seller, the Required Net Receivables Pool Balance does not exceed the Net Receivables Pool Balance.

(u) Since the Closing Date, there have been no material changes in the Credit and Collection Policy other than in accordance with this Agreement. It has at all times complied with the Credit and Collection Policy with regard to each Receivable.

(v) Since December 31, 2002, there has been no Material Adverse Effect.

(w) In the case of the Seller, no event has occurred and is continuing and no condition exists, which constitutes or may be reasonable be expected to constitute a Termination Event or a Potential Termination Event.

(x) It is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, or is exempt from all provisions of such act. It is not a “holding company,” or a subsidiary or affiliate of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

(y) No steps have been taken by any Person to terminate any Pension Plan the assets of which are not sufficient to satisfy all of its benefit liabilities (as determined under Title IV of ERISA), no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA, and each Pension Plan has been administered in all material respects in compliance with its terms and applicable provision of ERISA and the Code.

(z) The Seller has complied with and is in compliance with the covenants set forth in Section 6.1(t).

(aa) In the case of the Seller, each of the representations and warranties made by it pursuant to the Transaction Documents (other than this Agreement) is true, complete and correct in all respects, and it hereby makes each such representation and warranty to, and for the benefit of, the Agent, the Group Agents, the Administrator and the Investors as if the same were set forth in full herein.

(bb) In the case of the Collection Agent, no event has occurred and is continuing and no condition exists, or would result from an Investment or Reinvestment in respect of the Asset Interest or from the application of the proceeds therefrom, which constitutes or may reasonably be expected to constitute a Collection Agent Default.

SECTION 4.2 Additional Representations and Warranties of the Collection Agent. The Collection Agent represents and warrants on the Closing Date and on each Investment Date and Reinvestment Date to the Agent, the Group Agents, the Administrators and the Investors, which representation and warranty shall survive the execution and delivery of this Agreement, that each of the representations and warranties of the Collection Agent (whether made by the Collection Agent in its capacity as the Collection Agent or as the Parent) contained in any Transaction Document is true, complete and correct and, if made by the Collection Agent in its capacity as the Parent or any other applicable capacity, applies with equal force to the Collection Agent in its capacity as the Collection Agent, and the Collection Agent hereby makes each such representation and warranty to, and for the benefit of, the Agent, the Group Agents, the Administrators and the Investors as if the same were set forth in full herein.

ARTICLE V

CONDITIONS PRECEDENT

SECTION 5.1 Conditions Precedent to Closing. The occurrence of the Closing Date and the effectiveness of the Commitments hereunder shall be subject to the conditions precedent that (i) the Seller and each Originator shall have paid in full (A) all amounts required to be paid by them on or prior to the Closing Date pursuant to the Fee Letters and (B) the fees and expenses described in clause (i) of Section 9.4(a) and invoiced prior to the Closing Date, and (ii) the Agent shall have received, for itself, each Group Agent and each of the Investors and the Agent’s counsel, an original (unless otherwise indicated) of each of the following documents, each in form and substance satisfactory to the Agent.

(a) A duly executed counterpart of this Agreement, the Originator Purchase and Contribution Agreement, the Seller Purchase and Contribution Agreement, each Fee Letter (provided that the originals of such fee letters may be sent only to the parties thereto and the Agent will only need to receive a copy thereof) and each of the other Transaction Documents executed by each signatory thereof.

(b) A certificate, substantially in the form of Exhibit G, of the secretary or assistant secretary of the Seller, certifying and attaching as exhibits thereto, among other things:

(i) the limited liability company agreement, operating agreement or other organizing document of the Seller (certified by the Secretary of State or other similar official of the Seller’s jurisdiction of organization, as of a recent date);

(ii) resolutions of the board of directors or other governing body of the of the Seller authorizing the execution, delivery and performance by the Seller of this Agreement, the Seller Purchase and Contribution Agreement and the other Transaction Documents to be delivered by the Seller hereunder or thereunder and all other documents evidencing necessary limited liability company action (including member consents) and government approvals, if any; and

(iii) the incumbency, authority and signature of each officer of the Seller executing the Transaction Documents or any certificates or other documents delivered hereunder or thereunder on behalf of the Seller.

(c) A certificate, substantially in the form of Exhibit H of the secretary or assistant secretary of United Receivables I, each Originator, the Parent and the Collection Agent certifying and attaching as exhibits thereto, among other things:

(i) the articles of incorporation, charter or other organizing document (including a limited liability company agreement, if applicable) of United Receivables I, such Originator, the Parent or the Collection Agent, as the case may be (certified by the Secretary of State or other similar official of its jurisdiction of incorporation or organization, as applicable, as of a recent date);

(ii) the by-laws of United Receivables I, such Originator, the Parent or the Collection Agent, as the case may be;

(iii) resolutions of the board of directors or other governing body of United Receivables I, such Originator, the Parent or the Collection Agent, as the case may be, authorizing the execution, delivery and performance by it of this Agreement, the Originator Purchase and Contribution Agreement, the Seller Purchase and Contribution Agreement, the Parent Undertaking and the other Transaction Documents to be delivered by it hereunder or thereunder and all other documents evidencing necessary corporate action (including shareholder consents) and government approvals, if any; and

(iv) the incumbency, authority and signature of each officer of United Receivables I, such Originator, the Parent or the Collection Agent, as the case may be, executing the Transaction Documents or any certificates or other documents delivered hereunder or thereunder on its behalf.

(d) A certificate of an appropriate officer of the Collection Agent certifying that as of the Closing Date:

(i) The representations and warranties of the Collection Agent contained in Sections 4.1 and 4.2 are true, complete and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day, and

(ii) no event or circumstance that would constitute a Termination Event or Potential Termination Event has occurred and is continuing.

(e) A good standing certificate for the Seller issued by the Secretary of State or a similar official of the Seller’s jurisdiction of organization, as applicable, and certificates of qualification as a foreign corporation issued by the Secretaries of State or other similar officials of each jurisdiction where such qualification is material to the transactions contemplated by this Agreement and the other Transaction Documents, in each case, dated as of a recent date.

(f) A good standing certificate for United Receivables I, each Originator and the Collection Agent issued by the Secretary of State or a similar official of its jurisdiction of incorporation and a certificate of qualification as a foreign corporation issued by the Secretary of State or other similar official of the jurisdiction where the principal place of business of United Receivables I, URNA and the Collection Agent is located, in each case, dated as of a recent date.

(g) Copies of proper financing statements (Form UCC-1), filed on or before the initial Investment Date naming the Seller, as debtor, in favor of the Agent, as secured party, for the benefit of the Secured Parties or other similar instruments or documents as may be necessary or in the reasonable opinion of the Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Agent’s ownership or security interest in all Receivables and the other Affected Assets.

(h) Copies of proper financing statements (Form UCC-1), filed on or before the initial Investment Date naming United Receivables I, as the debtor, in favor of the Seller, as secured party, and the Agent, for the benefit of the Secured Parties, as assignee, or other similar instruments or documents as may be necessary or in the reasonable opinion of the Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Seller’s ownership interest in all Receivables and the other Affected Assets.

(i) Copies of proper financing statements (Form UCC-1), filed on or before the initial Investment Date naming each Originator, as the debtor, in favor of United Receivables I, as secured party, the Seller as an assignee and the Agent, for the benefit of the Secured Parties, as the final assignee, or other similar instruments or documents as may be necessary or in the reasonable opinion of the Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to perfect the Seller’s ownership interest in all Receivables and the other Affected Assets.

(j) Copies of proper financing statements (Form UCC-3), if any, filed on or before the initial Investment Date necessary to terminate or release all security interests and other rights of any Person in Receivables or the other Affected Assets (other than proceeds of the sale of equipment that has been leased to an Originator) previously granted by the Seller; provided that no such UCC-3 will be required with respect to security interests and other rights of the lessors identified on Schedule 2 in the Receivables and the other Affected Assets.

(k) Copies of proper financing statements (Form UCC-3), if any, filed on or before the initial Investment Date necessary to terminate or release all security interests and other rights of any Person in Receivables or the other Affected Assets (other than proceeds of the sale of equipment that has been leased to an Originator) previously granted by United Receivables I; provided that no such UCC-3 will be required with respect to security interests and other rights of the lessors identified on Schedule 2 in the Receivables and the other Affected Assets.

(l) Copies of proper financing statements (Form UCC-3), if any, filed on or before the initial Investment Date necessary to terminate or release all security interests and other rights of any Person in Receivables or the other Affected Assets (other than proceeds of the sale of equipment that has been leased to an Originator) previously granted by any Originator; provided that no such UCC-3 will be required with respect to security interests and other rights of the lessors identified on Schedule 2 in the Receivables and the other Affected Assets.

(m) Certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to the Agent) dated a date reasonably near the date of the initial Investment listing all effective financing statements which name the Seller, United Receivables or any Originator (under their respective present names and any previous names used within five years of the Closing Date) as debtor and which are filed in jurisdictions in which the filings were made pursuant to clauses (g),(h) or (i) above and such other jurisdictions where the Agent may reasonably request, together with copies of such financing statements (none of which shall cover any Receivables or other Affected Assets (other than proceeds of the sale of equipment that has been leased to an Originator), unless such financing statements relate to (i) the security interests and other rights of the lessors identified on Schedule 2 in the Receivables and the other Affected Assets or (ii) the security interests and other rights of lessors of equipment leased by an Originator that have expressly released any lien they have in the Receivables and the other Affected Assets), and similar search reports with respect to federal tax liens and liens of the Pension Benefit Guaranty Corporation in jurisdictions where the Agent may reasonably request, showing no such liens on any of the Receivables or other Affected Assets unless terminated by the UCC-3 filings made pursuant to clause (j), (k) or (l) above;

(n) Executed copies of the Lock-Box Account Agreements relating to each of the Lock-box Accounts and executed copies of the Blocked Account Agreements relating to each of the Blocked Accounts.

(o) An executed copy of the Parent Undertaking Agreement.

(p) A favorable opinion of Weil, Gotshal & Manges LLP, special counsel to the Seller, the Collection Agent, the Parent and the Originators, covering the matters set forth in Exhibit I, and as to such matters as the Agent may reasonably request.

(q) A favorable opinion of Weil, Gotshal & Manges LLP, special counsel to the Seller and the Originators, covering certain bankruptcy and insolvency matters in form and substance satisfactory to the Agent and Agent’s counsel.

(r) A favorable opinion of each of Day, Berry & Howard LLP, Richards, Layton & Finger, P.A., Thomas & Reynolds, P.C. and Gunster, Yoakley & Stewart, P.A., in each case as special counsel to the Seller and/or the Originators, as applicable, covering, among such other issues as may reasonably be requested by the Agent, the authorization and execution of the Transaction Documents and the perfection and first priority nature of the Agent’s security interest in the Receivables and the Affected Assets.

(s) The Agent, each Group Agent and each Investor shall have received satisfactory results of a review and audit of each Originator’s billing, collection, operating and reporting systems, Credit and Collection Policy, historical receivables data and accounts, including satisfactory results of a review of each Originator’s operating location(s) and satisfactory review and approval of the Eligible Receivables in existence on the date of the initial purchase under the Originator Purchase and Contribution Agreement and the Seller Purchase and Contribution Agreement and such other matters as shall be identified by the Agent, each Group Agent and each Investor, and a written outside audit report of a nationally-recognized accounting firm, acceptable to the Agent, the Group Agents and the Investors, as to such matters and as to certain agreed upon procedures (which agreed upon procedures shall include a roll-forward reconciliation, payable analysis, credit memorandum sampling and cash posting review), which review, audit and agreed upon procedures shall be in form and substance satisfactory to the Agent, each Group Agent and each Investor.

(t) Evidence of the appointment of Corporation Service Company, 80 Albany Street, Albany, New York, New York 12207-2543, as agent for process as required by Section 11.4.

(u) Evidence that the Collection Accounts and other accounts, if any, required to be established hereunder have been established.

(v) Evidence that all fees, expenses and other amounts due and owing pursuant to the Fee Letters and the other Transaction Documents on the Closing Date shall have been paid.

(w) If required by such Conduit Investor, each Conduit Investor shall have received confirmation from each nationally recognized rating agency then rating its commercial paper notes that its execution and delivery of this Agreement and its making of Investments and Reinvestments from time to time as contemplated by this Agreement will not result in a reduction or withdrawal of such rating agency’s rating of such commercial paper notes.

(x) Such other approvals, documents, instruments, information, certificates and opinions as the Agent, any Group Agent, any Administrator or any Investor may reasonably request.

SECTION 5.2 Conditions Precedent to All Investments and Reinvestments. Each Investment and Reinvestment hereunder (including the initial Investment) shall be subject to the conditions precedent that (i) the Closing Date shall have occurred, (ii) the Agent and each Group Agent shall have received such approvals, documents, instruments, certificates and opinions as the Agent, any Group Agent, any Administrator or any Investor may reasonably request and (iii) on the date of such Investment or Reinvestment the following statements shall be true (and the Seller by accepting the amount of such Investment or Reinvestment shall be deemed to have certified that):

(a) The representations and warranties contained in Sections 4.1 and 4.2 are true, complete and correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day,

(b) In the case of a Reinvestment, the amount of the Reinvestment will not exceed the amount available therefor under Section 2.12, and in the case of an Investment, the amount of such Investment will not exceed the amount available therefor under Section 2.2 and after giving effect thereto, the Required Net Receivables Pool Balance will not exceed the Net Receivables Pool Balance,

(c) In the case of an Investment, the Agent and each Group Agent shall have received (i) an Investment Request, appropriately completed, within the time period required by Section 2.3, (ii) a Daily Report dated as of the proposed Investment Date and (iii) in the case of the initial Investment and each Investment thereafter, (a) if the proposed Investment Date is after the tenth Business Day of the current month, a Monthly Report for the calendar month most recently ended as of such date and (b) if the proposed Investment Date is on or prior to the tenth Business Day of the current month, a Monthly Report for the calendar month immediately preceding the calendar month most recently ended as of such date and, in each case, the information set forth therein shall be true, complete and correct,

(d) United Receivables I shall have sold or contributed to the Seller, pursuant to the Seller Purchase Agreement, all Receivables sold or contributed to United Receivables I by the Originators under the Originator Purchase Agreement prior to such date;

(e) No Termination Event or Potential Termination Event shall have occurred and be continuing or would result from such Investment or Reinvestment, and

(f) The Termination Date has not occurred;

provided, that any acquisition of the related Asset Interest made pursuant to any Investment or Reinvestment shall remain valid and effective whether or not the conditions set forth in this Section 5.2 have been satisfied.

ARTICLE VI

COVENANTS

SECTION 6.1 Affirmative Covenants of the Seller and Collection Agent. At all times from the date hereof to the Final Payout Date, unless the Agent shall otherwise consent in writing:

(a) Reporting Requirements. Each of the Seller and the Collection Agent shall maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to the Agent (in multiple copies, if requested by the Agent):

(i) Annual Reporting. As soon as available and in any event within 90 days after the end of each fiscal year of each of the United Rentals Consolidated Group and the URNA Consolidated Group, a copy of the annual report on Form 10-K for such year for United Rentals and URNA and their respective Subsidiaries, containing consolidated financial statements of the United Rentals Consolidated Group or the URNA Consolidated Group, as applicable, for such year audited by Ernst & Young or other independent public accountants acceptable to the Agent; provided, that upon the filing of any such document on Edgar, the Seller or the Collection Agent, as the case may be, shall be deemed to have delivered such document in accordance with the terms hereof;

(ii) Quarterly Reporting. As soon as available and in any event within 45 days after the end of the first three quarters of each fiscal year of each of the United Rentals Consolidated Group and the URNA Consolidated Group, consolidated balance sheets of both the United Rentals Consolidated Group and the URNA Consolidated Group as of the end of such quarter and consolidated statements of income and retained earnings of both the United Rentals Consolidated Group and the URNA Consolidated Group for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of United Rentals or URNA, as applicable; provided, that upon the filing of any such document on Edgar, the Seller or the Collection Agent, as the case may be, shall be deemed to have delivered such document in accordance with the terms hereof;

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by the Collection Agent’s and URNA’s chief financial officer stating that (A) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the United Rentals Consolidated Group and the URNA Consolidated Group and (B) to the best of such Person’s knowledge, no Termination Event or Potential Termination Event exists, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof and showing the computation of, and showing compliance with, each of the financial ratios and restrictions set forth in Section 6.2(l) of the Originator Purchase and Contribution Agreement.

(iv) Shareholders Statements and Reports; SEC Filings. Promptly after the sending or filing thereof, copies of all reports that United Rentals or URNA sends to any of its securityholders, and copies of all reports and registration statements and annual, quarterly, monthly or other regular reports that United Rentals, or any Subsidiary of United Rentals files with the Securities and Exchange Commission or any national securities exchange; provided, that upon the filing of any such document of Edgar, the Seller or the Collection Agent, as the case may be, shall be deemed to have delivered each such document in accordance with the terms hereof;

(v) Notice of Termination Events, Potential Termination Events, Trigger Events; Etc. (A) As soon as possible and in any event within two (2) Business Days after the occurrence of each Termination Event or Potential Termination Event, a statement of the president, chief financial officer or chief accounting officer of the Seller setting forth details of such Termination Event or Potential Termination Event and the action which the Seller has taken and proposes to take with respect thereto, which information shall be updated promptly from time to time; (B) immediately after the Collection Agent obtains knowledge thereof, notice of the occurrence of a Trigger Event and a statement of the president, chief financial officer or chief accounting officer of the Collection Agent setting forth details of such Trigger Event, (C) promptly after the Seller obtains knowledge thereof, notice of any litigation, investigation or proceeding that may exist at any time between the Seller and any Person (i) that could reasonably be expected to result in a Material Adverse Effect or any litigation or proceeding relating to any Transaction Document or (ii) in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought; (D) promptly after the occurrence thereof, notice of a Material Adverse Effect and (E) immediately after the Seller obtains knowledge thereof, notice of the occurrence of the Purchase Termination Date under the Originator Purchase and Contribution Agreement or the Seller Purchase and Contribution Agreement.

(vi) Change in Debt Ratings. Within five (5) days after the date of any change in the Seller’s or the Collection Agent’s public or private debt ratings, if any, a written certification of the Seller or the Collection Agent’s public and private debt ratings after giving effect to any such change.

(vii) Credit and Collection Policy. Within ninety (90) days after the close of each of the Collection Agent’s and the Seller’s fiscal years, if different, a complete copy of the Credit and Collection Policy then in effect, if requested by the Agent.

(viii) ERISA. Promptly after the filing, giving or receiving thereof, copies of all reports and notices with respect to any Reportable Event pertaining to any Pension Plan and copies of any reports or notices that the Seller or any ERISA Affiliate thereof files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Seller or any ERISA Affiliate thereof receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which the Seller or any ERISA Affiliate thereof is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Seller and/or any such ERISA Affiliate in excess of $1,000,000;

(ix) Change in Accountants or Accounting Policy. Promptly, notice of any change in the accountants or accounting policy of the Seller or the Collection Agent or its Subsidiaries;

(x) Change in Account Receivables Codes. Promptly, notice of any change in the account receivable adjustment codes used by the Collection Agent, the Seller or any Originator in their general ledger, or the creation of any new account receivable adjustment codes by the Collection Agent, the Seller or any Originator;

(xi) Change in Name. At least ten Business Days prior to any change in the name of United Receivables I, any Originator or the Seller, a notice setting forth the new name and the effective date thereof and UCC-3 amendments to all UCC-1 financing statements filed in connection with the Transaction Documents;

(xii) Search Results. In addition to any documents delivered in connection with the other provisions of this Section 6.1, within 30 calendar days after the Closing Date, each of the Seller and the Collection Agent shall cause to be delivered to the Agent certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to the Agent) listing all effective financing statements which name any of the names identified on Schedule 6.1(a) as debtor and which are filed in the jurisdictions where the Agent may reasonably request, together with copies of such financing statements (none of which, other than as set forth in the following proviso, shall cover any Receivables or other Affected Assets (other than proceeds of the sale of equipment that has been leased to an Originator), unless such financing statements relate to (i) the security interests and other rights of the lessors identified on Schedule 2 (as such Schedule 2 may from time to time be amended in accordance with the following proviso) in the Receivables and the other Affected Assets or (ii) the security interests and other rights of lessors of equipment leased by an Originator that have expressly released any lien they have in the Receivables and the other Affected Assets; provided that if such search results identify a security interest or other right of a lessor of equipment leased by an Originator, such lessor shall be deemed, as of the date that is 30 days after the date on which the Seller or the Collection Agent received such search results, to be a lessor that is listed on Schedule 2, unless such lessor has on or prior to such date expressly released any lien it has in the Receivables and the other Affected Assets pursuant to a written release in form and substance acceptable to the Agent (and the Seller and the Collection Agent hereby jointly and severally agree to pay any attorney’s fees incurred by the Agent in connection with the review of such releases)), and similar search reports with respect to federal tax liens and liens of the Pension Benefit Guaranty Corporation in jurisdictions where the Agent may reasonably request, showing no such liens on any of the Receivables or other Affected Assets unless terminated by the UCC-3 filings made pursuant to clause (j), (k) or (l) of Section 5.1;

(xiii) Other Information. Promptly following any such request, such other information (including, to the extent such information is available to the Seller or the Collection Agent, or can be obtained or prepared by the Seller or the Collection Agent without unreasonable expense, non-financial information) as the Agent or any Group Agent may from time to time reasonably request with respect to the Receivables, United Receivables I, any Originator, the Seller, the Collection Agent or any Subsidiary of the Collection Agent.

(b) Conduct of Business; Ownership. Each of the Seller and the Collection Agent shall, and the Collection Agent shall cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation, limited partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. The Seller shall at all times be a wholly-owned Subsidiary of URNA.

(c) Compliance with Laws, Etc. Each of the Seller and the Collection Agent shall, and the Collection Agent shall cause each of its Subsidiaries to, comply with all Laws to which it or its respective properties may be subject and preserve and maintain its limited liability company or corporate existence, rights, franchises, qualifications and privileges except to the extent that the failure so to comply with such Laws or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not materially adversely affect the collectibility of the Receivables or the ability of the Seller or the Collection Agent to perform its obligations under the Transaction Documents; provided, however, that the Seller is not required to comply with the Federal Assignment of Claims Act and other similar applicable Laws except to the extent set forth in Section 6.1(r).

(d) Furnishing of Information and Inspection of Records; Audits.

(i) Each of the Seller and the Collection Agent shall furnish to the Agent, and each Group Agent from time to time such information with respect to the Affected Assets as the Agent or any Group Agent may reasonably request, including listings identifying the Obligor and the Unpaid Balance for each Receivable; provided, that, unless a Termination Event or Potential Termination Event shall have occurred and be continuing, neither the Seller nor the Collection Agent shall be obligated to provide such information more often than quarterly. Each of the Seller and the Collection Agent shall, at any time and from time to time during regular business hours, as reasonably requested by the Agent or any Group Agent (provided that no such reasonableness standard shall apply if a Termination Event or Potential Termination Event shall have occurred and be continuing), permit the Agent or any Group Agent, or their respective agents or representatives, (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Receivables or other Affected Assets, including the related Contracts and (ii) to visit the offices and properties of the Seller, the Originators or the Collection Agent, as applicable, for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Affected Assets or the Seller’s, the Originators’ or the Collection Agent’s performance hereunder, under the Contracts and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Seller, the Originators or the Collection Agent, as applicable, having knowledge of such matters.

(ii) The Agent shall, at the Seller’s expense (except as provided below), appoint a firm of nationally recognized accountants, or utilize the Agent’s representatives or auditors, to prepare and deliver to the Agent and each Group Agent a written report, in form and substance reasonably requested by the Agent, to the effect that such firm has performed certain procedures as reasonably requested by the Agent and examined certain documents and records relating to the Credit and Collection Policy and the servicing of Receivables (including, in each case, the systems, procedures and records relating thereto) and has compared the information contained in certain of the Collection Agent Reports delivered pursuant to Section 2.8 for the preceding calendar year with such documents and records and that, on the basis of such procedures, has noted no instances where the amounts set forth in such Collection Agent Reports are not in agreement with the Collection Agent’s documents and records, except for such exceptions as shall be set forth in such report. The Seller will not be obligated to pay for more than one such audit annually; provided, that if (i) the long-term senior secured or unsecured debt rating of the Collection Agent is downgraded to “B+” by S&P or the issuer rating of the Collection Agent is downgraded to “B2” by Moody’s, or if either S&P or Moody’s ceases to provide such ratings, then, at the expense of the Seller, such audits may be requested by the Agent as frequently as twice annually, and (ii) a Termination Event has occurred or is continuing, then, at the expense of the Seller, such audits shall be conducted as often as requested by the Agent. In addition, the Seller and the Collection Agent shall cause any additional audits requested by the Agent the expenses for which the Seller is not responsible pursuant to the immediately proceeding sentence to be conducted, at the expense of the Agent, as often as requested by the Agent.

(e) Keeping of Records and Books of Account. Each of the Seller and the Collection Agent shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and related Contracts in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, records and other information reasonably necessary or advisable for the collection of all Receivables (including records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Each of the Seller and the Collection Agent shall give the Agent and each Group Agent prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(f) Performance and Compliance with Receivables and Contracts and Credit and Collection Policy. Each of the Seller and the Collection Agent shall, at its own expense, (i) timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables; and (ii) timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract. In addition, the Seller shall require, at its expense, that each Originator (i) timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) timely and fully comply in all material respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Notice of Agent’s Interest. In the event that the Seller shall sell or otherwise transfer any interest in accounts receivable or any other financial assets related to such accounts receivable (other than as contemplated by the Transaction Documents), any computer tapes or files or other documents or instruments provided by the Collection Agent in connection with any such sale or transfer shall disclose the Agent’s ownership of the Receivables and the other Affected Assets and the Agent’s interest therein.

(h) Collections. Each of the Seller and the Collection Agent shall instruct all Obligors to cause all Collections to be deposited directly into a Lock-box Account or to post office boxes to which only Lock-box Account Banks have access and shall cause all items and amounts relating to such Collections received in such post office boxes to be removed and deposited into a Lock-box Account on a daily basis.

(i) Collections Received. Each of the Seller and the Collection Agent shall, and shall use reasonable commercial efforts to cause each Originator to, hold in trust, and deposit, immediately, but in any event not later than one (1) Business Day after its receipt thereof, to a Blocked Account or a Lock-box Account or, if required by Section 2.9 and clause (j) below, to a Collection Account, all Collections received by it from time to time.

(j) Deposits to Collection Account. (i) Following the occurrence of a Level I Trigger Event but prior to the occurrence of a Level II Trigger Event, each of the Seller and the Collection Agent shall cause all Collections on deposit in the Lock-box Accounts and the Blocked Accounts to be transferred to the Bank of America Collection Account within one Business Day of receipt thereof and (ii) following the occurrence of a Level II Trigger Event, each of the Seller and the Collection Agent shall cause all Collections on deposit in the Lock-box Accounts and the Blocked Accounts to be transferred to the Deutsche Bank Collection Account (or such other account as may be agreed to in writing by the Agents and Collection Agent at such time, provided that the Agent shall have a perfected ownership or security interest therein, on behalf of the Secured Parties), within one Business Day of receipt thereof.

(k) Lock-box Account Agreements and Blocked Account Agreements. Each Lock-box Account shall at all times be subject to a Lock-box Account Agreement and each Blocked Account shall at all times be subject to a Blocked Account Agreement.

(l) Sale Treatment. The Seller shall not (i) account for (other than for accounting and tax purposes), or otherwise treat, the transactions contemplated by the Seller Purchase and Contribution Agreement in any manner other than as a sale of Receivables by United Receivables I to the Seller or as a capital contribution by United Receivables I to the Seller, or (ii) account for (other than for accounting and tax purposes) or otherwise treat the transactions contemplated hereby in any manner other than as a sale of the Asset Interest by the Seller to the Agent on behalf of the Secured Parties. In addition, the Seller shall disclose (in a footnote or otherwise) in all of its financial statements (including any such financial statements consolidated with any other Persons’ financial statements) the existence and nature of the transaction contemplated hereby and by the Seller Purchase and Contribution Agreement and the interest of the Seller (in the case of the Originators’ financial statements) and the Agent, on behalf of the Secured Parties, in the Affected Assets.

(m) Nonconsolidation. The officers and directors of the Seller (as appropriate) shall make decisions with respect to the business and daily operations of the Seller independent of and not dictated by any Originator or any other controlling Person.

(n) Constituting Documents. The Seller shall only materially amend, alter, change or repeal its limited liability company agreement or operating agreement or other constituting documents with the prior written consent of the Agent and each Group Agent.

(o) Ownership Interest, Etc. The Seller shall, at its expense, take all action necessary or desirable to establish and maintain a valid and enforceable ownership or security interest in the Receivables, the Related Security and proceeds with respect thereto, and a first priority perfected security interest in the Affected Assets, in each case free and clear of any Adverse Claim, in favor of the Agent for the benefit of the Secured Parties, including taking such action to perfect, protect or more fully evidence the interest of the Agent, as the Agent reasonably request; provided, that the perfected ownership or security interest of the Agent in Leased Equipment Receivables may be subject to the lien of the lessor thereof and provided, further, that the perfected ownership or security interest of the Agent in Receivables that represent proceeds of the sale of equipment that has been leased to an Originator may be subject to the lien of the lessor thereof.

(p) Marking of Records. At its expense, the Seller will mark its master data processing records evidencing (i) Receivables and (ii) related Contracts with a legend evidencing that interests related to such Receivables and related Contracts have been sold in accordance with this Agreement.

(q) Enforcement of Seller Purchase and Contribution Agreement. The Seller, on its own behalf and on behalf of the Agent and each Secured Party, shall promptly enforce all covenants and obligations of United Receivables I contained in the Seller Purchase and Contribution Agreement and shall cause United Receivables I, on its own behalf and on behalf of the Seller and the Agent and each Secured Party, to promptly enforce all covenants and obligations of the Originators contained in the Originator Purchase and Contribution Agreement. The Seller shall deliver consents, approvals, directions, notices, waivers and take other actions under the Seller Purchase and Contribution Agreement as may be directed by the Agent and shall cause United Receivables I to deliver consents, approvals, directions, notices, waivers and take other actions under the Originator Purchase and Contribution Agreement as may be directed by the Seller (at the direction of the Agent).

(r) Federal Assignment of Claims Act. At any time that a Termination Event has occurred and is continuing the Seller shall, upon the request of the Agent, comply fully with the Federal Assignment of Claims Act and other similar applicable Laws with respect to any assignment of Receivables.

(s) Financial Covenants. The Collection Agent shall comply with the financial covenants set forth on Schedule 6.1 at the times set forth therein.

(t) Separateness. The Seller shall operate its business in such a manner that the separate limited liability company or corporate, as applicable, existence of the Seller on the one hand, and each of the Originators or any Other Corporation, on the other, would not be disregarded in the event of the bankruptcy or insolvency of an Originator or any Other Corporation and, without limiting the generality of the foregoing, the Seller shall cause each of the following to be true at all times:

(i) the Seller is a limited purpose limited liability company whose activities are restricted in its limited liability company agreement or operating agreement to activities related to purchasing or otherwise acquiring receivables (including the Receivables) and related assets and rights and conducting any related or incidental business or activities it deems necessary or appropriate to carry out its primary purpose, including entering into agreements like the Transaction Documents;

(ii) the Seller conducts its affairs strictly in accordance with its limited liability company agreement or operating agreement and observes all necessary, appropriate and customary limited liability company formalities, including (A) holding duly noticed regular meetings of its board of directors and all special meetings appropriate to authorize all limited liability company action, (B) keeping separate and accurate minutes of such meetings, (C) passing all resolutions or consents necessary to authorize actions taken or to be taken, and (D) maintaining accurate and separate books, records and accounts, including intercompany transaction accounts;

(iii) other than in accordance with the Existing Deal Documents, the Seller has not engaged, and does not presently engage, in any activity other than those activities expressly permitted hereunder and under the other Transaction Documents, nor has the Seller entered into any agreement other than this Agreement, the other Transaction Documents to which it is a party, and with the prior written consent of the Investors, the Agent and each Group Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

(iv) the Seller conducts its business from an office separate from that of the Other Corporations (but which may be located in the same facility as one or more of the Other Corporations); the Seller has stationery and other business forms and a mailing address and a telephone number separate from that of the Other Corporations.

(v) the Seller does not direct or participate in the management of any of the Other Corporations’ operations;

(vi) the Seller is adequately capitalized in light of its contemplated business;

(vii) the Seller provides for its own operating expenses and liabilities from its own funds;

(viii) the Seller maintains its assets and transactions separately from those of the Other Corporations and evidences such assets and transactions by appropriate entries in books and records separate and distinct from those of the Other Corporations; the Seller holds itself out to the public under the Seller’s own name as a legal entity separate and distinct from the Other Corporations; the Seller has not, and does not presently, hold itself out as having agreed to pay, or as being liable primarily or secondarily for, any obligations of the Other Corporations; and no Affiliate of the Seller has been appointed to act as, and no Affiliate of the Seller is currently acting as, its agent, except as expressly contemplated by this Agreement, the other Transaction Documents and the Existing Deal Documents;

(ix) other than as expressly permitted hereunder and under the other Transaction Documents, the Seller does not maintain any joint account with any Other Corporation, the funds of the Seller are not and have not been commingled with those of any Other Corporation and the Seller is not liable as a guarantor or otherwise with respect to any Indebtedness or contractual obligation of any Other Corporation;

(x) the Seller has not made and is not presently making any payment or distribution of assets with respect to any obligation of any Other Corporation or has not granted, and does not grant, any Adverse Claim on any of its assets to secure any obligation of any Other Corporation;

(xi) except as expressly permitted hereunder and by the other Transaction Documents, the Seller has not and does not make loans, advances or otherwise extend credit to any of the Other Corporations;

(xii) the Seller has bills of sale (or similar instruments of assignment) and, if appropriate, UCC-1 financing statements, with respect to all assets purchased from any of the Other Corporations;

(xiii) other than as set forth in the Existing Deal Documents and in connection with the transactions effected thereby, the Seller has not engaged in, and does not engage in, any transaction with any of the Other Corporations, except as permitted by this Agreement and as contemplated by the other Transaction Documents and all material transactions between the Seller and any Other Corporation are made on an arm’s-length basis;

(xiv) to the extent that the Seller contracts or does business with vendors or service providers where the goods and services provided are partially for the benefit of any other Person, the costs incurred in so doing are fairly allocated to or among the Seller and such Persons for whose benefit the goods and services are provided, and each of the Seller and each such entity bears its fair share of such costs;

(xv) all decisions with respect to its business and daily operations are independently made by the Seller (although the officer making any particular decision may also be an employee, officer or director of an Affiliate of the Seller) and are not dictated by any Affiliate of the Seller (it being understood that the Collection Agent, which is an Affiliate of the Seller, will undertake and perform all of the operations, functions and obligations of it set forth herein and in the other Transaction Documents and it may, to the limited extent permitted herein and in the other Transaction Documents, appoint sub-agents, which may be Affiliates of the Seller, to perform certain of such operations, functions and obligations);

(xvi) no Other Corporation advances funds to the Seller and no Other Corporation otherwise supplies funds to, or guaranties debts of, the Seller, in each case other than as expressly set forth herein and in the other Transaction Documents; provided, however, that an Other Corporation may provide funds to the Seller in connection with the capitalization of the Seller;

(xvii) the Seller shall at all times maintain at least two independent directors, each of whom (w) is not currently and has not been during the five years preceding the date of the Agreement a member, officer, director, employee or associate of, or any relative of the foregoing, or a major vendor or supplier of services to, any Other Corporation, (x) is not a current or former officer or employee of the Seller, (y) does not directly or indirectly own any class of voting stock of any Other Corporation or any of their respective Affiliates; provided, that the ownership of up to 5% of any class of stock (other than a limited liability company interest in the Seller) listed on a national stock exchange shall not prevent an individual from meeting the requirements of this clause (xvii), and (z) is otherwise reasonably acceptable to the Investors and the Agent;

(xviii) the limited liability company agreement or operating agreement of the Seller require the affirmative vote of the independent directors before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by the Seller, and the Seller to maintain correct and complete books and records of account and minutes of the meetings and other proceedings of its members and board of directors; and

(xix) the Seller has complied with, and currently complies with (and causes to be true and correct) each of the facts and assumptions contained in the opinion delivered pursuant to Section 5.1(q) of this Agreement.

(u) Further Assurances. Each of the Seller and the Collection Agent shall, promptly upon request by the Agent, to the extent permitted by applicable law, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments that the Agent may reasonably request from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Transaction Document, (ii) to subject to the liens created by any of the Transaction Documents any of the properties, rights or interests covered or purported to be covered by such liens, (iii) to perfect and maintain the validity, effectiveness and priority of such liens, (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent the rights granted, or now or hereafter intended to be granted, thereto under any Transaction Document and (v) to perfect, protect or more fully evidence the purchases hereunder, or to enable the Secured Parties to exercise or enforce any of their respective rights with respect to the Affected Assets. In addition to the above, at any time when a Termination Event has occurred and is continuing, the Seller shall, upon the request of the Agent, comply fully with the Federal Assignment of Claims Act and other similar Laws with respect to any transfer or assignment of the Receivables.

SECTION 6.2 Negative Covenants of the Seller and Collection Agent. At all times from the date hereof to the Final Payout Date, unless the Agent shall otherwise consent in writing:

(a) No Sales, Liens, Etc. (i) Except as otherwise provided herein and in the Originator Purchase and Contribution Agreement and the Seller Purchase and Contribution Agreement, neither the Seller nor the Collection Agent shall, nor shall it permit any of its Subsidiaries to, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (or the filing of any financing statement) or with respect to any of the Affected Assets, and (ii) the Seller shall not issue any security to, or sell, transfer or otherwise dispose of any of its property or other assets (including the property sold to it by United Receivables I under Section 2.1 of the Seller Purchase and Contribution Agreement)

to, any Person other than an Affiliate (which Affiliate is not a special purpose entity organized for the sole purpose of issuing asset backed securities) or as otherwise expressly provided for in the Transaction Documents.

(b) No Extension or Amendment of Receivables. Except as otherwise permitted in Section 7.2, neither the Seller nor the Collection Agent shall extend, amend or otherwise modify the terms of any Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(c) No Change in Business or Credit and Collection Policy. Neither the Seller nor the Collection Agent shall make any change in the character of its business or in the Credit and Collection Policy which change would, in either case, (i) materially adversely affect the collectibility of any Receivable or otherwise have a Material Adverse Effect, (ii) materially adversely affect the interests of any Secured Party in its capacity as a Secured Party under the Transaction Documents (provided, that the determination as to whether or not there would be or has been any materially adversely effect on any Secured Party shall be made by such Secured Party in its sole and absolute discretion) or (iii) cause the Credit and Collection Policy to be less restrictive than it was prior to such change. In the event that the Seller or the Collection Agent makes any material change to the Credit and Collection Policy that is not prohibited by the preceding sentence, it shall, no later than three (3) Business Days prior to the effectiveness of such change, provide the Agent and each Group Agent with an updated Credit and Collection Policy and a written summary of all material changes.

(d) No Subsidiaries, Mergers, Etc. Neither the Seller nor the Collection Agent shall consolidate or merge with or into, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any other Person, unless in the case of any such action by the Collection Agent (i) no Termination Event or Material Adverse Effect would occur or be reasonably likely to occur as a result of such transaction, and (ii) to the extent the Collection Agent is not the surviving entity, such Person executes and delivers to the Agent and each Secured Party an agreement by which such Person assumes the obligations of the Collection Agent hereunder and under the other Transaction Documents to which it is a party, or confirms that such obligations remain enforceable against it, together with such certificates and opinions of counsel as the Agent or any Group Agent may reasonably request. The Seller shall not form or create any Subsidiary or acquire all or substantially all of the assets or capital stock or other ownership interest of, or enter into any joint venture or partnership agreement with, any Person.

(e) Change in Payment Instructions to Obligors; Amendment to Blocked Account Agreements or Lock-box Account Agreements. Neither the Seller nor the Collection Agent shall add or terminate any bank as a Lock-box Account Bank or any account as a Lock-box Account to or from those listed in Schedule 4.1(l) or make any change in its instructions to Obligors regarding payments to be made to any Lock-box Account, unless (i) such instructions are to deposit such payments to another existing Lock-box Account or to a Collection Account in accordance with Section 2.9 or (ii) the Agent and each Group Agent shall have received written notice of such addition, termination or change at least ten (10) Business Days prior thereto and the Agent shall have received a Lock-box Account Agreement executed by each new Lock-box Account Bank or an existing Lock-box Account Bank with respect to each new Lock-box

Account. Neither the Seller nor the Collection Agent shall add or terminate any bank as a Blocked Account Bank or any account as a Blocked Account to or from those listed in Schedule 4.1(k), unless (i) the Agent and each Group Agent shall have received written notice of such addition, termination or change at least ten (10) Business Days prior thereto and the Agent shall have received a Blocked Account Agreement executed by each new Blocked Account Bank or an existing Blocked Account Bank with respect to each new Blocked Account. Neither the Seller nor the Collection Agent will permit any provision of any Lock-box Account Agreement or Blocked Account Agreement to be changed, amended, modified or waived without the prior written consent of the Agents.

(f) Deposits to Lock-Box Accounts. Neither the Seller nor the Collection Agent shall deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-box Account, Blocked Account or Collection Account cash or cash proceeds other than Collections and, to the limited extent permitted herein, Identifiable Combined Assets.

(g) Change of Name, Etc. The Seller shall not change its name, identity, structure (including a merger) or jurisdiction of organization or any other change which could render any UCC financing statement filed in connection with this Agreement or any other Transaction Document to become “seriously misleading” under the UCC, unless at least ten (10) Business Days prior to the effective date of any such change the Seller delivers to the Agent (i) such documents, instruments or agreements, prepared at the Seller’s expense and executed by the Seller as are necessary to reflect such change and to continue the perfection of the Agent’s ownership interests or security interests in the Affected Assets or as are reasonably requested by the Agent in connection with such change and (ii) to the extent deemed necessary, desirable or appropriate by the Agent, new or amended Lock-box Account Agreements and Blocked Account Agreements executed by the Lock-box Account Banks and Blocked Account Banks which reflect such change and enable the Agent to continue to exercise its rights contained in Section 7.3.

(h) Amendment to Seller Purchase and Contribution Agreement or Parent Undertaking Agreement. Neither the Seller nor United Rentals shall amend, modify, or supplement the Seller Purchase and Contribution Agreement or the Parent Undertaking Agreement, as applicable, or waive any provision thereof, without giving prior written notice to the Agent and each Group Agent and without in each case the prior written consent of the Agent and each Group Agent; nor shall the Seller or United Rentals take, or permit any Originator to take, any other action under the Purchase and Contribution Agreement or the Parent Undertaking Agreement, as applicable, that could reasonably be expected to have a Material Adverse Effect or which is inconsistent with the terms of this Agreement.

(i) Other Indebtedness. Except as provided herein, the Seller shall not create, incur, assume or suffer to exist any indebtedness whether current or funded, or any other liability other than indebtedness of the Seller arising hereunder, under the Seller Purchase and Contribution Agreement or under any other Transaction Document to which it is a party.

(j) Payment to the Originator. The Seller shall not acquire any Receivable other than through, under, and pursuant to the terms of, the Seller Purchase and Contribution Agreement, and either the payment by the Seller in cash pursuant to the terms of the Seller Purchase and

Contribution Agreement to United Receivables I of an amount equal to the purchase price for such Receivable or an increase in the capital contribution made by United Receivables I in the Seller in an amount equal to the purchase price for such Receivable, in each case as required by the terms of the Seller Purchase and Contribution Agreement.

(k) Restricted Payments. The Seller will not (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any equity interests or membership interests of the Seller, or return any capital to its members as such, or purchase, retire, defease, redeem or otherwise acquire for value or make any payment in respect of any equity interest or membership interest of the Seller or any warrants, rights or options to acquire any such equity interest or membership interest, now or hereafter outstanding, (ii) prepay, purchase or redeem any Indebtedness, (iii) lend or advance any funds, or (iv) repay any loans or advances to, for or from any of its Affiliates; provided, however, that the Seller may declare and pay cash dividends on its equity interests or membership interests to its members so long as (i) no Termination Event or Potential Termination Event shall then exist or would occur as a result thereof, (ii) such dividends are in compliance with all applicable law including the limited liability company law of the state of the Seller’s incorporation, and (iii) such dividends have been approved by all necessary and appropriate limited liability company action of the Seller.

(l) Nature of Business. The Seller will not (i) engage in any business other than the purchase of Receivables, Related Security and Collections from United Receivables I and the transactions contemplated by the Transaction Documents or (ii) engage in any business not permitted by its limited liability company agreement or operating agreement as in effect on the Closing Date.

(m) Transfers out of Lock-box Accounts, Blocked Accounts and Collection Accounts. Neither the Seller nor the Collection Agent will withdraw any amounts from, or transfer any amounts out of, the Bank of America Interest Account or the Deutsche Bank Interest Account, other than as expressly set forth herein and in the applicable Collection Account Agreement. In addition, neither the Seller nor the Collection Agent will withdraw any amounts from, or transfer any amounts out of, any Lock-box Account, any Blocked Account, the Bank of America Collection Account or the Deutsche Bank Collection Account, other than as expressly set forth herein and in the applicable Lock-box Agreement, Blocked Account Agreement or Collection Account Agreement, permit or cause any amounts on deposit in any Lock-box Account, any Blocked Account, the Bank of America Collection Account or the Deutsche Bank Collection Account to be withdrawn from or transferred out of such account, other than, in the case of a Lock-box Account or Blocked Account, to transfer such funds directly to a Collection Account in accordance with Section 6.1(j) and as expressly set forth in the applicable Lock-box Agreement and Blocked Account Agreement and, in the case of the Bank of America Collection Account or the Deutsche Bank Collection Account, as expressly set forth herein and in the applicable Collection Account Agreement; provided that, at all times prior to the Agent giving the respective banks at which such accounts are located notice that a Termination Event has occurred and that it is restricting the Collateral Agent’s right to make any transfers or withdrawals therefrom, the Collection Agent shall be entitled to transfer out of any Lock-box Account, any Blocked Account, the Bank of America Collection Account or the Deutsche Bank Collection Account on any day Identifiable Combined Assets; provided, further, that the

Collection Agent shall not remove any such funds on any day unless the Collection Agent shall have certified to the Agent in writing the amount of such proposed withdrawal or transfer by 11:00 a.m. (New York City time) on the date of such proposed withdrawal or transfer (which certification shall certify that all such funds represent Identifiable Combined Assets), and the Agent shall not have objected to such withdrawal or transfer by 2:00 p.m. (New York City time) on such date.

ARTICLE VII

ADMINISTRATION AND COLLECTIONS

SECTION 7.1 Appointment of Collection Agent.

(a) The servicing, administering and collection of the Receivables shall be conducted by the Person (the “Collection Agent”) so designated from time to time as Collection Agent in accordance with this Section 7.1. Each of the Seller, the Agent, the Group Agents, the Administrators and the Investors hereby appoints as its agent the Collection Agent, from time to time designated pursuant to this Section, to enforce its respective rights and interests in and under the Affected Assets. To the extent permitted by applicable law, the Seller and each Originator (to the extent not then acting as Collection Agent hereunder) hereby grants to any Collection Agent appointed hereunder an irrevocable power of attorney to take any and all steps in the Seller’s and/or such Originator’s name and on behalf of the Seller or such Originator as necessary or desirable, in the reasonable determination of the Collection Agent, to collect all amounts due under any and all Receivables, including endorsing the Seller’s and/or such Originator’s name on checks and other instruments representing Collections and enforcing such Receivables and the related Contracts and to take all such other actions set forth in this Article VII. Until the Agent gives notice to the Seller and Collection Agent in accordance with this Section 7.1 of the designation of a new Collection Agent, United Rentals is hereby designated as, and hereby agrees to perform the duties and obligations of, the Collection Agent pursuant to the terms hereof. Upon the occurrence of a Termination Event, the Agent may, and at the direction of the Majority Investors shall, designate as Collection Agent any Person (including itself) to succeed United Rentals or any successor Collection Agent, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Collection Agent pursuant to the terms hereof.

(b) Upon the designation of a successor Collection Agent as set forth above, the Collection Agent agrees that it will terminate its activities as Collection Agent hereunder in a manner which the Agent determines will facilitate the transition of the performance of such activities to the new Collection Agent, and the Collection Agent shall cooperate with and assist such successor Collection Agent. Such cooperation shall include access to and transfer of records and use by the successor Collection Agent of all records, licenses, hardware or software necessary or reasonably desirable to collect the Receivables and the Related Security, and the successor Collection Agent may utilize the management information system of the departing Collection Agent, without charge, to collect the Receivables and the Related Security.

(c) The Collection Agent acknowledges that the Seller, the Agent, the Group Agents and the Investors have relied on the Collection Agent’s agreement to act as Collection Agent hereunder in making their decision to execute and deliver this Agreement. Accordingly, United Rentals agrees that it will not voluntarily resign as Collection Agent unless a successor collection agent, approved in writing by the Agent, shall have been appointed pursuant to this Article VII and which successor collection agent shall have agreed to perform all of the duties and obligations of the Collection Agent hereunder.

(d) The Collection Agent may not delegate any of its rights, duties or obligations hereunder without the prior written consent of the Agent, and provided that the Collection Agent shall continue to remain solely liable for the performance of the duties as Collection Agent hereunder notwithstanding any such delegation hereunder.

SECTION 7.2 Duties of Collection Agent. (a) The Collection Agent shall take or cause to be taken all such action as may be necessary or advisable to collect each Receivable from time to time, all in accordance with this Agreement and all applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy. The Collection Agent shall set aside (and, if applicable, segregate) and hold in trust for the account of the Agent, on behalf of the Group Agents, which Group Agents in turn hold such funds on behalf of the related Investors the amount of the Collections to which each is entitled in accordance with Article II. So long as no Termination Event or Potential Termination Event shall have occurred and is continuing, the Collection Agent may, in accordance with the Credit and Collection Policy, extend the maturity of any Receivable (but not beyond thirty (30) days) and extend the maturity or adjust the Unpaid Balance of any Defaulted Receivable as the Collection Agent may determine to be appropriate to maximize Collections thereof; provided, however, that (i) such extension or adjustment shall not alter the status of such Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of the Seller, the Investors, the Agent or the Group Agents under this Agreement and (ii) if a Termination Event or Potential Termination Event has occurred and United Rentals or any of its Affiliates is acting as Collection Agent, the Collection Agent may make such extension or adjustment only upon the prior written approval of the Agent. The Seller shall deliver to the Collection Agent, and the Collection Agent shall hold in trust for the Seller, the Agent and the Group Agents, on behalf of the Investors, in accordance with their respective interests, all Records which evidence or relate to any Affected Asset. Notwithstanding anything to the contrary contained herein, the Agent shall have the absolute and unlimited right to direct the Collection Agent (whether United Rentals or any other Person) to commence or settle any legal action to enforce collection of any Receivable or to foreclose upon or repossess any Affected Asset; provided that no such direction may be given unless either (i) a Termination Event shall have occurred or (ii) the Agent believes in good faith that failure to commence, settle, or effect such legal action, foreclosure or repossession could reasonably be expected to materially adversely affect Receivables constituting a material portion of the Receivables. The Collection Agent shall not make the Administrator, the Agent, any Group Agent or any Investor a party to any litigation without the prior written consent of such Person. The Agent may notify any Obligor of its interest in the Receivables and the other Affected Assets.

(b) The Collection Agent shall, as soon as practicable following receipt thereof, turn over to the Seller all collections from any Person of indebtedness of such Person which are not on account of a Receivable provided, that the Collection Agent shall identify any Collections of Unsold Receivables (as such term is defined in the Intercreditor Agreement), which Collections shall, at the direction of the Agent, be turned over to Bank of America, N.A. or any successor collateral agent under the Intercreditor Agreement.

(c) Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or required by law, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other indebtedness of such Obligor.

SECTION 7.3 Lock-Box Account Arrangements and Blocked Account Arrangements. (a) Prior to the initial purchase hereunder the Collection Agent and the Seller shall enter into Lock-box Account Agreements with all of the Lock-box Account Banks, and deliver original counterparts thereof to the Agent. After the initial purchase hereunder, neither the Collection Agent nor the Seller may add any additional Lock-box Account unless such Lock-box Account is subject to a Lock-box Account Agreement and the Agent has been given prior written notice thereof, and neither the Collection Agent nor the Seller may add any additional Lock-box Account Bank unless the Collection Agent and the Seller shall have entered into a Lock-box Account Agreement with such new Lock-box Account Bank and delivered original counterparts thereof to the Agent. Upon the occurrence of a Termination Event, the Agent may, at any time thereafter give notice to each Lock-box Account Bank that the Agent is exercising its rights under the Lock-box Account Agreements to do any or all of the following: (i) to have the exclusive ownership and control of the Lock-box Account Accounts transferred to the Agent and to exercise exclusive dominion and control over the funds deposited therein, (ii) to have the proceeds that are sent to the respective Lock-box Accounts be redirected pursuant to its instructions rather than deposited in the applicable Lock-box Account, and (iii) to take any or all other actions permitted under the applicable Lock-box Account Agreement.

(b) Prior to the initial purchase hereunder the Collection Agent and the Seller shall enter into Blocked Account Agreements with all of the Blocked Account Banks, and deliver original counterparts thereof to the Agent. After the initial purchase hereunder, neither the Collection Agent nor the Seller may add any additional Blocked Account unless such Blocked Account is subject to a Blocked Account Agreement and the Agent has been given prior written notice thereof, and neither the Collection Agent nor the Seller may add any additional Blocked Account Bank unless the Collection Agent and the Seller shall have entered into a Blocked Account Agreement with such new Blocked Account Bank and delivered original counterparts thereof to the Agent. Upon the occurrence of a Termination Event, the Agent may, at any time thereafter give notice to each Blocked Account Bank that the Agent is exercising its rights under the Blocked Account Agreements to do any or all of the following: (i) to have the exclusive ownership and control of the Blocked Account Accounts transferred to the Agent and to exercise exclusive dominion and control over the funds deposited therein, (ii) to have the proceeds that are sent to the respective Blocked Accounts be redirected pursuant to its instructions rather than deposited in the applicable Blocked Account, and (iii) to take any or all other actions permitted under the applicable Blocked Account Agreement.

(c) Each of the Collection Agent and the Seller hereby agrees that if the Agent, at any time, takes any action set forth in Section 7.3(a) or (b), the Agent shall have exclusive control of the proceeds (including Collections) of all Receivables and each of the Collection Agent and the

Seller hereby further agrees to take any other action that the Agent may reasonably request to transfer such control. Any proceeds of Receivables received by any Originator, the Collection Agent or the Seller thereafter shall be sent immediately to the Agent. The parties hereto hereby acknowledge that if at any time the Agent takes control of any Lock-box Account or Blocked Account, the Agent shall not have any rights to the funds therein that represent Identifiable Combined Assets or that are in excess of the unpaid amounts due to the Seller, the Agent, the Investors or any other Person hereunder and the Agent shall distribute or cause to be distributed such funds in accordance with Section 7.2(b) and Article II (in each case as if such funds were held by the Collection Agent thereunder); provided, however, that the Agent shall not be under any obligation to remit any such funds to any Originator or any other Person unless and until the Agent has received from any Originator or such Person evidence satisfactory to the Agent either that such funds are Identifiable Combined Assets or that any Originator or such Person is entitled to such funds hereunder and under applicable Law.

(d) In the event any Lock-box Bank, Blocked Account Bank or Collection Account Bank withdraws any funds from a Lock-box Account, Blocked Account or Collection Account in accordance with the terms of any Lock-box Agreement, Blocked Account Agreement or Collection Account Agreement in respect of fees, expenses, indemnities or other obligations owing thereto in accordance with the terms of any Lock-box Agreement, Blocked Account Agreement or Collection Account Agreement, the Collection Agent hereby agrees to make a deposit, out of its own funds, into the account from which such funds were withdrawn in an amount equal to the amount of funds so withdrawn within five (5) Business Days of becoming aware of such withdrawal.

SECTION 7.4 Enforcement Rights After Designation of New Collection Agent. (a) At any time following the occurrence of a Termination Event:

(i) the Agent may direct the Obligors that payment of all amounts payable under any Receivable be made directly to the Agent or its designee;

(ii) the Seller shall, at the Agent’s request and at the Seller’s expense, give notice of the Agent’s, the Seller’s, and/or the Investors’ ownership of the Receivables and (in the case of the Agent) interest in the Asset Interest to each Obligor and direct that payments be made directly to the Agent or its designee; and

(iii) the Seller shall, at the Agent’s request and at the Seller’s expense, (A) assemble all of the Records and shall make the same available to the Agent or its designee at a place selected by the Agent or its designee, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner acceptable to the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

(b) The Seller hereby authorizes the Agent, and irrevocably appoints the Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, as applicable, which appointment is coupled with an interest, upon the occurrence of a Termination Event to take any and all steps in the name of the Seller or any Originator (to the extent the Seller has such right), as applicable, and on behalf of the Seller or any Originator (to the extent the Seller has such right), as applicable, necessary or desirable, in the determination of the Agent, to collect any and all amounts or portions thereof due under any and all Receivables or Related Security, including endorsing the name of any Originator on checks and other instruments representing Collections and enforcing such Receivables, Related Security and the related Contracts. Notwithstanding anything to the contrary contained in this subsection (b), none of the powers conferred upon such attorney-in-fact pursuant to the immediately preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 7.5 Collection Agent Default. The occurrence of any one or more of the following events shall constitute a “Collection Agent Default”:

(a) The Collection Agent (i) shall fail to make any payment, transfer or deposit required to be made by it hereunder or under any other Transaction Document when due (or, in the case of a default in payment of an amount less than $10,000 resulting solely from an administrative error or omission by the Collection Agent, such default continues for a period of one (1) Business Day), (ii) shall fail to deliver any Monthly Report and such failure shall remain unremedied for five (5) days, (iii) shall fail to deliver any Daily Report and such failure shall remain unremedied for one (1) Business Day or (iv) shall fail to observe or perform any other term, covenant or agreement hereunder or under any of the other Transaction Documents to which the Collection Agent is a party or by which the Collection Agent is bound, and such failure shall remain unremedied for three (3) Business Days; or

(b) any representation, warranty, certification or statement made by the Collection Agent in this Agreement, the Originator Purchase and Contribution Agreement, the Seller Purchase and Contribution Agreement or in any of the other Transaction Documents or in any certificate or report delivered by it pursuant to any of the foregoing shall prove to have been incorrect in any material respect when made or deemed made; or

(c) any event or condition occurs that results in any Material Indebtedness (excluding Holdbacks and other than the Material Indebtedness of a Special Purpose Vehicle) becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness (excluding Holdbacks and other than the Material Indebtedness of a Special Purpose Vehicle) or any trustee or agent on its or their behalf to cause any Material Indebtedness (excluding Holdbacks and other than the Material Indebtedness of a Special Purpose Vehicle) to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (c) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or any event or condition of the type referred to above shall occur under the terms of any Holdback owed by the Collection Agent or any Subsidiary (other than a Special Purpose Vehicle) that in the aggregate (for all Holdbacks so affected) constitute Material Indebtedness; provided that no amount payable in respect of any Holdback shall be deemed to be in default to the extent that the obligation to pay such amount is being contested by the Collection Agent or the applicable Subsidiary in good faith and by appropriate proceedings and appropriate reserves had been set aside in respect of such amount; or the Collection Agent or any Subsidiary (other than a Special Purpose Vehicle) shall be required to purchase, or any Person shall be entitled (with or without the giving of notice, the lapse of time or both) to require the Collection Agent or any such Subsidiary to purchase, any assets for a purchase price exceeding $15,000,000 previously sold by the Collection Agent or any Subsidiary pursuant to a Securitization Transaction; or

(d) any Event of Bankruptcy shall occur with respect to the Collection Agent; or

(e) A breach of any of the financial covenants set forth in Schedule 6.1 shall have occurred; or

(f) The long-term senior secured debt rating of URNA or, for so long as United Rentals is the Collection Agent, United Rentals, is downgraded to below “B+” by S&P, the long-term senior unsecured debt rating of URNA or, for so long as United Rentals is the Collection Agent, United Rentals, is downgraded to below “B-” by S&P, the long-term issuer rating of URNA or, for so long as United Rentals is the Collection Agent, United Rentals, is downgraded to below “B3” by Moody’s, the long-term senior implied rating of URNA or, for so long as United Rentals is the Collection Agent, United Rentals, is downgraded to below “B2” by Moody’s or either S&P or Moody’s ceases to provide any such rating; or

(g) the Collection Agent shall fail to comply with any financial covenant contained in the United Rentals Credit Agreement (without regard to any applicable grace period contained therein) at any time after the lenders and agents party thereto have waived any non-compliance by the Collection Agent with any financial covenant contained therein;

(h) any material provision of this Agreement or any other Transaction Document to which the Collection Agent is a party shall cease to be in full force and effect or the Collection Agent shall so state in writing; or

(i) there shall have occurred a Material Adverse Effect with respect to the Collection Agent since the end of the last fiscal year ending prior to the date of its appointment as Collection Agent hereunder; or

(j) one or more final judgments for the payment of money in an aggregate amount in excess of $15,000,000 (or its equivalent in any other currency) shall be rendered against the Collection Agent, any of its Subsidiaries (other than a Special Purpose Vehicle) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Collection Agent or any Subsidiary (other than a Special Purpose Vehicle) to enforce any such judgment; or

(k) any event or condition described in clause (c) or (j) occurs with respect to any Subsidiary of the Collection Agent that is a Special Purpose Vehicle that would constitute a Collection Agent Default under such clause if Special Purpose Vehicles were not excluded therefrom, unless (i) such Special Purpose Vehicle is an “Unrestricted Subsidiary” as defined in the Subordinated Note Indentures and URNA is in compliance with the last paragraph of Section 10.18(a) of the Subordinated Note Indentures (other than any non-compliance solely as a result of the existence of this clause (k)) and (ii) neither the Collection Agent nor any other Subsidiary

(other than a Special Purpose Vehicle) is liable for any Material Indebtedness of such Special Purpose Vehicle;

SECTION 7.6 Collection Agent Fee. The Collection Agent shall be paid a Collection Agent Fee in accordance with Section 2.12 and subject to the priorities therein

SECTION 7.7 Protection of Ownership Interest of the Investors. The Seller agrees that it shall, from time to time, at its expense, promptly execute and deliver all instruments and documents and take all actions as may be necessary or as the Agent may reasonably request in order to perfect or protect the Asset Interest or to enable any Agent or the Investors to exercise or enforce any of their respective rights hereunder. Without limiting the foregoing, the Seller shall, upon the request of any Agent or any of the Investors, in order to accurately reflect this purchase and sale transaction, execute and file such financing or continuation statements or amendments thereto or assignments thereof (as otherwise permitted to be executed and filed pursuant hereto) as may be requested by any Agent or any of the Investors. The Seller shall, upon request of any Agent or any of the Investors, obtain such additional search reports as any Agent or any of the Investors shall request. To the fullest extent permitted by applicable law, the Agent shall be permitted to sign and file continuation statements and amendments thereto and assignments thereof without the Seller’s or any Originator’s signature. Carbon, photographic or other reproduction of this Agreement or any financing statement shall be sufficient as a financing statement.

ARTICLE VIII

TERMINATION EVENTS

SECTION 8.1 Termination Events. The occurrence of any one or more of the following events shall constitute a “Termination Event”:

(a) The Seller (i) shall fail to make any payment, transfer or deposit required to be made by it hereunder or under any other Transaction Document when due (or, in the case of a default in payment of an amount less than $10,000 resulting solely from an administrative error or omission by the Seller, such default continues for a period of one (1) Business Day) or (ii) shall fail to observe or perform any other term, covenant or agreement hereunder or under any of the other Transaction Documents to which the Seller is a party or by which the Seller is bound, and, other than with respect to a failure to perform the obligations contained in Section 6.1(a)(xii), such failure shall remain unremedied for ten (10) days after written notice thereof shall have been given to the Seller by the Agent; or

(b) any representation, warranty, certification or statement made or deemed made by the Seller in this Agreement or any other Transaction Document to which it is a party or in any other information, report or document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made or deemed made or delivered; or

(c) any Event of Bankruptcy shall occur with respect to the Parent, the Collection Agent (if different than the Parent), the Seller, United Receivables I or any Originator; or

(d) a Collection Agent Default shall have occurred; or

(e) the Net Receivables Pool Balance shall be less than the Required Net Receivables Pool Balance for more than 1 Business Day.

(f) there shall have occurred any material adverse change in the operations of the Seller or the Collection Agent since March 31, 2003, or any other Material Adverse Effect shall have occurred; or

(g) there shall be a “change of control”; provided that for the purposes of this clause only “change in control” means:

(i) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, but excluding Permitted Holders) shall acquire beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of 35% or more of the ordinary voting power represented by the outstanding Equity Interests of the Parent having ordinary voting power;

(ii) during any 24 month period, individuals who at the beginning of such period constituted the Parent’s board of directors (together with any new directors whose election by the Parent’s board of directors or whose nomination for election by the Parent’s shareholders was approved by a vote of at least two-thirds of the directors who either were directors at the beginning of such period or whose nomination or election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Parent; or

(iii) any “change of control” or similar event, however denominated, shall occur under, and as defined in, the Parent Credit Agreement, any Subordinated Note Indenture or any document evidencing or governing any other Subordinated Debt; or

(iv) any Originator shall cease to be a wholly-owned direct or indirect Subsidiary of the Parent.

(h) any Person shall institute steps to terminate any Pension Plan if the assets of such Pension Plan are insufficient to satisfy all of its benefit liabilities (as determined under Title IV of ERISA), or a contribution failure occurs with respect to any Pension Plan which is sufficient to give rise to a lien under Section 302(f) of ERISA; or

(i) any material provision of this Agreement or any other Transaction Document to which the Seller is a party shall cease to be in full force and effect or shall cease to be a legal, valid and binding obligation of the Seller or the Seller shall so state in writing; or

(j) as of the last day of any calendar month, (i) the three-month rolling average of the Default Ratio shall exceed 12.00%, (ii) the three-month rolling average of the Delinquency Ratio shall exceed 11.50%, (iii) the three-month rolling average of the Dilution Ratio shall exceed 4.00%, or (iv) the three-month rolling average Cash Turnover Days shall be less than 70 days.

(k) A “Termination Event,” “Termination Date,” “Purchase Termination Date” or PCA Termination Event” or similar such event, regardless of the defined term used with respect thereto, shall occur under any Transaction Document; or

(l) Any Investment or Reinvestment shall for any reason (other than pursuant to the terms hereof) cease to create, or any Asset Interest shall for any reason cease to be, a valid and perfected undivided percentage ownership or first priority security interest to the extent of the pertinent Asset Interest in each applicable Receivable and the Related Security and Collections with respect thereto free and clear of any Adverse Claim; or the Agent, on behalf of the Secured Parties, shall for any reason fail or cease to have a valid and enforceable perfected first priority ownership or security interest in the Affected Assets, free and clear of any Adverse Claim; provided, that the perfected ownership or security interest of the Agent in Leased Equipment Receivables may be subject to the lien of the lessor thereof; and provided, further, that the perfected ownership or security interest of the Agent in Receivables that represent proceeds of the sale of equipment that has been leased to an Originator may be subject to the lien of the lessor thereof; or

(m) The aggregate amount of Identifiable Combined Assets deposited in the Lock-box Accounts, Blocked Accounts and Collection Accounts during any one (1) month period (without double counting for transfers of funds between such accounts), as reported on any Monthly Report, shall at any time be greater than 7.5% of the aggregate amount of Collections received in respect of Receivables during such period; or

(n) The Parent shall fail to have in effect a revolving credit facility, Securitization Transaction (other than the transaction contemplated hereby) or, if approved in writing by the Agent, other form of financing arrangement, in each case, with a commitment of at least $500,000,000 and a maturity no earlier than the date that is one month later than the Scheduled Termination Date; or

(o) The Agent shall be obligated to make any payment to any Lock-box Bank, Blocked Account Bank or Collection Account Bank, in accordance with the terms of any Lock-box Agreement, Blocked Account Agreement or Collection Account Agreement, in respect of any indemnity obligation or any fees or expenses incurred in connection with any Lock-box Account, Blocked Account or Collection Account prior to the termination of the applicable Lock-box Account Agreement, Blocked Account Agreement or Collection Account Agreement as a result of any failure of the Collection Agent or the Seller to make any payment thereunder, the failure of any account at such bank to have sufficient funds to cover such indemnity, fee or expense or for any other reason, and the Collection Agent shall not have reimbursed the Agent in full all such amounts for a period of five (5) Business Days following notice by the Agent to the Collection Agent that it has made such payment.

SECTION 8.2 Termination. Upon the occurrence of any Termination Event, the Agent shall, by notice to the Seller, the Collection Agent, each Group Agent and each Investor, declare the Termination Date to have occurred, unless such Termination Event shall have been waived in accordance with the terms of Section 11.2; provided, however, that in the case of any event described in Section 8.1(c) the Termination Date shall be deemed to have occurred automatically upon the occurrence of such event. Upon any such declaration or automatic occurrence, the Agent shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of the applicable jurisdiction and other applicable laws, all of which rights shall be cumulative.

ARTICLE IX

INDEMNIFICATION; EXPENSES; RELATED MATTERS

SECTION 9.1 Indemnities by the Seller. Without limiting any other rights which the Indemnified Parties may have hereunder or under applicable Law, the Seller hereby agrees to indemnify the Investors, the Agent, the Group Agents, the Administrators, the Support Facility Providers and their respective officers, directors, employees, counsel and other agents (collectively, “Indemnified Parties”) from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them in any action or proceeding between the Seller or the Parent or any Subsidiary or Affiliate of the Parent (so long as the Parent or any such Subsidiary or Affiliate is the Collection Agent) and any of the Indemnified Parties or between any of the Indemnified Parties and any third party arising out of or as a result of this Agreement, the other Transaction Documents, the ownership or maintenance, either directly or indirectly, by the Agent or any Investor of the Asset Interest or any of the other transactions contemplated hereby or thereby, or otherwise arising out of or as a result of this Agreement, the other Transaction Documents, the ownership or maintenance, either directly or indirectly, by the Agent or any Investor of the Asset Interest or any of the other transactions contemplated hereby or thereby, excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Indemnified Party, as finally determined by a court of competent jurisdiction, or (ii) recourse for Receivables that are uncollectable solely due to the Obligor’s financial inability to pay. Without limiting the generality of the foregoing, and subject to the exclusions set forth in the preceding sentence, the Seller shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

(a) any representation or warranty made by the Seller or any officers of the Seller under or in connection with this Agreement or any of the other Transaction Documents, any information in any Collection Agent Report (to the extent provided by the Seller) or any other information or report delivered by the Seller or on the Seller’s behalf pursuant hereto, or pursuant to any of the other Transaction Documents which shall have been incomplete, false or incorrect in any respect when made or deemed made;

(b) the failure by the Seller to comply with any applicable Law with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable Law or the transfer or sale of any Receivable in violation of applicable Law;

(c) the failure (i) to vest and maintain vested in the Seller a first priority, perfected ownership interest in the Asset Interest free and clear of any Adverse Claim or (ii) to create or maintain a valid and perfected first priority security interest in favor of the Agent, for the benefit of the Secured Parties, in the Affected Assets, free and clear of any Adverse Claim;

(d) the failure to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any of the Affected Assets;

(e) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable (including a defense based on such Receivable or the related Contract not being the legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of merchandise or services related to such Receivable or the furnishing or failure to furnish such merchandise or services, or from any breach or alleged breach of any provision of the Receivables or the related Contracts restricting assignment of any Receivables;

(f) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with merchandise or services which are the subject of any Receivable;

(g) the transfer of an interest in any Receivable other than an Eligible Receivable;

(h) the failure by the Seller to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its duties or obligations, if any, under the Receivables or related Contracts;

(i) the Net Investment exceeding the Net Receivables Pool Balance, minus the Required Reserves at any time;

(j) the failure of the Seller to pay when due any sales, excise or personal property taxes payable in connection with any of the Receivables;

(k) any repayment by any Indemnified Party of any amount previously distributed in reduction of Net Investment which such Indemnified Party believes in good faith is required to be made;

(l) the commingling by the Seller of Collections of Receivables at any time with any other funds;

(m) any investigation, litigation or proceeding related to this Agreement, any of the other Transaction Documents, the use of proceeds of Investments or Reinvestments by the Seller or any Originator, the ownership of the Asset Interest, or any Affected Asset (excluding any collection costs of the Agent, any Group Agent or the Investors where the Obligor is financially unable to pay);

(n) failure of any Lock-box Account Bank or Blocked Account Bank to remit any amounts held in the Lock-box Accounts or Blocked Accounts or any related lock-boxes pursuant to the instructions of the Collection Agent, the Seller, the related Originator or the Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of any applicable Lock-box Account Agreement or Blocked Account Agreement) whether by reason of the exercise of set-off rights or otherwise;

(o) any inability to obtain any judgment in or utilize the court or other adjudication system of, any state in which an Obligor may be located as a result of the failure of the Seller or the applicable Originator to qualify to do business or file any notice of business activity report or any similar report;

(p) any attempt by any Person to void, rescind or set-aside any transfer by an Originator to the Seller of any Receivable or Related Security under statutory provisions or common law or equitable action, including any provision of the Bankruptcy Code or other insolvency law;

(q) any action taken by the Seller in the enforcement or collection of any Receivable;

(r) any claim by any third party arising from the Seller’s administration of the Receivables;

(s) the use of the proceeds of any Investment or Reinvestment; or

(t) the transactions contemplated hereby being characterized as other than debt for the purposes of the Code.

SECTION 9.2 Indemnity for Taxes, Reserves and Expenses. (a) If after the Closing Date, the adoption of any Law or bank regulatory guideline or any amendment or change in the administration, interpretation or application of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law):

(i) shall subject any Indemnified Party (or its applicable lending office) to any tax, duty or other charge (other than Excluded Taxes) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Support Facility or the credit or liquidity support furnished by a Support Facility Provider or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest (except for changes in the rate of general corporate, franchise, net income or other income tax imposed on such Indemnified Party by the jurisdiction in which such Indemnified Party’s principal executive office is located);

(ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Support Facility or the credit or liquidity support provided by a Support Facility Provider or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest; or

(iii) imposes upon any Indemnified Party any other condition or expense (including any loss of margin, reasonable attorneys’ fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, or payments of amounts due hereunder or its obligation to advance funds hereunder, under a Support Facility or the credit or liquidity support furnished by a Support Facility Provider or otherwise in respect of this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interests, and the result of any of the foregoing is to increase the cost to or to reduce the amount of any sum received or receivable by such Indemnified Party with respect to this Agreement, the other Transaction Documents, the ownership, maintenance or financing of the Asset Interest, the Receivables, the obligations hereunder, the funding of any purchases hereunder or a Support Facility, by an amount deemed by such Indemnified Party to be material, then, within ten (10) days after demand by such Indemnified Party through the Agent or any Group Agent, the Seller shall pay to the Agent or the applicable Group Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party for such increased cost or reduction. Any Indemnified Party making a demand pursuant to this Section 9.2(a) shall use reasonable efforts (to the extent consistent with its internal policies and without adversely affecting such Indemnified Party) to mitigate any such increased cost or reduced amount; provided that such Indemnified Party shall not be required to expend funds or increase any commitment or investment obligation hereunder or under any Support Facility for such purpose, and neither the existence of such obligation of such Indemnified Party nor any failure of such Indemnified Party to reduce any amount demanded hereunder shall in any way limit or reduce the liability of the Seller hereunder.

(b) If any Indemnified Party shall have determined that after the date hereof, the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Official Body, or any request or directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body, or the implementation of any such change, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party’s obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Indemnified Party to be material, then from time to time, within ten (10) days after demand by such Indemnified Party through the Agent or any Group Agent, the Seller shall pay to the Agent or the applicable Group Agent, for the benefit of such Indemnified Party, such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction. For avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board (including Interpretation No. 46: Consolidation of Variable Interest Entities) shall constitute an adoption, change, request or directive, and any implementation thereof shall be, subject to this Section 9.2(b). Any Indemnified Party making a demand pursuant to this Section 9.2(b) shall use reasonable efforts (to the extent consistent with its internal policies and without adversely affecting such Indemnified Party) to mitigate any such reduced return; provided that such Indemnified Party shall not be required to expend funds or increase any commitment or investment obligation hereunder or under any Support Facility for such purpose, and neither the existence of such obligation of such Indemnified Party nor any failure of such Indemnified Party to reduce any amount demanded hereunder shall in any way limit or reduce the liability of the Seller hereunder.

(c) The Agent shall promptly notify the Seller of any event of which it has knowledge, occurring after the date hereof, which will entitle an Indemnified Party to compensation pursuant to this Section 9.2; provided that no failure to give or any delay in giving such notice shall affect the Indemnified Party’s right to receive such compensation. A notice by the Agent, any Group Agent or the applicable Indemnified Party claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Agent, any Group Agent or any applicable Indemnified Party may use any reasonable averaging and attributing methods.

(d) Anything in this Section 9.2 to the contrary notwithstanding, if any Conduit Investor enters into agreements for the acquisition of interests in receivables from one or more Other Investors, such Conduit Investor shall allocate the liability for any amounts under this Section 9.2 which are in connection with a Support Facility or the credit or liquidity support provided by a Support Facility Provider (“Additional Costs”) to the Seller and each Other Investor; provided, however, that if such Additional Costs are attributable to the Seller and not attributable to any Other Investor, the Seller shall be solely liable for such Additional Costs or if such Additional Costs are attributable to Other Investors and not attributable to the Seller, such Other Investors shall be solely liable for such Additional Costs.

SECTION 9.3 Taxes. All payments and distributions made hereunder by the Seller or the Collection Agent (each, a “payor”) to any Investor, the Agent or any Group Agent (each, a “recipient”) shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any assignee of such parties) (such non-excluded items being called “Taxes”), but excluding franchise taxes and taxes imposed on or measured by the recipient’s net income or gross receipts (“Excluded Taxes”); provided that (i) the recipient either (A) is a United States person as defined in Section 7701(a)(30) of the Code (a “United States Person”) and delivers to the payor a properly executed Internal Revenue Service Form W-9 (or applicable successor form) upon request or (B) is not a United States Person and delivers to the payor a properly executed Internal Revenue Service Form W-8BEN (or applicable successor form) certifying that the beneficial owner of the payment is entitled to an exemption from U.S. withholding tax under an applicable Tax treaty or a property executed Internal Revenue Service Form W-8ECI (or applicable successor form), as appropriate and (ii) the recipient is not collecting such payments on behalf of another Person who does not satisfy either clause (i)(A) or (i)(B) above. In the event that any withholding or deduction from any payment made by the payor hereunder is required in respect of any Taxes, then such payor shall:

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b) promptly forward to the Agent and the relevant recipient an official receipt or other documentation satisfactory to the Agent and such relevant recipient evidencing such payment to such authority; and

(c) pay to the recipient such additional amount or amounts as is necessary to ensure that the net amount actually received by the recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

Moreover, if any Taxes (other than Excluded Taxes) are directly asserted against any recipient with respect to any payment received by such recipient hereunder, the recipient may pay such Taxes and the payor will promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amount received by the recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such recipient would have received had such Taxes not been asserted.

If the payor fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, the payor shall indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of any such failure.

SECTION 9.4 Other Costs and Expenses; Breakage Costs. (a) The Seller agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Investors, the Group Agents and the Agent harmless against liability for the payment of, all reasonable out-of-pocket expenses (including attorneys’, accountants’, rating agencies’ and other third parties’ fees and expenses, any filing fees and expenses incurred by officers or employees of any Investor, any Group Agent and/or the Agent) or intangible, documentary or recording taxes incurred by or on behalf of any Investor, any Group Agent or the Agent (i) in connection with the preparation, negotiation, execution and delivery of this Agreement, the other Transaction Documents and any documents or instruments delivered pursuant hereto and thereto and the transactions contemplated hereby or thereby (including the perfection or protection of the Asset Interest); provided that the fees and expenses incurred by the Agent and Deutsche Bank in respect of attorney’s fees and expenses and paid or reimbursed by the Seller pursuant to this clause (i) shall be subject to the limitations on such amounts set forth in Section 3(b) of the Engagement Letter, dated as of March 20, 2003, between the Agent and United Rentals and (ii) from time to time (A) relating to any amendments, waivers or consents under this Agreement and the other Transaction Documents, (B) arising in connection with any Investor’s, any Group Agent’s or the Agent’s enforcement or preservation of rights (including the perfection and protection of the Asset Interest under this Agreement), or (C) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement or any of the other Transaction Documents (all of such amounts, collectively, “Transaction Costs”).

(b) The Seller shall pay the applicable Group Agent for the account of the Investors, as applicable, on demand, such amount or amounts as shall compensate the Investors for any loss, cost or expense incurred by the Investors (as reasonably determined by the applicable Group Agent) as a result of any reduction of any Portion of Investment other than on the maturity date of the relevant commercial paper (or other financing source) funding such Portion of Investment, such compensation to be (i) limited to an amount equal to any loss or expense suffered by the Investors during the period from the date of receipt of such repayment to (but excluding) the maturity date of such Commercial Paper (or other financing source) and (ii) net of the income, if any, received by the recipient of such reductions from investing the proceeds of such reductions of such Portion of Investment. The determination by any Group Agent of the amount of any such loss or expense shall be set forth in a written notice to the Seller in reasonable detail and shall be conclusive, absent manifest error.

SECTION 9.5 Indemnities by the Collection Agent. Without limiting any other rights which the Agent, the Group Agents, the Investors or the other Indemnified Parties may have hereunder or under applicable law, the Collection Agent hereby agrees to indemnify the Indemnified Parties from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly) (a) the failure of any information contained in any Collection Agent Report (to the extent provided by the Collection Agent) to be true and correct, or the failure of any other information provided to any Indemnified Party by, or on behalf of, the Collection Agent to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Collection Agent (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made, (c) the failure by the Collection Agent to comply with any applicable Law with respect to any Receivable or the related Contract, (d) the commingling by the Collection Agent of Collections of Receivables at any time with any other funds, (e) any dispute, claim, offset or defense of the Obligor to the payment of any Receivable resulting from or related to the enforcement or collection activities in respect of such Receivable, (f) any action taken by the Collection Agent in the enforcement or collection of any Receivable, (g) any failure of the Collection Agent to perform its duties or obligations in accordance with the provisions hereof, (h) the failure by the Collection Agent to comply with any term, provision or covenant contained in this Agreement or any of the other Transaction Documents to which it is a party or to perform any of its duties or obligations, if any, under the Receivables or related Contracts (i) failure of any Lock-box Account Bank or Blocked Account Bank to remit any amounts held in the Lock-box Accounts or Blocked Accounts or any related lock-boxes pursuant to the instructions of the Collection Agent, United Receivables I, the Seller, the related Originator or the Agent (to the extent such Person is entitled to give such instructions in accordance with the terms hereof and of any applicable Lock-box Account Agreement or Blocked Account Agreement) whether by reason of the exercise of set-off rights or otherwise; or (i) any claim by any third party arising from the Collection Agent’s administration of the Receivables.

ARTICLE X

THE AGENTS

SECTION 10.1 Appointment and Authorization of the Agents. Each Secured Party hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and any other Transaction Document, together with such other powers as are reasonably incidental thereto and each Investor hereby irrevocably appoints, designates and authorizes the Group Agent that is part of its Investor Group to take such action on its behalf under the provisions of this Agreement and each other Transaction Document and to exercise such powers and perform such duties as are expressly delegated to the Group Agents by the terms of this Agreement and any other Transaction Document, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, no Agent shall have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall any Agent have or be deemed to have any fiduciary relationship with any Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against any Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 10.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys-in-fact. No Agent shall be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

SECTION 10.3 Liability of Agents. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any Secured Party for any recital, statement, representation or warranty made by the Seller, any Originator or the Collection Agent, or any officer thereof, contained in this Agreement or in any other Transaction Document, or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Transaction Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document, or for any failure of the Seller, any Originator, the Collection Agent or any other party to any Transaction Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Secured Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of the Seller, the Originators or the Collection Agent or any of their respective Affiliates. Each Agent may consult with counsel, and the advice or opinion of counsel with respect to legal matters relating to this Agreement and the other Transaction Documents shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

SECTION 10.4 Reliance by Agents. (a) The Agents shall each be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Seller, the Originators and the Collection Agent), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Majority Investors as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Investors against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Majority Investors or, if required hereunder, all Investors and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Investors.

(b) For purposes of determining compliance with the conditions specified in Article V on the Closing Date or the date of any Investment or Reinvestment, each Investor that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent or its Group Agent to such Investor for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Investor.

SECTION 10.5 Notice of Termination Event, Potential Termination Event or Collection Agent Default. No Agent shall be deemed to have knowledge or notice of the occurrence of a Potential Termination Event, a Termination Event, a Collection Agent Default, unless such Agent, as applicable, has received written notice from an Investor, the Seller or the Collection Agent, as the case may be, referring to this Agreement, describing such Potential Termination Event, Termination Event or Collection Agent Default and stating that such notice is a “Notice of Termination Event or Potential Termination Event,” or “Notice of Collection Agent Default,” as applicable. Each Agent will promptly notify each other Agent and the Investors of its receipt of any such notice.

SECTION 10.6 Credit Decision; Disclosure of Information by the Agents. Each Secured Party acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Seller, the Collection Agent, the Originators or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Secured Party as to any matter, including whether the Agent-Related Persons have disclosed material information in their possession. Each Secured Party, including any Secured Party by assignment and any Secured Party joining this Agreement after the Closing Date, represents to the Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Seller, the Collection Agent, the Originators or their respective Affiliates, and all applicable bank regulatory and other laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Seller hereunder. Each Secured Party also represents that it shall, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Seller, the Collection Agent or the Originators. Except for notices, reports and other documents expressly herein required to be furnished to the Secured Parties by any Agent herein, no Agent shall have any duty or responsibility to provide any Secured Party or any other Agent with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Seller, the Collection Agent, the Originators or their respective Affiliates which may come into the possession of any of the Agent-Related Persons.

SECTION 10.7 Indemnification of the Agents. Whether or not the transactions contemplated hereby are consummated, the Committed Investors shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Seller and without limiting the obligation, if any, of the Seller to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Amounts incurred by it; provided, however, that no Committed Investor shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Amounts resulting from such Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction; provided, however, that no action taken in accordance with the directions of the Majority Investors shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Committed Investor shall reimburse the Agent and its Group Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney’s fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Transaction Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Seller. The undertaking in this Section shall survive payment on the Final Payout Date and the resignation or replacement of the Agent.

SECTION 10.8 Agents in Individual Capacity. Each Agent (and any successor acting as Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any of the Seller, the Originators and the Collection Agent or any of their Subsidiaries or Affiliates as though such Agent were not an Agent hereunder and without notice to or consent of the Investors or any other Agent. The Investors acknowledge that, pursuant to such activities, any Agent and its Affiliates may receive information regarding the Seller, the Originator, the Collection Agent or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that each such Agent shall be under no obligation to provide such information to them.

SECTION 10.9 Resignation of Agent. The Agent may resign as Agent upon thirty (30) days’ notice to the Seller, the Collection Agent, the Group Agents and the Investors. If the Agent resigns under this Agreement, the Majority Investors shall appoint from among the Committed Investors a successor agent for the Secured Parties. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Investors, a successor agent from among the Committed Investors. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. The successor agent shall provide notice to the Seller and the Collection Agent of its appointment as successor agent hereunder and the effective date of such appointment. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 10.9 and Sections 10.3 and 10.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

SECTION 10.10 Payments by the Agents. Unless specifically allocated to an Investor pursuant to the terms of this Agreement, all amounts received by an Agent on behalf of the Investors shall be paid by such Agent to the Investors (at their respective accounts specified herein or in the Assignment and Assumption Agreements pursuant to which they became a party hereto) pro rata in accordance with their respective outstanding funded portions of the Net Investment on the Business Day received by such Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case such Agent shall use its reasonable efforts to pay such amounts to the Investors on such Business Day, but, in any event, shall pay such amounts to the Investors not later than the following Business Day.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Term of Agreement. This Agreement shall terminate on the Final Payout Date; provided, however, that (i) the indemnification and payment provisions of Article IX, (ii) the provisions of Section 10.7 and (iii) the agreements set forth in Sections 11.11 and 11.12, shall be continuing and shall survive any termination of this Agreement.

SECTION 11.2 Waivers; Amendments. (a) No failure or delay on the part of any Agent, the Investors, the Administrator or any Committed Investor in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.

(b) Any provision of this Agreement or any other Transaction Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Seller, the Collection Agent, the Conduit Investors and the Majority Investors (and, if Article X or the rights or duties of any Agent are affected thereby, by each such affected Agent); provided that no such amendment or waiver shall, unless signed by each Committed Investor directly affected thereby, (i) increase the Commitment of a Committed Investor, (ii) reduce the Net Investment or rate of Yield to accrue thereon or any fees or other amounts payable hereunder, (iii) postpone any date fixed for the payment of any scheduled distribution in respect of the Net Investment or Yield with respect thereto or any fees or other amounts payable hereunder (it being understood that waiver of any Termination Event shall be deemed not to effect such postponement) or for termination of any Commitment, (iv) change the percentage of the Commitments of Committed Investors which shall be required for the Committed Investors or any of them to take any action under this Section or any other provision of this Agreement, (v)

release all or substantially all of the property with respect to which a security or ownership interest therein has been granted hereunder to the Agent for the benefit of the Secured Parties, (vi) release the Parent from any of its obligations under the Parent Undertaking, or delay any payment required to be made thereunder, (vii) extend or permit the extension of the Commitment Termination Date (it being understood that a waiver of a Termination Event shall not constitute an extension or increase in the Commitment of any Committed Investor) or (viii) extend or permit the extension of the Scheduled Termination Date; and provided, further, that the signature of the Seller shall not be required for the effectiveness of any amendment which modifies the representations, warranties, covenants or responsibilities of the Collection Agent at any time when the Collection Agent is not an Originator or any Affiliate of an Originator or a successor Collection Agent is designated by the Agent pursuant to Section 7.1. In the event the Agent requests an Investor’s consent pursuant to the foregoing provisions and the Agent does not receive a consent (either positive or negative) from such Investor within ten (10) Business Days of such Investor’s receipt of such request, then such Investor (and its percentage interest hereunder) shall be disregarded in determining whether the Agent shall have obtained sufficient consent hereunder. The Agent shall provide notice to S&P and Moody’s of any amendment of this Agreement or any Transaction Document promptly following the effectiveness of such amendment.

SECTION 11.3 Notices; Payment Information. Except as provided below, all communications and notices provided for hereunder shall be in writing (including facsimile or electronic transmission or similar writing) and shall be given to the other party at its address or facsimile number set forth in Schedule 11.3 or at such other address or facsimile number as such party may hereafter specify for the purposes of notice to such party. Each such notice or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 11.3 and confirmation is received, (ii) if given by mail, three (3) Business Days following such posting, if postage prepaid, and if sent via U.S. certified or registered mail, (iii) if given by overnight courier, one (1) Business Day after deposit thereof with a national overnight courier service, or (iv) if given by any other means, when received at the address specified in this Section 11.3; provided that an Investment Request shall only be effective upon receipt by the Agent. However, anything in this Section 11.3 to the contrary notwithstanding, the Seller hereby authorizes the Agent and the Investors to make investments in Permitted Investments and to make Investments based on telephonic notices made by any Person which a Conduit Investor in good faith believes to be acting on behalf of the Seller. The Seller agrees to deliver promptly to a Conduit Investor a written confirmation of each telephonic notice signed by an authorized officer of the Seller. However, the absence of such confirmation shall not affect the validity of such notice. If the written confirmation differs in any material respect from the action taken by any Conduit Investor, the records of such Conduit Investor shall govern.

SECTION 11.4 Governing Law; Submission to Jurisdiction; Appointment of Service Agent.

(a) THIS AGREEMENT AND ALL MATTERS ARISING OUT OF OR IN ANY MANNER RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF

OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, AND OTHER THAN LAWS RELATING TO THE PERFECTION, EFFECT OF PERFECTION OR NONPERFECTON AND PRIORITY OF SECURITY INTERESTS). EACH OF THE SELLER, THE ORIGINATORS AND THE COLLECTION AGENT HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH ORIGINATOR AND EACH OF THE SELLER, THE COLLECTION AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION 11.4 SHALL AFFECT THE RIGHT OF THE INVESTORS TO BRING ANY ACTION OR PROCEEDING AGAINST ANY OF THE SELLER, ANY ORIGINATOR OR THE COLLECTION AGENT.

(b) EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ANY OF THEM ARISING OUT OF, CONNECTED WITH, RELATING TO OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

(c) The Seller, the Collection Agent and each Originator each hereby appoint Corporation Service Company, 80 Albany Street, Albany, New York 12207-2543, as the authorized agent upon whom process may be served in any action arising out of or based upon this Agreement, the other Transaction Documents to which such Person is a party or the transactions contemplated hereby or thereby that may be instituted in the United States District Court for the Southern District of New York and of any New York State court sitting in The City of New York by any Investor, any Agent, any Administrator or any successor or assignee of any of them.

SECTION 11.5 Integration. This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

SECTION 11.6 Severability of Provisions. If any one or more of the provisions of this Agreement shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions.

SECTION 11.7 Counterparts; Facsimile Delivery. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart hereof.

SECTION 11.8 Successors and Assigns; Binding Effect. (a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided, however, that neither the Seller nor the Collection Agent may assign any of its rights or delegate any of its duties hereunder or under the Seller Purchase and Contribution Agreement or under any of the other Transaction Documents to which it is a party without the prior written consent of each Agent. Except as provided in clause (b) below, no provision of this Agreement shall in any manner restrict the ability of any Investor to assign, participate, grant security interests in, or otherwise transfer any portion of the Asset Interest.

(b) Any Committed Investor may assign all or any portion of its Commitment and its interest in the Net Investment, the Asset Interest and its other rights and obligations hereunder to any Person with the written approval of the Seller (which approval shall not be unreasonably withheld), the Conduit Investors, if any, in such Committed Investor’s Investor Group, its Group Agent and the Agent; provided, that if a Termination Event shall have occurred and be continuing, no such consent of the Seller shall be required; provided, further, such consent of the Seller shall not be required in the case of an assignment to Deutsche Bank or an Affiliate of Deutsche Bank (or, for the avoidance of doubt, in the case of a sale of a participation interest that does not affect the rights or obligations of such Committed Investor hereunder). In connection with any such assignment, the assignor shall deliver to the assignee(s) an Assignment and Assumption Agreement, duly executed, assigning to such assignee a pro rata interest in such assignor’s Commitment and other obligations hereunder and in the Net Investment, the Asset Interest and other rights hereunder, and such assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee’s right, title and interest in and to such interest and to enable the related Group Agent or Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. Upon any such assignment, (i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party with respect to such assignor’s Commitment and interest in the Net Investment and the Asset Interest for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party and (ii) the assignor shall have no further obligations with respect to the portion of its Commitment which has been assigned and shall relinquish its rights with respect to the portion of its interest in the Net Investment and the Asset Interest which has been assigned for all purposes of this Agreement and under the other Transaction Documents to which such assignor is or, immediately prior to such assignment, was a party. No such assignment shall be effective unless a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the Agent and the Seller. All costs and expenses of the Agent incurred in connection with any assignment hereunder occurring after the occurrence of a Termination Event shall be borne by the Seller. No Committed Investor shall assign any portion of its Commitment hereunder without also simultaneously assigning an equal portion of its interest in the Support Facility to which it is a party or under which it has acquired a participation.

(c) By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption Agreement, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value or this Agreement, the other Transaction Documents or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Seller, United Receivables I, the Originators or the Collection Agent or the performance or observance by the Seller, United Receivables I, the Originators or the Collection Agent of any of their respective obligations under this Agreement, the Originator Purchase and Contribution Agreement, the Seller Purchase and Contribution Agreement, the other Transaction Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, the Originator Purchase and Contribution Agreement, the Seller Purchase and Contribution Agreement, each other Transaction Document and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement and to purchase such interest; (iv) such assignee will, independently and without reliance upon the Agent, or any of its Affiliates, or the assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Transaction Documents; (v) such assignee appoints and authorizes the related Group Agent and the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other Transaction Documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Group Agent or the Agent, as the case may be, by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the other Transaction Documents and the Affected Assets; (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Transaction Documents are required to be performed by it as the assignee of the assignor; and (vii) such assignee agrees that it will not institute against any Conduit Investor any proceeding of the type referred to in Section 11.11 prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by the Conduit Investors.

(d) Without limiting the foregoing, any Conduit Investor may, from time to time, assign all or any portion of the Net Investment and its rights and obligations under this Agreement and any other Transaction Documents to which it is a party to any Conduit Assignee that is not administered by a member of its Investor Group or an Affiliate of a member of its Investor Group with the written approval of the Seller (which approval shall not be unreasonably withheld), the Administrator, its Group Agent and the Agent; provided, that if a Termination Event shall have occurred and be continuing, no such consent of the Seller shall be required; provided, further, that any Conduit Investor may, from time to time, without any such written approval and with prior or concurrent notice to the Seller and Collection Agent, in one transaction or a series of transactions, assign all or a portion of the Net Investment and its rights and obligations under this Agreement and any other Transaction Documents to which it is a party to a Conduit Assignee administered by a member of its Investor Group or an Affiliate of a member of its Investor Group. Upon and to the extent of such assignment by the Conduit Investor to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the assigned portion of the Net Investment, (ii) the CP Committed Investor in such Conduit Assignee’s Group will act as the Group Agent for such Conduit Assignee hereunder, with all corresponding rights and powers, express or implied, granted to Group Agents hereunder or under the other Transaction Documents, (iii) such Conduit Assignee and its liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to the Conduit Investor and its Support Facility Provider(s) herein and in the other Transaction Documents (including any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee shall assume all (or the assigned or assumed portion) of the Conduit Investor’s obligations, if any, hereunder or under any other Transaction Document, and the Conduit Investor shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the Conduit Investor and such Conduit Assignee shall be several and not joint, (v) all distributions in respect of the Net Investment shall be made to the applicable Group Agent, as applicable, on behalf of the Conduit Investor and such Conduit Assignee on a pro rata basis according to their respective interests, (vi) the definition of the term “CP Rate” with respect to the portion of the Net Investment funded with commercial paper issued by the Conduit Investor from time to time shall be determined in the manner set forth in the definition of “CP Rate” applicable to the Conduit Investor on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee (rather than any other Conduit Investor), (vii) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing, and (viii) if requested by the Agent or the applicable Administrator with respect to any Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the Agent or such Administrator may reasonably request to evidence and give effect to the foregoing. No assignment by any Conduit Investor to a Conduit Assignee of all or any portion of the Net Investment shall in any way diminish the obligation of the CP Committed Investors in the same group as such Conduit Investor under Section 2.3 to fund any Investment not funded by such Conduit Investor or such Conduit Assignee.

(e) In the event that a Conduit Investor makes an assignment to a Conduit Assignee in accordance with clause (d) above, the related Committed Investors: (i) if requested by the applicable Administrator, shall terminate their participation in the applicable Support Facility to the extent of such assignment, (ii) if requested by the applicable Administrator, shall execute (either directly or through a participation agreement, as determined by such Administrator) the Support Facility related to such Conduit Assignee, to the extent of such assignment, the terms of which shall be substantially similar to those of the participation or other agreement entered into by such Committed Investor with respect to the applicable Support Facility (or which shall be otherwise reasonably satisfactory to the applicable Administrator and the related Committed Investors), (iii) if requested by the applicable Conduit Investor, shall enter into such agreements as requested by such Conduit Investor pursuant to which they shall be obligated to provide funding to the Conduit Assignee on substantially the same terms and conditions as is provided for in this Agreement in respect of such Conduit Investor (or which agreements shall be otherwise reasonably satisfactory to such Conduit Investor and the related Committed Investors), and (iv) shall take such actions as the Agent shall reasonably request in connection therewith.

(f) Each of the Seller, the Collection Agent and each Originator hereby agrees and consents to the assignment by the Conduit Investors from time to time of all or any part of their respective rights under, interest in and title to this Agreement and the Asset Interest to any Support Facility Provider.

SECTION 11.9 Waiver of Confidentiality. (a) Each of the Seller and the Collection Agent hereby consents to the disclosure of any non-public information with respect to it received by any Agent, any Investor or any Administrator to any other Investor or potential Investor, any Agent, any nationally recognized statistical rating organization rating any Conduit Investor’s Commercial Paper, any regulatory body or reinsurer, any dealer or placement agent of or depositary for any Conduit Investor’s Commercial Paper, the Administrator, any Support Facility Provider or any of such Person’s counsel or accountants in relation to this Agreement or any other Transaction Document.

(b) Notwithstanding paragraph (a) above, each Agent, each Investor and each Administrator hereby agree that, in the event they receive any written non-public information from the Seller, the Collection Agent or any Originator that is clearly marked on the cover thereof as being confidential or proprietary, such Person will use reasonable efforts to inform any third party to whom such Person provides such information that such information is confidential or proprietary; provided, that no Agent, Investor or Administrator shall have any liability as a result of this Section 11.9(b), for any failure to so inform any Persons of the confidential or proprietary nature of such information or in any way arising out of the confidential or proprietary nature of such information.

SECTION 11.10 Confidentiality Agreement.

(a) Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party hereto (and each employee, representative or other agent of each party hereto) may disclose to any and all Persons, without limitation of any kind, any information with respect to the United States federal income “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such parties (or their representatives) relating to such tax treatment and tax structure; provided that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the United States federal income tax treatment or tax structure of the transactions contemplated hereby.

(b) Subject to paragraph (a) above and except as otherwise provided herein, each of the Seller and the Collection Agent hereby agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information of or with respect to any Investor, any Agent, any Administrator or any Support Facility Provider to any other Person except (a) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized statistical rating organization, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information or (b) as otherwise required by order of a court of competent jurisdiction or by applicable law (including, without limitation, filings required under the Securities Exchange Act of 1934; provided that each of the Seller and the Collection Agent may file with the Securities and Exchange Commission such information if it determines that such information should be filed; provided, further, that neither the Seller nor the Collection Agent shall be authorized to file any fee letter or any other document that contains pricing or fee information regarding the transaction contemplated hereby (it being understood by the parties hereto for purposes of this Section 11.10(b) that this Agreement does not contain any such pricing or fee information)).

SECTION 11.11 No Bankruptcy Petition Against the Conduit Investor. Each party hereto hereby covenants and agrees that, prior to the date which is one year and one day after the payment in full of all outstanding Commercial Paper or other rated indebtedness of a Conduit Investor, it will not institute against, or join any other Person in instituting against, such Conduit Investor any proceeding of a type referred to in the definition of Event of Bankruptcy.

SECTION 11.12 No Recourse Against any Conduit Investor. Notwithstanding anything to the contrary contained in this Agreement, the obligations of each Conduit Investor under this Agreement and all other Transaction Documents are solely the corporate obligations of each such Conduit Investor and shall be payable solely to the extent of funds received from the Seller in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

UNITED RENTALS RECEIVABLES LLC II, as Seller

By:
Name:
Title:

UNITED RENTALS, INC., as Collection Agent

By:
Name:
Title:

DEUTSCHE BANK SECURITIES, INC., as Agent

By:
Name:
Title:

By:
Name:
Title:

S-1	Receivables Purchase Agreement

Deutsche Bank Investor Group GEMINI SECURITIZATION CORP., as a Conduit Investor

By:
Name:
Title:

Commitment $250,000,000.00	DEUTSCHE BANK AG, NEW YORK BRANCH, as Group Agent, Administrator and as CP Committed Investor

By:
Name:
Title:

By:
Name:
Title:

S-2	Receivables Purchase Agreement

ANNEX I

Calculation of Required Reserves

“Required Reserves” at any time means the sum of (a) the Yield and Fee Reserve, (b) the Loss Reserve, (c) the Dilution Reserve and (d) the Branch Collection Reserve, each as in effect at such time.

“Branch Collection Reserve” means at any time an amount equal to the Branch Collections for the most recently ended calendar month in excess of 15% of the aggregate amount of all Collections for such calendar month.

“Dilution Horizon Factor” for any calendar month means the ratio computed as of the last day of such calendar month by dividing (a) the sum of the total aggregate Unpaid Balance of Receivables which arose during the preceding 65 calendar days (or such other time period as may be agreed to following each anniversary of the Closing Date with the prior written consent of the Agent, each Group Agent, the Seller and the Collection Agent) by (b) the aggregate initial Unpaid Balance of Receivables at the most recent Month End Date.

“Dilution Ratio” means the ratio (expressed as a percentage) computed for the most recently ended calendar month by dividing (a) the aggregate amount by which the Unpaid Balance of all Diluted Receivables were reduced or cancelled during such most recently ended calendar month by (b) the aggregate amount of credit sales by the Originators giving rise to Receivables in the preceding 65 calendar days (or such other time period as may be agreed to following each anniversary of the Closing Date with the prior written consent of the Agent, each Group Agent, the Seller and the Collection Agent).

“Dilution Reserve” means at any time during a calendar month an amount equal to the Eligible Receivables Balance, multiplied by the Dilution Reserve Percentage for such calendar month.

“Dilution Reserve Percentage” for any calendar month means the ratio computed as of the last day of such calendar month in accordance with the following formula:

Dilution Reserve Percentage = [(SF x ED) + (DS – ED) x (DS / ED)] x DHF

Where:

SF	=	the Stress Factor;
ED	=	the Expected Dilution;
DS	=	the Dilution Spike; and
DHF	=	the Dilution Horizon Factor.

“Dilution Spike” for any calendar month means the highest two month rolling average Dilution Ratio during the twelve months ending on the most recent Month End Date.

“Expected Dilution” for any calendar month means the average of the Dilution Ratios for the twelve months ending on the most recent Month End Date.

A-1	Receivables Purchase Agreement

“Loss Horizon Factor” for any calendar month means the ratio, expressed as a percentage, computed by dividing (a) the sum of the aggregate Unpaid Balance of Receivables which arose during the three month period ending on the most recent Month End Date by (b) the aggregate Unpaid Balance of Eligible Receivables at the most recent Month End Date.

“Loss Percentage” for any calendar month means a percentage equal to the greater of (a) the product of (i) the Stress Factor, multiplied by (ii) the Loss Horizon Factor for such calendar month, multiplied by (iii) the highest average Loss Ratio for any three month period occurring during the preceding twelve months, and (b) 10%.

“Stress Factor” means 2.25.

“Loss Ratio” for any calendar month, means the quotient, calculated as of the applicable Month End Date and expressed as a percentage, of (a) the aggregate initial Unpaid Balance of all Receivables that became Defaulted Receivables during such calendar month (other than Receivables that were, consistent with the Credit and Collection Policy of the applicable Originator, written off as uncollectable during such calendar month at a time when such Receivable was unpaid for 120 days or less from the original due date for such Receivable) divided by (b) the aggregate initial Unpaid Balance of Receivables which arose during the calendar month ending five months before such Month End Date.

“Loss Reserve” on any day during a calendar month means an amount equal to the product of (a) the Eligible Receivables Balance on such day, multiplied by (b) the Loss Percentage for such calendar month.

“Month End Date” means the last day of each calendar month.

“Yield and Fee Reserve” means at any time during a calendar month the sum of (a) the accrued and unpaid Yield, (b) accrued and unpaid Collection Agent Fees, (c) $100,000, (d) accrued and unpaid Commitment Fees and (e) an amount equal to the product of (i) the aggregate Unpaid Balances of all Receivables at such time and (ii) an amount equal to the following:

((RV x OR) + UF + CF) x (CTD x 2))/360

Where:

RV	=	the Fluctuation Factor;
OR	=	the Offshore Rate for a one-month Rate Period commencing on the date that is two Business Days after the date the Yield and Fee Reserve is calculated;
UF	=	the Usage Fee as defined in the Agent Fee Letter;
CF	=	the percentage per annum used to calculate the Collection Agent Fee; and
CTD	=	Cash Turnover Days.

A-2	Receivables Purchase Agreement

SCHEDULE 2

Lessors of Equipment that

Generates Leased Equipment Receivables

2-1	Receivables Purchase Agreement

SCHEDULE 4.1(f)

List of Actions and Suits

4.1(f)-1	Receivables Purchase Agreement

SCHEDULE 4.1(j)

Location of Certain Offices and Records

4.1(j)-1	Receivables Purchase Agreement

SCHEDULE 4.1(k)

List of Lock-box Account Banks and Lock-box Accounts

4.1(k)-1	Receivables Purchase Agreement

SCHEDULE 4.1(l)

List of Blocked Account Banks and Blocked Accounts

4.1(l)-1	Receivables Purchase Agreement

SCHEDULE 6.1

Financial Covenants

A. Minimum Interest Coverage Ratio. The Parent will not permit the Interest Coverage Ratio for any Computation Period ending during any period set forth below to be less than the ratio set forth opposite such period:

Period	Ratio

On or before December 31, 2003	1.15 to 1.0

January 1, 2004 through June 30, 2004	1.25 to 1.0

July 1, 2004 through December 31, 2004	1.30 to 1.0

January 1, 2005 and thereafter	1.65 to 1.0

B. Funded Debt to Cash Flow Ratio. The Parent will not permit the Funded Debt to Cash Flow Ratio as of the last day of any Fiscal Quarter to exceed 4.35 to 1.00.

C. Senior Debt to Tangible Assets. The Parent will not permit the ratio of (i) Senior Debt (excluding Securitization Obligations) to (ii) Tangible Assets (excluding, to the extent included in Tangible Assets, (A) all assets which are owned by a Special Purpose Vehicle or subject to a Lien in connection with a Securitization Transaction and (B) Excess Synthetic Lease Collateral (other than Excess Synthetic Lease Collateral securing the Existing Synthetic Leases)) to exceed 1.10 to 1.00 at any time.

D. Senior Debt to Cash Flow Ratio. The Parent will not permit the Senior Debt to Cash Flow Ratio as of the last day of any Fiscal Quarter to exceed 2.85 to 1.00.

E. Definitions. As used in this Schedule 6.1, the following terms shall have the following meanings:

“Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is required to be accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are acquired to be classified and

6-1	Receivables Purchase Agreement

accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Flow” means, as of the last day of any Fiscal Quarter, Consolidated Net Income for the Computation Period ending on such day plus, to the extent deducted in determining such Consolidated Net Income, Interest Expense (and, to the extent not included in Interest Expense, all interest and rental payments and purchase price obligations under Synthetic Leases), income tax expense, depreciation and amortization for such period, all calculated on a pro forma basis in accordance with Article 11 of Regulation S-X of the Securities and Exchange Commission to reflect any business combination or disposition that has been consummated subsequent to the commencement of such Computation Period.

“Computation Period” means each period of four Fiscal Quarters ending on the last day of a Fiscal Quarter on or after the Closing Date.

“Consolidated Net Income” means, with respect to the Parent and its Subsidiaries for any period, the net income (or loss) of the Parent and its Subsidiaries for such period, excluding (a) any extraordinary gains during such period, (b) if such period includes the Fiscal Quarter ending June 30, 2001, (i) up to $27,000,000 of financing fees incurred and written-off in such Fiscal Quarter as a result of the Transactions and (ii) up to $40,000,000 of charges taken in such Fiscal Quarter related to store closings and work force reductions, (c) any non-cash charges during such period attributable to the impairment of goodwill, (d) any non-cash charges during such period attributable to the amortization of deferred stock compensation, (e) any non-cash expenses during such period attributable to stock options and warrants with respect to Equity Interests in the Parent, (f) up to $40,000,000 of charges related to store closings and work force reductions initiated during any Fiscal Quarter ending on or after September 30, 2002, through March 31, 2003, (g) non-cash charges during any Fiscal Quarter ending after September 30, 2002, through December 31, 2003, in an aggregate amount not to exceed $15,000,000 for all Fiscal Quarters combined, attributable to the write-off of certain notes payable owed to the Parent or any of its Subsidiaries and (h) up to $7,500,000 of financing fees that may be written-off in the Fiscal Quarter ending December 31, 2002 (including in connection with the transactions contemplated by the Third Amendment and Agreement dated as of December 17, 2002, to this Agreement).

“Debt” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all Capital Lease Obligations of such Person as lessee under Capital Leases, (c) all obligations of such Person to pay the deferred purchase price of property or services (including Contingent Payments and Holdbacks but excluding trade accounts payable in the ordinary course of business), (d) all Debt secured by a Lien on the property of such Person, whether or not such Debt shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such Debt, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such Debt or the fair market value of all property of such Person securing such Debt), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account or upon the application

6-2	Receivables Purchase Agreement

of such Person, (f) all Hedging Obligations of such Person, (g) all Suretyship Liabilities of such Person and (h) all Synthetic Lease Obligations of such Person.

“Excess Synthetic Lease Collateral” means specified assets with a fair market value not exceeding 35% of the Synthetic Lease Obligations secured thereby.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of Parent and its Subsidiaries, which period shall be the 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2001”) refer to the Fiscal Year ending on December 31 of such calendar year.

“Funded Debt” means (a) all Debt of the Parent and its Subsidiaries and (b) to the extent not included in the definition of Debt, without duplication, all outstanding Securitization Obligations, but excluding (i) contingent obligations in respect of undrawn letters of credit and Suretyship Liabilities (except to the extent constituting contingent obligations or Suretyship Liabilities in respect of Funded Debt of a Person other than the Parent or any Subsidiary), (ii) Hedging Obligations, (iii) Debt of the Parent to Subsidiaries and Debt of Subsidiaries to the Parent or to other Subsidiaries and (iv) Debt (including guaranties thereof) in respect of the QuIPS Debentures and the QuIPS Preferred Securities.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no (a) phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or the Subsidiaries or (b) stock options, warrants or other agreements (including acquisition agreements) providing for the issuance of Equity Interests or of stock options, warrants or other rights to acquire Equity Interests shall be a Hedging Agreement.

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under any Hedging Agreement.

“Interest Coverage Ratio” means, for any computation Period, the ratio of (a) Consolidated Net Income before deducting Interest Expense, income tax expense, amortization (but not depreciation) and Rentals for such Computation Period to (b) Interest Expense plus (without duplication) Rentals (excluding Rentals relating to the principal component under Synthetic Leases) for such Computation Period.

“Interest Expense” means for any period the sum, without duplication, of (a) the consolidated interest expense of the Parent and its Subsidiaries for such period (including, without duplication, interest paid on the QuIPS Debentures, distributions on (but not redemptions of) the QuIPS Preferred Securities, imputed interest on Capital Leases and Synthetic Leases and any interest which is capitalized but excluding amortization of deferred financing costs) and (b)

6-3	Receivables Purchase Agreement

consolidated yield or discount accrued during such period on the aggregate investment or claim held by purchasers, assignees or other transferees of, or of interests in, accounts receivable, lease receivables and other rights to payment of the Parent and its Subsidiaries in connection with any Securitization Transaction (regardless of the accounting treatment of such Securitization Transaction).

“QuIPS Debentures” means the 6- 1/2% convertible subordinated debentures issued by the Parent to the QuIPS Trust pursuant to the QuIPS Indenture.

“QuIPS Guarantees” means (i) the Guarantee Agreement dated as of August 5, 1998, issued by the Parent (then known as United Rentals Holdings, Inc.) relating to the common securities of the QuIPS Trust and (ii) the Guarantee Agreement dated as of August 5, 1998, between the Parent (then known as United Rentals Holdings, Inc.) and The Bank of New York, as Trustee, relating to the QuIPS Preferred Securities.

“QuIPS Indenture” means the Indenture dated as of August 5, 1998, between the Parent (then known as United Rentals Holdings, Inc.) and The Bank of New York, as Trustee.

“QuIPS Preferred Securities” means the 6- 1/2% convertible quarterly income preferred securities issued by the QuIPS Trust pursuant to the QuIPS Purchase Agreement.

“QuIPS Purchase Agreement” means the Purchase Agreement dated as of July 30, 1998, among the QuIPS Trust, the Parent (then known as United Rentals Holdings, Inc.), the U.S. Borrower (then known as United Rentals, Inc.) and the purchasers named therein.

“QuIPS Trust” means United Rentals Trust I, a special purpose Delaware business trust established pursuant to the Amended and Restated Trust Agreement dated as of August 5, 1998, among the Parent (then known as United Rentals Holdings, Inc.), The Bank of New York, as Property Trustee, The Bank of New York (Delaware), as Delaware Trustee, and the administrative trustees named therein.

“Rentals” means the aggregate fixed amounts payable by Parent or any Subsidiary under any lease of (or other agreement conveying the right to use) any real or personal property by Parent or any Subsidiary, as lessee, other than (i) any Capital Lease or (ii) any lease with a remaining term of six months or less which is not renewable solely at the option of the lessee.

“Securitization Obligations” means, with respect to any Securitization Transaction, the aggregate investment or claim held at any time by all purchasers, assignees or transferees of (or of interests in) or holders of obligations that are supported or secured by (i) in the case of an Equipment Securitization Transaction, equipment or related assets (and leases, rental agreements, lease receivables, rights to payment and other interests, rights, and assets described in the definition of Equipment Securitization Transaction) in connection with such Equipment Securitization Transaction, and (ii) in the case of a Receivables Securitization Transaction, accounts receivable, lease receivables and other rights to payment in connection with such Receivables Securitization Transaction.

6-4	Receivables Purchase Agreement

“Senior Debt” means all Funded Debt of the Parent and its Subsidiaries other than Subordinated Debt.

“Senior Debt to Cash Flow Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Senior Debt as of such day to (ii) Cash Flow as of such day.

“Subordinated Debt” means (a) the $200,000,000 of 9.50% unsecured senior subordinated notes due 2008 issued by the U.S. Borrower (then known as United Rentals, Inc.) on May 22, 1998, and the unsecured subordinated guarantees thereof provided for in the applicable Subordinated Note Indenture, (b) the $205,000,000 of 8.80% unsecured senior subordinated notes due 2008 issued by the U.S. Borrower on August 12, 1998, and the unsecured subordinated guarantees thereof provided for in the applicable Subordinated Note Indenture, (c) the $300,000,000 of 9.25% unsecured senior subordinated notes due 2009 issued by the U.S. Borrower on December 15, 1998, and the unsecured subordinated guarantees thereof provided for in the applicable Subordinated Note Indenture, (d) the $250,000,000 of 9.0% unsecured senior subordinated notes due 2009 issued by the U.S. Borrower on March 23, 1999, and the unsecured subordinated guarantees thereof provided for in the applicable Subordinated Note Indenture, (e) Seller Subordinated Debt and (f) any other unsecured Debt of either Borrower and unsecured guarantees thereof by the Parent and/or any Subsidiary of the U.S. Borrower which (i) is owed to Persons other than officers, employees, directors or Affiliates of either Borrower, (ii) has no amortization prior to the date that is six months after the Term Loan Maturity Date and (iii) has subordination terms (including subordination terms with respect to guarantees), covenants, events of default and redemption provisions which are not less favorable to the Lenders than those set forth in the Subordinated Note Indentures or are otherwise approved by the Required Lenders, such approval not to be unreasonably withheld.

“Subordinated Note Indentures” means each of (a) the Indenture dated as of May 22, 1998, among the U.S. Borrower (then known as United Rentals, Inc.), various Subsidiaries of the U.S. Borrower and State Street Bank and Trust Company, as Trustee, pursuant to which the U.S. Borrower issued $200,000,000 of Subordinated Debt, (b) the Indenture dated as August 12, 1998, among the U.S. Borrower, various Subsidiaries of the U.S. Borrower and State Street Bank and Trust Company, as Trustee, pursuant to which the U.S. Borrower issued $205,000,000 of Subordinated Debt, (c) the Indenture dated as of December 15, 1998, among the U.S. Borrower, various Subsidiaries of the U.S. Borrower and State Street Bank and Trust Company, as Trustee, pursuant to which the U.S. Borrower issued $300,000,000 of Subordinated Debt and (d) the Indenture dated as of March 23, 1999, among the U.S. Borrower, various Subsidiaries of the U.S. Borrower and The Bank of New York, as Trustee, pursuant to which the U.S. Borrower issued $250,000,000 of Subordinated Debt.

“Suretyship Liability” means, with respect to any Person, any liability of such Person with respect to any agreement, undertaking or arrangement by which such Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any Debt (or, other than for purposes of the definition of Debt, any other obligation or other liability) of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends

6-5	Receivables Purchase Agreement

or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

“Synthetic Lease” means a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” means, with respect to any Person, the sum of (a) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (b) all rental and purchase price payment obligations of such Person under Synthetic Leases assuming such Person exercises the option to purchase the leased property at the end of the lease term.

“Tangible Assets” means at any time all assets of the Parent and its Subsidiaries excluding all Intangible Assets. For purposes of the foregoing, “Intangible Assets” means goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organization expense and any other assets that are properly classified as intangible assets in accordance with GAAP.

6-6	Receivables Purchase Agreement

SCHEDULE 11.3

Address and Payment Information

If to the Conduit Investor:

Gemini Securitization Corp.

c/o Deutsche Bank AG, New York Branch

60 Wall Street

New York, NY 10005

Attention: Structured Finance

Telephone: 212-469-5934

Facsimile: 212-797-5150

(with a copy to the Administrator)

If to the Seller:

United Rentals Receivables LLC II

Five Greenwich Office Park

Greenwich, Connecticut 06830

Attention: Elliot Mayer

Telephone: 203-618-7202

Facsimile: 203-622-6080

Payment Information:

Bank of America, N.A.

345 Montgomery Lane

San Francisco, California 94104

ABA 121000358

Account 1499805393

Reference URI Concentration

If to the Collection Agent:

United Rentals, Inc.

Five Greenwich Office Park

Greenwich, Connecticut 06830

Attention: Elliot Mayer

Telephone: 203-618-7202

Facsimile: 203-622-6080

If to the Agent:

Deutsche Bank Securities, Inc.

60 Wall Street

11.3-1	Receivables Purchase Agreement

New York, NY 10005

Attention:	Kevin Tanzer
Telephone:	212-250-5934
Facsimile:	212-797-5160

If to the Administrator or to the Group Agent for the Investor Group including Gemini:

Deutsche Bank AG, New York Branch

60 Wall Street

New York, NY 10005

Attention:	Structured Finance
Telephone:	212-469-5934
Facsimile:	212-797-5150

Payment Information:

Fed ABA:	026-003-780
Fed Bank:	Deutsche Bank NY
Account Name:	Gemini Securitization Corp.
Account No.:	10-463646-0008
Attention:	Siegfried Rader Ph: 212-469-3737
Reference:	United Rentals Receivables LLC II

11.3-2	Receivables Purchase Agreement